 As filed with the Securities and Exchange Commission on October 26, 1999
                                                      Registration No. 333-88019
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                              AMENDMENT NO. 2
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ----------------
                               HEALTHCENTRAL.COM
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                      7375                     94-3250851
    (State or Other            (Primary Standard            (I.R.S. Employer
    Jurisdiction of                Industrial            Identification Number)
    Incorporation or          Classification Code
     Organization)                  Number)
                       6001 Shellmound Street, Suite 800
                              Emeryville, CA 94608
                                 (510) 250-2500
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                                ----------------
                                Albert L. Greene
                            Chief Executive Officer
                               HealthCentral.com
                       6001 Shellmound Street, Suite 800
                              Emeryville, CA 94608
                                 (510) 250-2500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ----------------
                                   Copies to:
           Mark A. Medearis                        Craig S. Andrews
             Laurel Finch                          David G. Odrich
              Scott Ring                          Jeffrey C. Thacker
              Gene Yoon                            Michelle A. Lara
          VENTURE LAW GROUP                BROBECK, PHLEGER & HARRISON LLP
      A Professional Corporation                 550 West "C" Street
         2800 Sand Hill Road                          Suite 1300
         Menlo Park, CA 94025                    San Diego, CA 92101
                                ----------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                                ----------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of Securities To                                       Amount of Registration Fee
                  Be                    Proposed Maximum Aggregate Offering
              Registered                             price (1)
------------------------------------------------------------------------------------------------------
 Common stock, par value $   per share              $86,250,000                   $23,977.50 (2)
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) and Rule 457(o) under the Securities Act.
(2) $23,977.50 has been previously paid by the Registrant in connection with the filing of the Registration Statement on September 29, 1999.
                                ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject To Completion, Dated October 26, 1999

                            [HEALTHCENTRAL.COM LOGO]

                                       Shares
                                  Common Stock

--------------------------------------------------------------------------------

We are offering             shares of our common stock. This is our initial
public offering, and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "HCEN." We anticipate that the initial public
offering price will be between $      and $     per share.

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                                                                Per Share Total
                                                                --------- -----
Public offering price..........................................   $       $
Underwriting discounts and commissions.........................   $       $
Proceeds to HealthCentral.com..................................   $       $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an
additional            shares of our common stock to cover over-allotments.
Lehman Brothers expects to deliver the shares of common stock to purchasers on , 1999.

--------------------------------------------------------------------------------

Lehman Brothers                                                Hambrecht & Quist

     Pacific Growth Equities, Inc.

                     Wit Capital Corporation

The date of this prospectus is      , 1999

Inside Front Cover

Description of page:

This page will portray the www.healthcentral.com homepage and related websites from the HealthCentral.com network.

At the top of the page will be a description of the HealthCentral.com network. The pulled quote will read as follows:

  Our company network provides online healthcare content and e-commerce to consumers through our HealthCentral.com network. Our goal is to become the most trusted and complete source of online healthcare information and products.

On the left side of the page, we will be a picture of the homepage for www.healthcentral.com.

On the right side of the page, we will show 3 screens, in cascading format, from the websites in the HealthCentral.com network.

The front screen will be a screen from www.epills.com. This screen will be viewed in its entirety.

Behind the www.epills.com screen will be a screen from the AltaVista/HealthCentral.com co-branded health channel. Only the header from this screen will be visible.

Behind the AltaVista/HealthCentral.com screen will be a screen from www.peoplespharmacy.healthcentral.com. Only the header from this screen will be visible.

Gatefold Page One

Description of page:

This page will be split into two. The top of the page will describe our Institutional Internet Services business. The bottom half of the page will describe our content.

Top Half of Page

For the top half of the page, which describes our Institutional Internet Services business, the following pulled quote will read across the top of the page:

  In addition to our HealthCentral.com network, we act as an application service provider for healthcare institutions by designing, hosting and maintaining private label websites for these institutions.

Beneath the above quote will be three screens, displayed horizontally from left to right, from the homepages of three institutional clients.

The screen on the left will be a picture of the homepage of www.catholichealthcarewest.com. Directly beneath the picture of this screen will read the following quote:

  Catholic Healthcare West is a network of 48 hospitals, ancillary facilities, home care and physician organizations based in California, Arizona and Nevada.

The screen in the middle will be a picture of the homepage will be from the homepage of www.scrippsclinic.com. Directly beneath the picture of this screen will read the following quote:

  Scripps Clinic is a medical group and clinical research organization with over 320 physicians based in San Diego, California.

The screen on the far right will be from the homepage of www.brownandtoland.com. Directly beneath the picture of this screen will read the following quote:

  Brown & Toland Medical Group is a partnership of University of California at San Francisco and California Pacific Physicians with over 1,200 physicians.

The Bottom Half of Page Two

The bottom half of the page will describe content offered on the HealthCentral.com network. At the top of this part of the page will read the following quote:

  Our HealthCentral.com network is built on the provision of unique and engaging information from medical professionals who have established a high degree of trust with consumers in the traditional media.

On the left will be a picture of Dr. Dean Edell. Directly beneath the picture of Dr. Edell will read the following quote:

  Dr. Dean Edell is one the leading physician broadcasters over the past twenty years. Dr. Edell is the host of the Dr. Dean Edell show, a daily one-hour radio program on over 300 radio station stations. Dr. Edell also has a daily syndicated television report, which is broadcast in over 50 markets. Dr. Edell reaches a combined 20 million individuals each week.

To the right of the picture of Dr. Edell will be the The People's Pharmacy logo. Directly beneath the logo will read the following quote:

  Joe and Teresa Graedon write The People's Pharmacy, a newspaper column syndicated by King Features and published three times per week in over 100 markets. The Graedon's also host a weekly radio show broadcast on over 500 stations in more than 100 countries.

Gatefold Page Two

Description of Page

This page will be divided into two parts.

Top Half of Page

The top half of this page will show a picture of the homepage from www.healthcentral.com. Lines will point to specific features on the homepage screen. The following quotes will be used in reference to the features:

  Search engine: provides rapid keyword searches through large volumes of content

  Today's Top Stories: provides up-to-date news selected, organized and edited by our editorial team

  Dr. Dean Today: provides the most recent topics covered by Dr. Dean in his radio and television broadcasts

  Dr. Dean Topics: provides topics covered by Dr. Dean over the past few weeks

  Columnists: original healthcare editorial columns

  New Specials: provides engaging news polls and quizzes

  Health Profile: provides unique personalization tools that encourage users to get personal feedback about their health with mini-profiles on nutrition, fitness, stress, and more.

  My Health: includes Make My News (news pages that are personalized to user's specific health interests); Cools Tools (engaging questionnaires and simple tests to assess or demonstrate various health topics); Health Newsletters sign-up (free daily, weekly and monthly email newsletters on various health topics); and many features.

  Centers: Over 90 different collections of resources updated weekly focusing on different health-related topics

Bottom Half of Page

The bottom half of this page will be the homepage from www.epills.com. Lines will point to specific features on the homepage screen. The following quotes will be used in reference to the features:

  The Health category includes over-the counter remedies, products for eye and ear care, family planning, and home health.

  The Personal Care category includes products related to deodorants, foot care, men's care, oral hygiene, soaps and women's care.

  The Supplements category includes adult nutritionals, diet, herbs, minerals, natural health, sports and fitness and vitamins.

  The Beauty Category includes cosmetics, fragrances, hair care, nail care, skin care and sun care products.

  The Parenting category includes baby care, child care and prenatal products.

  The Prescription category includes prescription medications for chronic and acute illnesses.

  The search engine allows customers to browse the entire inventory by keyword, such as product name, brand name or description.

  The virtual Shopping Bag feature remains on the screen at all times so that the customer never has to go to a different page to select a product. Customers have a variety of shipping options, including UPS Next Day Air.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Special Note Regarding Forward-Looking Statements........................  25
Use of Proceeds..........................................................  25
Dividend Policy..........................................................  25
Capitalization...........................................................  26
Dilution.................................................................  27
Selected Financial Data..................................................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations ..........................................................  30

                                                                            Page
                                                                            ----
Business...................................................................  35
Management.................................................................  57
Transactions with Affiliates...............................................  66
Principal Stockholders.....................................................  69
Description of Capital Stock...............................................  71
Shares Eligible for Future Sale............................................  74
Underwriting...............................................................  76
Legal Matters..............................................................  79
Experts....................................................................  79
Additional Information.....................................................  79
Index to Financial Statements.............................................. F-1

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

   In this prospectus, references to the "Company," "HealthCentral.com," "we," "us," and "our" refer to HealthCentral.com and its subsidiaries, ePills Inc. and Windom Health Enterprises, Inc.

   Until     , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

   "HealthCentral.com," "Windom Health," "ePills.com," "RxList.com," "HealthView" and "LifeView" are our trademarks. This prospectus also makes reference to trademarks of other companies.

   This prospectus includes statistical data regarding the Internet industry from information published by industry sources such as Cyber Dialogue, IDC, Forrester Research and Jupiter Communications. Although we believe that this data is generally indicative of the matters expressed, it is inherently imprecise, and you should not place undue reliance on this data.

                               PROSPECTUS SUMMARY

   Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the financial statements and notes, before deciding to invest in shares of our common stock.

                               HealthCentral.com

Our Business

   Our company provides online healthcare content and e-commerce to consumers through our HealthCentral.com network, which consists of the following websites:

  . www.HealthCentral.com. HealthCentral.com is our flagship website that provides original, trustworthy, up-to-date and personalized online healthcare information to consumers. The cornerstone of HealthCentral.com is our relationship with Dr. Dean Edell, a widely recognized television and radio personality who has a daily syndicated radio program that is broadcast on over 300 radio stations, and a syndicated television report broadcast in over 50 television markets, reaching a combined 20 million individuals per week. In August 1999, according to an audit completed by Nielsen I/PRO, www.healthcentral.com attracted five million page views, and according to Double Click 599,400 unique users.

  . www.ePills.com. ePills.com is our online drug store, offering over 23,000 stock keeping units, or SKUs, a term used to describe distinct retail products. ePills.com has fulfillment agreements with Bergen Brunswig, a major drug distributor, for health and beauty aids, over-the-counter products and prescription drug orders. ePills.com is one of five health anchor tenants on the America Online HealthOnline Pharmacy Channel.

  . www.RxList.com. Rx.List.com is our online database of over 4,000 pharmaceuticals and other medicines, with extensive information on 600 entries. RxList.com has been developed and enhanced since 1995. RxList.com has direct links from over 10,000 websites and search engines seeking drug information. According to Nielsen I/PRO, www.RxList.com attracted 2.8 million page views in September 1999, and, according to Double Click, 364,000 unique users in that same month.

   We intend to expand our HealthCentral.com network through additional websites and relationships. We recently entered into an agreement with AltaVista under which we will be the exclusive healthcare content provider to its website, subject to conditions, and we expect to launch a co-branded health channel in the first quarter of 2000. In the fourth quarter of 1999, we intend to launch www.peoplespharmacy.healthcentral.com, featuring pharmacy-related content provided exclusively by the authors of The People's Pharmacy, a newspaper column published three times a week in over 100 markets. We also have an agreement with MediaLinx, a Canadian portal, to launch a co-branded health channel focusing on Canadian health content, which we intend to launch in the fourth quarter of 1999.

   In addition, we act as an application service provider for healthcare institutions by designing, hosting and maintaining private label websites for them. Some of our current clients include Brown and Toland, Scripps Clinic, Sutter Health and Catholic Healthcare West.

Our Market Opportunity

   The Internet has become an increasingly popular source of healthcare information and products. Consumer research conducted by Cyber Dialogue in 1999 found that 24.8 million U.S. adults search for health information on the Internet, with the number expected to grow to 30 million in the year 2000. The explosive growth in demand for online health information has been driven by consumers seeking to make better informed personal healthcare decisions. Consumers are also increasingly purchasing healthcare products on the Internet. Forrester Research estimates that 31.6% of surveyed Internet users shopped for healthcare products online during the previous six months. In addition, Jupiter Communications estimates that consumer purchases of healthcare goods are expected to grow from $2.4 million in 1998 to $1.7 billion in 2003.

Our Business Model

   We believe we are strongly positioned to integrate a wide range of health-related content with a complete healthcare e-commerce solution. Through our HealthCentral.com network, we derive revenue from advertisements, sponsorships and e-commerce. Through our institutional Internet services business, we derive revenue from annual license fees for applications, content, hosting and maintenance services, as well as from development fees for customization services. Our goal is to become the consumer's most trusted and complete online source of healthcare information and products.

Our Strategy

   Our business strategy incorporates the following key elements:

  . build our brands and drive network traffic by using cross-media exposure through our relationships with established medical professionals in traditional media such as Dr. Dean Edell and Joe and Teresa Graedon, through our portal deals with AltaVista, America Online and MediaLinx and through television, radio and newspapers;

  . cultivate our multiple revenue streams of sponsorship and advertising fees principally from our flagship HealthCentral.com website and our RxList.com website, e-commerce revenue from ePills.com, and fees and licensing revenue from products and services that we provide to our institutional clients;

  . continue to add unique and compelling content to our HealthCentral.com network;

  . attract a growing base of customers to ePills.com and provide them with a superior shopping experience by offering them a complete line of drug store products and useful links to content on HealthCentral.com, RxList.com and PeoplesPharmacy.HealthCentral.com;

  . leverage personalization features and interactive tools to increase users' return visits to our network;

  . maintain and strengthen a relationship of trust with our users and consumers; and

  . leverage our existing strategic relationships with AltaVista, America
    Online and Bergen Brunswig, and pursue additional complementary relationships.

   Our principal executive offices are located at 6001 Shellmound Street, Suite 800, Emeryville, CA 94608. Our telephone number at that location is (510) 250-2500. Information contained on the websites on the HealthCentral.com network, including www.healthcentral.com, www.rxlist.com and www.epills.com, does not constitute part of this prospectus.

                                RxList.com

   In October 1999, we entered into an acquisition agreement with RxList.com, Inc., an online drug database with the website www.rxlist.com. Under the terms of the acquisition agreement, RxList.com will be merged into HealthCentral.com in exchange for 942,200 shares of our common stock, an aggregate of $2.6 million in notes payable and $400,000 in assumed liabilities. We believe that the acquisition of RxList will increase our network traffic and add content sought by both consumers and medical professionals. The acquisition is subject to conditions to closing, including that all representations and warranties must be materially true at closing and that we shall have entered into employment and noncompetition agreements with an officer of RxList.com. This prospectus assumes that all conditions to closing have been satisfied and that the acquisition of RxList.com has been consummated.

                                  The Offering

 Common stock offered by HealthCentral.com..........      shares
 Common stock to be outstanding after the offering..      shares
 Use of proceeds.................................... Working capital, sales and marketing, funding
                                                     contractual obligations,
                                                     website and content
                                                     development,
                                                     infrastructure
                                                     improvements, funding
                                                     operating losses and
                                                     potential acquisitions.
                                                     See "Use of Proceeds."
 Proposed Nasdaq National Market symbol............. HCEN

   This table is based on shares outstanding as of August 31, 1999 and excludes shares that may be issued on exercise of the following options and warrants:

  . 1,890,177 shares subject to outstanding options at a weighted average exercise price of $0.67;

  . 744,361 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.57 per share;

  . an aggregate of 1,093,064 shares available for future issuance under our 1998 Stock Plan;

  . an aggregate of 1,776,923 shares to be issued or reserved for issuance pursuant to the assumption of options outstanding in connection with our acquisition of ePills.com; and

  . an aggregate of 942,200 shares to be issued in connection with our acquisition of RxList.com.

   Except as otherwise indicated, all information in this prospectus is based on the following assumptions: (a) the conversion of each outstanding share of preferred stock into one share of common stock immediately before the completion of this offering, (b) a 1.4-for-1 split of our capital stock effective upon the completion of this offering, (c) no exercise of the underwriters' overallotment option, (d) our reincorporation in Delaware before the effectiveness of this offering, (e) the filing of our amended and restated certificate of incorporation upon completion of this offering and (f) the closing of our acquisition of RxList.com.

                             Summary Financial Data

   The following table sets forth summary financial data for our company. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Please see the financial statements and the notes to the statements appearing elsewhere in this prospectus for the determination of the number of shares used in computing basic and diluted and pro forma basic and diluted net loss per share.

                          Years Ended December 31,    Six Months Ended June 30,
                          --------------------------  --------------------------
                              1997          1998         1998          1999
                          ------------  ------------  ------------ -------------
Statement of Operations
Data:
Revenues................  $        --   $     15,259  $       --   $     126,546
Total operating
 expenses...............         1,148       461,494        2,619      2,092,574
                          ------------  ------------  -----------  -------------
Loss from operations....        (1,148)     (446,235)      (2,169)    (1,966,028)
Interest income, net....           --            --           --           7,519
                          ------------  ------------  -----------  -------------
Net loss................  $     (1,148) $   (446,235)   $  (2,619) $  (1,958,509)
                          ============  ============  ===========  =============
Basic and diluted net
 loss per share.........  $        --   $      (0.09) $       --   $       (0.37)
                          ============  ============  ===========  =============
Shares used in computing
 basic and diluted net
 loss per share.........     5,163,200     5,221,800    5,215,400      5,238,187
                          ============  ============  ===========  =============
Pro forma basic and
 diluted net loss per
 share..................                $      (0.09)              $       (0.31)
                                        ============               =============
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                   5,246,655                   6,372,187
                                        ============               =============

   The pro forma balance sheet data as of June 30, 1999 reflects:

  . the acquisition of Windom Health in August 1999, including $51,000 in cash, a $458,000 note payable and 2,357,341 shares of common stock issued to shareholders of Windom Health Enterprises, Inc.;

  . the net proceeds from the sale of 4,523,065 shares of Series B preferred stock in August and September 1999;

  . the acquisition of ePills.com in September 1999, including the 1,776,923 shares of common stock issued or reserved for issuance pursuant to the assumption of options outstanding to ePills.com stockholders; and

  . the acquisition of RxList.com in October 1999, including the 942,200 shares of common stock, an aggregate of $2.6 million in notes payable issued to shareholders of RxList.com, and $400,000 in assumed liabilities.

   The pro forma as adjusted balance sheet data gives effect to our receipt of
the estimated net proceeds from the sale of           shares of common stock in
this offering at an assumed initial public offering price of $      per share
after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us.

                                                     June 30, 1999
                                           -----------------------------------
                                                                    Pro Forma
                                             Actual     Pro Forma  As Adjusted
                                           ----------  ----------- -----------
Balance Sheet Data:
Cash and cash equivalents................. $   69,383  $19,931,811  $    --
Working capital (deficit).................   (314,675)  13,646,949       --
Total assets..............................  1,579,662   59,354,072       --
Long-term obligations, including current
 portion..................................    500,000    3,785,534       --
Total stockholders' equity................    547,055   51,835,934       --

                                  RISK FACTORS

   You should carefully consider the following risks in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are the ones we currently deem to be material and that we believe are specific to our company, our industry and this offering, but are not the only risks we face. If any of these or other risks actually occurs, the trading price of our common stock could decline, and you may lose all or a part of your investment.

 Risks Related to Our Business

We have a limited operating history, which makes it difficult for investors to evaluate an investment in our common stock.

   We launched our HealthCentral.com network in November 1998, and our ePills.com website was launched in September 1999. We therefore have a limited operating history on which you can evaluate our business. We may not be able to achieve revenue growth or profitability. You should consider an investment in our stock in light of the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets such as the Internet healthcare market. These challenges include our ability to:

  . attract and retain a large audience of users to our HealthCentral.com network;

  . compete effectively against better-established Internet health companies;

  .  gain advertising and sponsorship revenue;

  .  implement a successful e-commerce strategy;

  . maintain our current, and build new, strategic alliances with portals, physician groups, content providers and other third parties;

  .  develop our institutional Internet services business;

  .  develop and upgrade our technology; and

  .  attract, retain and motivate qualified personnel.

We have a history of losses and expect our expenses to increase, and thus may never become profitable.

   Since our inception, we have had very limited revenues and have incurred net losses in each year. As of June 30, 1999, we had an accumulated deficit of approximately $2.4 million. While we are unable to predict accurately our future operating expenses, we currently expect these expenses to increase substantially, as we, among other things:

  . enter into third party alliances to expand our HealthCentral.com network;

  .  promote our brands;

  .  develop or acquire content;

  .  hire additional employees;

  . increase our sales and marketing activities, including making substantial payments to advertising partners;

  .  develop and expand our systems infrastructure and support functions; and

  .  offer product promotions.

   We expect our operating expenses to substantially exceed revenues for the foreseeable future, and we may never become profitable.

A failure to build our brand names quickly and significantly will result in lower than expected revenues.

 We must build our brands in a market dominated by better established competitors.

   If we do not gain significant brand recognition quickly, we may lose the opportunity to build a critical mass of customers and our business may fail. Some of our competitors, such as drkoop.com, drugstore.com and planetRx have much stronger name recognition than we do. The increasing competition in our markets makes building a brand more expensive and difficult than it otherwise would be. To increase brand recognition, we will need to increase substantially our sales and marketing efforts, our third party alliances, and our content, product and service offerings, all of which are expensive.

 We need to build three separate brand names for each of HealthCentral.com, ePills.com and Windom Health, and this brand management strategy is expensive and difficult.

   We intend to build separate brands around our HealthCentral.com consumer network, including our ePills.com online drug store, and our Windom Health institutional Internet services. This brand management strategy is based on our intention to separate e-commerce and institutional activities from the provision of health information to consumers so that our commercial activities do not impair perceptions of the trustworthiness of our content. This brand management strategy may be more expensive and less effective than a strategy based on one brand. If this strategy confuses consumers or if our e-commerce or institutional Internet services taints the trustworthiness of our content in consumers' minds, then our business could suffer.

   In addition, we intend to market our ePills.com brand in conjunction with the Good Neighbor Pharmacy service mark, which we have licensed from Bergen Brunswig. However, there already exists a Good Neighbor Pharmacy website and one or more of the 2,000 independent pharmacies in the Good Neighbor Pharmacy Network may develop their own websites for the promotion of their own stores. This possible proliferation of websites using the Good Neighbor Pharmacy mark could cause confusion and dilute our ePills.com brand.

We depend on Dr. Dean Edell to provide us with unique content and credibility, and any failure by Dr. Edell to participate in our business could result in reduced site traffic and revenues.

   We rely on Dr. Dean Edell, one of our co-founders, to provide unique content for, and drive traffic to, our HealthCentral.com network, neither of which he is paid for or contractually obligated to do. If Dr. Edell ceased providing us with content or ceased mentioning our HealthCentral.com network on his television and radio shows, we would have to find a replacement for this unique content or an alternative means of driving traffic to our site, both of which would be difficult and expensive to do. If Dr. Edell started charging us a fee for either of these activities, our expenses would increase.

   In addition, Premiere Radio Networks, the syndicator of Dr. Edell's radio show, owns the exclusive rights to broadcast and redistribute Dr. Edell's radio shows in all forms of media, including the Internet. Under his agreement with Premiere Radio Networks, Dr. Edell has agreed not to authorize the use of his name or likeness to promote any product or service in any way that would conflict with his programs' advertisers or potential advertisers, or would impair his credibility as a program host.

   Any diminishment in Dr. Edell's reputation as a medical expert and advisor, his death or incapacity, the expiration of his 15 year agreement with us, or any other development that would cause us to lose the benefits of our affiliation with Dr. Edell could diminish our standing with healthcare consumers as a credible source of healthcare information and could harm our business. Although we do maintain key person life insurance for Dr. Edell, his role in providing unique content and marketing for the HealthCentral.com network is sufficiently critical that the insurance would not adequately protect us in the event of his loss. See "Business--Strategic Relationships."

We face substantial competition from better established companies, which could result in our failure to gain needed market share.

   Over 15,000 healthcare websites compete with us for users, advertisers, e-commerce transactions, institutional clientele and other sources of online revenue, and the number of online participants in the healthcare market is increasing at a rapid rate. In addition, traditional media and healthcare providers compete for consumers' attention both through traditional means as well as through new Internet initiatives.

 HealthCentral.com Website

   We currently compete directly for users, advertisers and content providers with numerous Internet and non-Internet businesses, including:

  .  health-related online services or websites targeted at consumers;

  .  online and Internet portal companies;

  . healthcare providers and payors, which offer healthcare information through the Internet; and

  . other consumer affinity groups that offer healthcare-related content to special demographic groups.

See "Business--Competition--HealthCentral.com."

 ePills.com Online Drug Store

   Through ePills.com, we compete with online companies that sell pharmaceuticals as well as over-the-counter drug and health, beauty and personal care items, such as drugstore.com and planetRx, and pharmacy benefit managers, or PBMs, that sell pharmaceuticals directly.

   We compete with traditional brick-and-mortar drug stores, including drug store chains, discount drug stores, supermarkets, combination food and drug stores, mass market retailers, independent drug stores and local merchants. See "--We need to generate substantial revenues from our e-commerce business for healthcare products, and yet this market is unproven and we have limited experience in it--Consumers may reject the concept of an online drug store in favor of a brick-and-mortar drug store." Many of these brick-and-mortar drug stores are also beginning to offer online services. We also compete with hospitals, HMOs and mail order prescription drug providers, all of whom are or may begin offering products and services over the Internet.

   Most of our current and potential competitors enjoy substantial competitive advantages, such as:

  .  greater name recognition and larger marketing budgets and resources;

  .  established marketing relationships with manufacturers and advertisers;

  .  larger customer and user bases;

  .  substantially greater financial, technical and other resources; and

  .  larger production and technical staffs.

   We believe that we may face a significant competitive challenge from our competitors forming alliances with each other. For instance, drugstore.com has formed an alliance with RiteAid. In addition, PBMs and HMOs could form alliances with our competitors that would prevent them from also entering into relationships with us. For example, planetRx has formed a strategic alliance with Express Scripts, Inc.

   We believe the main competitive factors in the health-related e-commerce market are the availability of branded products, selection, convenience, price, quality of search tools, and reliability and speed of fulfillment for products ordered. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of, or failure to build, market share, any of which could harm our business. See "Business--Competition--ePills.com."

 Institutional Internet Services

   In the market for institutional Internet services, we compete mainly with payors' and providers' internal systems development teams, with local web development companies, and with other consumer-oriented websites that are selling applications to institutions, such as drkoop.com, Baby Center's CHI division and WebMD.

   Healthcare participants may determine that our tools and website development and maintenance services are inferior to those of our competitors, our product mix is inappropriate for their needs, or that it would be more efficient and desirable for them to independently develop and manage the process of exchanging information with their consumers over the Internet. See "Business-- Competition--Institutional Internet Services."

We need to generate substantial revenues from our e-commerce business for healthcare products, and yet the market is unproven and we have limited experience in it.

 The healthcare e-commerce market is unproven.

   The online market for pharmaceutical and other health products is in its infancy. This market is significantly less developed than the online market for books, music, software, toys, auctions and a number of other consumer products. Even if Internet usage and electronic commerce continues to increase, the rate of growth, if any, of the online pharmacy and health products market could be significantly less than the online market for other products. Our rate of revenue growth could therefore be significantly less than that of other online merchants.

 Consumers may reject the concept of an online drug store in favor of a brick-and-mortar drug store.

   Historically, many pharmaceutical products have been sold through the personal referral of a physician or pharmacist, and thus there is no established business model for the sale of healthcare products or services over the Internet. Specific factors that could prevent widespread customer acceptance of our online drug store include:

  . lack of coverage of customer prescriptions by insurance carriers or pharmacy benefit managers;

  .  lack of consumer awareness of our online drug store;

  . delivery time associated with Internet orders, as compared to the immediate receipt of products at a physical store;

  . shipping charges, which do not apply to shopping at brick-and-mortar pharmacies;

  .  lack of face-to-face interaction with a pharmacist;

  . pricing that does not meet customer expectations of finding the lowest price on the Internet;

  . additional steps and delays in ensuring insurance coverage for prescription products;

  . customer concerns about the security of online transactions and the privacy of their personal health information;

  . product damage from shipping or shipments of wrong or expired products from our fulfillment partners, resulting in a failure to establish customers' trust in buying pharmacy and other health products online;

  .  acute conditions that require immediate access to prescriptions;

  .  delays in responses to customer inquiries or in deliveries to customers;
     and

  .  difficulties in returning or exchanging orders.

 We have little experience in the healthcare e-commerce market.

   ePills.com was only incorporated in January 1999 and only launched its website in September 1999, and thus ePills.com has no experience to date in the sale of healthcare products and services online. Prior to our acquisition of ePills.com, we had no experience in the online sale of health products. If we do not successfully develop our e-commerce operation, our business could fail.

We rely on Bergen Brunswig and Medi-Mail for fulfillment of our orders and access to pharmacy benefit managers, and this relationship involves many risks.

   In July and September 1999, ePills.com entered into a series of agreements with Bergen Brunswig and its Medi-Mail subsidiary. These agreements are central to our e-commerce strategy, and they include various arrangements relating to the fulfillment of orders placed on our ePills.com website for healthcare products and access to the PlusCare Provider Network of pharmacy benefit managers. Under these agreements, Bergen Brunswig will be our exclusive fulfillment provider for health and beauty and over-the-counter products and Medi-Mail will be our exclusive fulfillment provider for most prescription drug orders. This type of arrangement is complex, and there are many important details regarding pricing, revenue sharing and operational procedures which ePills.com and Bergen Brunswig have not yet finalized. This arrangement will thus require a great deal of effort to operate successfully, and there are many risks related to these relationships, including some that we may not have foreseen. In addition, these agreements expire in five years, and they may not be renewed on favorable terms, or at all. If for any reason we could not renew these agreements or enter into similar contractual arrangements with a licensed pharmacy, we could not operate our online pharmacy business without becoming a licensed pharmacy ourselves. This process is extremely expensive and difficult. If the intended benefits are not realized from ePills.com's relationship with Bergen Brunswig, customer perceptions, revenues and our ability to execute our e-commerce strategy may be jeopardized.

   We expect that Medi-Mail will fill prescription orders placed on ePills.com's website by mail, and that Bergen Brunswig will fulfill orders for over-the-counter and health and beauty aid products placed through ePills.com by mail. This fulfillment mechanism is complex and will require us to integrate Bergen Brunswig's fulfillment systems with our web-based systems. Integrating different information systems is technically difficult and may be delayed, which could delay our receipt of revenues and diminish customer acceptance.

   ePills.com has an agreement with Bergen Brunswig regarding access to the PlusCare Provider Network of over 70 pharmacy benefit managers. These PBMs provide pharmacy benefits for customers of approximately 4,000 individual pharmacies. Medi-Mail is one of these pharmacies that has access to the benefits provided by the PlusCare Provider Network. Notwithstanding assurances from Bergen Brunswig regarding PBM access, Bergen Brunswig may be subject to restrictions in the agreements with its individual PBMs that are unknown to us. In addition, these contracts are typically subject to periodic renewal, and thus we are subject to the risk of these contracts not being renewed at all, or being renewed on terms that are not favorable to us. Furthermore, PBMs may determine in the future to move business away from Medi-Mail for a variety of reasons, including competitive reasons. As a result of these contractual and business uncertainties, our revenue may be less than currently expected. In addition, under our Medi-Mail agreement we bear the ultimate credit risk of collecting from both consumers and payors. Finally, after the earlier of four months or ten days after the closing of this offering, Bergen Brunswig will be able to enter into additional agreements with other online pharmacy companies and grant them access rights to these PBMs, which could diminish any competitive advantage we may have.

We may need to raise additional capital in the future and may not be able to raise it on acceptable terms, or at all.

   We expect the proceeds of our initial public offering, together with existing cash and cash equivalents to fund our operations for approximately 12 months. We do not expect a significant improvement in cash flows from operations over this period and we need to make substantial investments in our marketing and sales, our e-commerce capability and our technology and other operations infrastructure. Moreover, we are contractually obligated to pay AltaVista $32.5 million and America Online $14.1 million over the course of the next two years. The extent and timing of our capital requirements will depend upon several factors, including:

  .  the rate of our sales and marketing spending;

  . our ability to generate revenue from advertising, e-commerce and our institutional Internet services;

  .  our ability to increase traffic on our HealthCentral.com website;

  .  the cost of expanding our content offerings; and

  . the cost of technology upgrades and systems integration related to our network infrastructure.

   The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. Any debt securities issued could have rights senior to holders of common stock and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all. In either case, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance editorial content or our e-commerce business, or otherwise respond to competitive pressure would be significantly limited.

We are obligated to pay AltaVista and America Online combined approximately $48.6 million in cash and stock over the next two years, and if we do not receive expected revenues from these relationships, our business could suffer.

   In September 1999 we entered into a three year agreement with AltaVista to develop a co-branded health channel. The agreement calls for our payment of an aggregate of $65.6 million in cash and stock issued at fair market value to AltaVista over the three-year term in exchange for a minimum number of user impressions on the co-branded health channel; however either AltaVista or we may terminate the relationship after two years, in which case our aggregate payment obligation over the first two years in cash and stock would be $34.5 million. Our payment obligations to AltaVista are reduced if AltaVista fails to meet its minimum impressions obligations. In addition, in August 1999, ePills.com entered into a two year agreement with America Online under which ePills.com will appear as an anchor tenant on the America Online Health Online Pharmacy and receive a minimum number of advertising impressions in exchange for payments of $14.1 million. These transactions are premised on the assumption that the traffic we obtain from these arrangements will permit us to increase awareness of our brand and generate revenues in excess of the payments we make. However, even if AltaVista delivers the minimum impressions, we may not generate revenues exceeding the payments due under the contract because AltaVista retains all of the advertising revenues generated from the co-branded channel. In addition, we may not generate traffic sufficient to justify our expenses because users visiting our co-branded health channel may remain there for a limited number of page views before they will be redirected to the HealthCentral.com network. If we do not receive the revenues we currently expect from these relationships, or if the AltaVista Health Channel or the America Online HealthOnline Pharmacy Channel is unsuccessful in attracting traffic to our websites or in enhancing our brands, our business will suffer.

Any errors in filling or packaging the prescription drugs that Medi-Mail or the Good Neighbor Pharmacy Network dispense on our behalf may expose us to liability and negative publicity.

   Pharmacy errors relating to prescriptions, dosage and other aspects of the medication dispensing process could produce liability for us that our insurance may not cover. ePills.com will be the first point of contact for the consumer in processing a prescription order. As the most visible participant in the medication distribution chain, ePills.com may have more exposure to liability claims.

   Pharmacists are required by law to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information they deem important. With ePills.com's proposed mail order delivery through Medi-Mail, this counseling is expected to be accomplished by telephone access to pharmacists, but also in part through inserts included with the prescription, which may increase the risk of miscommunication because the customer is not personally present or may not have provided all relevant information. We also plan to post product information on our ePills.com website.

Providing information on pharmaceutical and other products creates the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy or other legal theories based on our product or service offerings. Our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

   In the future, we expect that prescription orders placed on our ePills.com website may be picked up in person at a pharmacy in the Good Neighbor Pharmacy Network, as well as filled by mail order through Medi-Mail. We have limited control over Medi-Mail and no control over any of the pharmacies in the Good Neighbor Pharmacy Network, and they may make errors. Pharmacy errors either by Medi-Mail, one of the pharmacies in the Good Neighbor Pharmacy Network or our competitors may produce significant adverse publicity either for us or the entire online pharmacy industry. Because our ePills.com service mark will be displayed with the Good Neighbor Pharmacy Network mark, any negligence by any of the pharmacies in the Good Neighbor Pharmacy Network in filling orders or advising customers regarding prescription drugs, whether through ePills.com or otherwise, could harm our reputation or result in lawsuits, with or without merit, against us. The amount of negative publicity that we or the online pharmacy industry may receive as a result of pharmacy or prescription processing errors could be disproportionate in relation to the negative publicity received by traditional pharmacies making similar mistakes. We believe that any negative publicity could erode consumer trust and result in an immediate reduction in product purchases.

We may be sued by consumers as a result of the products we sell through e-commerce.

   Consumers may sue us if any of our products or services that are sold through our website are defective, fail to perform properly or injure the user, even if such goods and services are provided by unrelated third parties. We have some contractual limits on our recourse against Bergen Brunswig in the case of some product liability claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

The health information and health products we provide are subject to extensive and changing governmental regulation.

   Numerous state and federal laws regulate our health business covering areas such as:

  .  the practice of medicine and other healing arts professions;

  . the sale of controlled products such as pharmaceuticals and other healthcare products;

  . prohibitions against the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods;

  .  dispensing and delivering prescription and over the counter drugs; and

  .  advertising of drugs and cosmetics.

   Further, because the Internet health business is novel, federal and state agencies may apply laws and regulations to us in unanticipated ways, and may produce new legislation regulating our business, which could increase our costs or reduce or eliminate certain of our activities or our revenues. See "Business--Government Healthcare Regulation" and "Business--Other Governmental Regulation."

Our strategy to provide unique healthcare content and drive traffic to our HealthCentral.com network through cross-media exposure may not be successful.

   To attract and retain users to our HealthCentral.com network, we need to continue to provide unique and informative content. We will need to purchase or license much of this content from third persons. Competition for content from people with the professional reputation, name recognition and expertise that we require is intense and increasing. This competition may increase the fees charged by high quality content providers, resulting in increased expenses for us. We will not only have to expend significant funds to obtain and improve our content, but we must also properly anticipate and respond to consumer preferences for this content. If we are unable to enter into agreements for the delivery of desirable content, or lose any existing agreements as a result of early termination, it could delay market acceptance of the HealthCentral.com network and/or disrupt end-user services until equivalent content, if any, can be secured.

   Additionally, our ability to increase our own brand awareness and website traffic from relationships with third party content providers is contingent upon the status of these content providers as healthcare experts, the size of their audiences and their willingness to promote our brands, all of which are outside of our control.

We rely on relationships with other Internet companies to drive traffic and build brand awareness.

   We have entered into agreements with other third parties such as AskJeeves.com, Broadcast.com, NetPulse Communications, Snap.com and Yahoo! to provide them with content in exchange for either impressions or traffic. Many of our current or possible future agreements are short-term, non-exclusive or may be terminated at the convenience of either party. If we are unable to develop and maintain these relationships and generate sufficient traffic and revenues from them, our business could suffer. In addition, those companies that provide us with impressions or links to our network may never achieve market acceptance or commercial success themselves, which could reduce our revenues below our expectations and otherwise negatively impact the likelihood of our success.

Our business model relies on developing and hosting websites for institutional clients in the healthcare industry; this institutional market is new and unproven and the institutions may not accept our Internet solutions.

   We expect to derive a substantial amount of our revenues from license and development fees related to the designing, hosting and maintenance of private label websites for our institutional clients. To date, the healthcare industry has resisted adopting new information technology solutions. Healthcare payors and providers may determine that our solutions are too costly to implement or unnecessary to manage their relationships with consumers. Moreover, these healthcare industry participants may be unwilling to allow sensitive information to be stored in our databases.

We face the risk of systems interruptions and capacity constraints on the HealthCentral.com network, possibly resulting in adverse publicity, revenue losses and erosion of customer trust.

   The satisfactory performance, reliability and availability of the HealthCentral.com network, including the ePills.com online drug store, is critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. System problems may include:

  .  unanticipated system disruptions;

  .  slower system response times;

  .  degradation in levels of service;

  .  impaired quality; and

  .  delays in reporting accurate information.

   Any of these systems problems could result in negative publicity and reduce the attractiveness of our website to consumers and reduce our advertising, e-commerce and institutional revenues. Any service lapses could cause our users to instead use the online services of our competitors or revert to traditional drug stores.

   Additionally, the satisfactory performance of the websites we build for our institutional clients is critical to our business. If we fail to meet the website performance standards in our contracts with our institutional clients, they may terminate their agreements with us, or require that we refund part or all of the license fees. Inadequate performance could also cause our renewal rates of institutional licenses to significantly decrease below our expectations, which would directly and significantly impact our business.

   From time to time, we have experienced temporary system interruptions for a variety of reasons, including power failures, flaws in our software and greater than expected site traffic. We may not be able to correct any problem in a timely manner. Because we outsource the server hosting function to a third party, some systems interruptions may be outside of our control, and thus we may not be able to exercise sufficient control to remedy the problem quickly or at all.

We depend significantly on our relationship with DoubleClick to generate advertising revenues, and DoubleClick can terminate this relationship on short notice.

   A significant portion of our revenues consists of the sale of advertising on the HealthCentral.com website, all of which is currently derived through our relationship with DoubleClick, an online advertising sales agency. DoubleClick is our exclusive representative for advertising sold on our HealthCentral.com website, except for limited non-cash barter arrangements, if any; however DoubleClick can enter into advertising sales contracts with our competitors, and either party can terminate the contract on 90 days notice. We have no control over DoubleClick's sales efforts, and if it fails to sell advertising in accordance with our expectations, our revenues would likewise be lower. In addition, while we anticipate that we may transition part or all of our advertising sales activities to our own direct sales force over time, if DoubleClick were to terminate our agreement before we completed a buildup in our direct sales force, we would be forced to accelerate this process, which would be expensive and difficult to do.

Our business model relies on developing and hosting websites for institutional clients in the healthcare industry; this institutional market is new and unproven and the institutions may not accept our Internet solutions.

   We expect to derive a substantial amount of our revenues from license and development fees related to the designing, hosting and maintenance of private label websites for our institutional clients. To date, the healthcare industry has resisted adopting new information technology solutions. Healthcare payors and providers may determine that our solutions are too costly to implement or unnecessary to manage their relationship with consumers. Moreover, these healthcare industry participants may be unwilling to allow sensitive information to be stored in our databases.

If the Internet does not prove to be an effective or profitable marketing media for advertisers, especially those in the health industry, our business model could fail.

 The Internet is a relatively new advertising medium.

   Our success depends on the increased use of the Internet as an advertising medium. This advertising medium is unproven and may not become an effective medium as compared to traditional advertising media. If the market for Internet advertising fails to develop or develops more slowly than we anticipate, then our ability to generate advertising revenue would be diminished. Various pricing models are currently used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard, thereby making it difficult to project our future advertising rates and revenues. Our revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, filter software programs are now available that limit or prevent advertising from being delivered to an Internet user's computer. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising, which could significantly impair our ability to generate revenues from advertising. See also "--A failure to build our brand names quickly and significantly will result in lower than expected revenues."

 Companies buying advertising for healthcare products over the Internet face special advertising issues.

   Health-related companies, which comprise our advertising and sponsorship target market, face special problems with regard to Internet advertising. Historically, these companies have marketed their products through physicians and pharmacologists, and thus direct-to-consumer marketing, whether on the Internet or in traditional media, is relatively new and unproven. Advertising and product claims of companies marketing or selling drugs and cosmetics, including over-the-counter drugs and nutritional supplements, are subject to regulation and enforcement by the FDA, FTC and similar state agencies.

Our quarterly operating results are subject to significant fluctuations, and our stock price may decline if we do not meet quarterly expectations of investors and analysts.

   Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter for many reasons, including:

  .  seasonal and cyclical patterns of spending by advertisers and sponsors;

  . shifts in the nature and amount of publicity about us or our competitors;

  . long sales cycles and delays in website development for institutional projects;

  . our ability to enhance our technology to accommodate any future growth in our operations or customers;

  .  changes in the growth rate of Internet usage;

  .  user traffic levels on HealthCentral.com; and

  .  costs related to potential acquisitions of technology or businesses.

   Our quarterly revenues and operating results will also be significantly influenced by the success of our e-commerce activities. In addition to the reasons specified above, revenues and expenses from selling health, personal care, supplements, beauty, parenting and pharmacy products may fluctuate from quarter to quarter due to a number of factors, including:

  .  demand for our products;

  . the availability or timeliness of reimbursement from pharmacy benefit managers and insurance companies for prescription drugs;

  . our ability to attract visitors to our website and convert those visitors into customers;

  .  the frequency of repeat purchases by customers;

  .  average order size;

  .  the mix of products sold;

  . our ability, and that of our fulfillment partners, to ensure sufficient product supply;

  . changes in our pricing policies or the pricing policies of our competitors; and

  .  changes in government regulation.

   If we do not meet the expectations of investors and analysts in any given quarter, our stock price could decline. Any shortfall in revenues relative to our expectations could cause a significant decline in our quarterly operating results.

We have recently experienced and are currently experiencing rapid growth in our business, and our inability to manage this growth could harm our business.

   We have experienced and are currently experiencing a period of significant growth. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our resources. As a result of the ePills.com acquisition, we have added over 13 new employees, including managerial, technical and operations personnel, and we will need to assimilate the operations of ePills.com into our operations. In order to manage this growth effectively, we have to implement new transaction-processing, operational and financial systems, procedures and controls, expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs. We also need to devote significant management time and financial resources to website and content development, strategic relationships, technology infrastructure and finance and administrative infrastructure. Our failure to successfully implement, improve and integrate new systems and procedures, and otherwise manage our growth would adversely affect our results of operations.

Our management team is new and we need these individuals to work together effectively to manage our growth.

   Because we only began operating our HealthCentral.com website in November 1998, virtually our entire management team is relatively new. Our future success depends on the successful integration of this management team and their ability to work together effectively. Also, we need to successfully integrate ePills.com's employees into our existing team.

In order to execute our growth plan we must attract, retain and motivate highly skilled employees, and we face significant competition from other Internet, healthcare and new media companies in doing so.

   If we fail to attract new personnel or retain and motivate our current personnel, our business and future growth prospects will be severely harmed. We will need to hire additional personnel in virtually all operational areas, including sales and marketing, production and research and development. Competition for personnel throughout the Internet and healthcare industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Lengthy sales cycles for our institutional solutions could adversely affect our revenue growth.

   A key element of our institutional strategy is to market our solutions directly to large healthcare organizations. We expect that the sales process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by our customers. The sales of our solutions are subject to delays due to our customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.

If we are unable to acquire the necessary web domain names, our brands and reputation could be damaged and we could lose customers.

   We currently hold the Internet domain names healthcentral.com, peoplespharmacy.healthcentral.com, epills.com and rxlist.com, as well as various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the healthcentral.com, peoplespharmacy.healthcentral.com, epills.com or rxlist.com domain names in all of the countries in which we conduct business.

   The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

   In addition we may be unable to prevent third parties from acquiring and using domain names relating to our brands. The domain names doctoredell.com and dredell.com are currently registered in the name of, and operated by, a third party, and the domain name epill.com is registered in the name of, and operated by, e-pill LLC, a company in the business of developing and marking medication reminder products. The URLs e-pills.com and epill.com are also owned by third parties. Any confusion that may result from information on or related to these websites either presently or in the future, or on any other websites with domain names relating to our brands, could impair both our ability to capitalize upon our brands and our marketing strategy.

We may not achieve the expected benefits of the acquisition of ePills.com, and the integration of ePills.com may result in a disruption to our business or the distraction of our management and employees.

   We may not be able to successfully assimilate the ePills.com personnel and operations or fund or accomplish the execution of this e-commerce business plan. The integration of ePills.com into our business may strain our existing technology and operations systems as we attempt to assimilate ePills.com into our existing operations. In addition, key ePills.com personnel may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses.

Any future acquisitions of companies or technologies may result in disruptions to our business and/or the distraction of our management.

   To date we have completed three acquisitions, Windom Health, ePills.com and RxList.com. We may acquire or make investments in other complementary businesses and technologies in the future. We may not be able to identify other future suitable acquisition or investment candidates, and even if we do identify suitable candidates, we may not be able to make these acquisitions or investments on commercially acceptable terms, or at all. If we do acquire or invest in other companies, we may not be able to realize the benefits we expected to achieve at the time of entering into the transaction. In any future acquisitions, we will likely face the same risks as discussed above with respect to the integration of the business of ePills.com. Further, we may have to incur debt or issue equity securities to pay for any future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders.

Breaches in our security and other unexpected problems could result in lawsuits by customers and a violation of federal law.

   We retain confidential customer and patient information on our servers. We use encryption and authentication technology licensed from third parties to provide security and authentication for the secure transmission of confidential information, such as buyer credit card numbers and non-anonymous patient medical information. In addition, we maintain industry standard security measures such as firewalls, video surveillance and secure facilities. Despite the implementation of these security measures, our infrastructure may be vulnerable to breaches from physical break-ins, computer viruses, programming errors or attacks by third parties. Our systems are also vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and similar events. We do not have full redundancy for all of our computer and telecommunications facilities and do not maintain a back-up data facility. Any breach of security or unexpected natural disaster could subject us to a lawsuit. We may be required to expend significant sums to protect against security breaches or to alleviate problems caused by breaches. In addition, a breach of privacy of patient health records could constitute a violation of federal law. We may incur additional expenses if new regulations regarding the use of personal information are adopted or if any regulator chooses to investigate our privacy practices.

Any failure or inability to protect our intellectual property rights could adversely affect our ability to establish our brands.

   Our success depends significantly on our ability to protect our proprietary rights in our content, technology, products and services. We also rely on a variety of technologies that are licensed from third parties, including our database and Internet server software, which is used in the HealthCentral.com network to perform key functions. These third-party licenses may not be available to us on commercially reasonable terms in the future. If we are not adequately protected, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means afford only limited protection. See "Business-- Intellectual Property."

We may be sued by third parties for infringement of their proprietary rights.

   The healthcare and Internet industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of entrants into our market increases, the possibility of an intellectual property claim against us grows. Our content, technology, products and services may not be able to sustain any third party claims or rights against their use. Some of the information in our RxList.com database regarding drug descriptions, clinical pharmacology, indications and usage, warnings and the like is copied from package inserts, which accompany the particular drug. We have not obtained licenses to reproduce this information from the various pharmaceutical companies. Although we have not received a copyright claim to date, we could face potential copyright infringement claims in this regard.

   We may not be able to operate under the tradename "ePills.com."

   We are aware that another company has filed an "intent to use" application for the trademark "E-Pill." Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

As a publisher of online content, we may have liability for information we provide on or which is accessed from the HealthCentral.com network.

   Because users of our network and the websites of our institutional licensees access health-related information, including with regard to possible adverse reactions or side effects from medications or a particular medical condition they may have, or may distribute our content to others, third parties may sue us for, among other things, defamation, negligence, intellectual property infringement, personal injury or other causes of action based on the nature and content of materials that we publish or distribute. We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought successfully against online services in the past. Others could also sue us for the content and services that are accessible from our network through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards.

   Any indemnification provisions that we may have in agreements may not be adequate to protect us. Our insurance may not adequately protect us against these types of claims. Further, our business is based on establishing the HealthCentral.com network as a trustworthy and dependable provider of health care information and services. Allegations of impropriety, even if unfounded, could therefore harm our reputation and business.

Our business could be harmed if the software, computer technology and other systems we use are not year 2000 compliant.

   Any failure of our material systems, our vendors' material systems or the Internet to be able to distinguish between twentieth century dates and twenty-first century dates could harm our business. Possible consequences of year 2000 problems include difficulties in operating our websites effectively, protecting the confidentiality of patient records on our servers, conducting our e-commerce business or conducting other fundamental parts of our business.

   We are in the final stages of assessing the year 2000 readiness of the software, computer technology and other services that we use that may not be year 2000 compliant. Although we have attempted to isolate our systems to minimize the expected period of downtime for our websites, in the event of systems difficulties, we have not yet developed a contingency plan to address situations that may result if we or our vendors are unable to achieve year 2000 compliance. We understand that Medi-Mail, our pharmacy fulfillment provider, is not currently year 2000 compliant, but expects to be by November 1, 1999. If Medi-Mail has year 2000 problems, we could face delays in processing and fulfillment of prescription drug orders placed on ePills.com. Our third party vendors may not all be year 2000 compliant, and we rely upon the vendors to implement patches or other contingency plans. The cost of developing and implementing such measures could be expensive.

   We do not know whether external communications, content feeds and systems outside of our direct control will function properly, and the success of our business, and of our e-commerce strategy in particular significantly depends on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have a negative impact on the demand for our products and services and reduce our revenues. Additionally, we have warranted in several of our contracts that our software, computer technology and other services are year 2000 compliant. To the extent that we breach these warranties, we may face significant liability under these contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Our executive officers and directors own a large percentage of our voting stock and could delay or prevent a change in our corporate control or other matters requiring stockholder approval, even if favored by our other stockholders.

   Immediately after this offering, our executive officers and directors, and
their respective affiliates, will continue to own approximately   % of our
outstanding common stock. Accordingly, these stockholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control that other shareholders view as favorable.

It may be difficult for a third party to acquire us even if doing so would be beneficial to our stockholders.

   Provisions of our certificate of incorporation, bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. See "Management--Board Composition" and "Description of Capital Stock--Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws."

 Risks Related to Our Industry

The success of our business model is dependent on continued growth and acceptance of the Internet and growth of the online market for healthcare information, products and services.

   Our business model assumes that consumers will be attracted to and use healthcare information and related content available on our Internet-based consumer healthcare network which will, in turn, allow us the opportunity to sell advertising and sponsorships designed to reach those consumers. Our business model also assumes that those consumers will access important healthcare needs through electronic commerce using our website and that healthcare organizations and other Internet healthcare companies will partner with us to reach these consumers. This business model is not yet proven, and may not be successful. Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication and as an important channel for the delivery of healthcare information, products and services. We need to attract a significant number of consumers, institutions and other participants in the healthcare industry to our network. Rapid growth in the use of and interest in the Internet has occurred only recently and, to date, consumers have generally looked to healthcare professionals, not the Internet, as their principal source for health and wellness information. As a result, acceptance and use of the Internet may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of acquiring healthcare information, products and services.

   In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

Internet capacity constraints could impede the development of our business.

   Our success depends upon a robust communications industry and infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial medium due to inadequate development of a reliable network, delays in development of high speed modems, delays in the adoption of new standards required to handle increased levels of Internet activity, or increased government regulation. If the Internet continues to experience significant growth in the number of users and level of transactions, then the Internet infrastructure may not be able to continue to support the demands placed on it. To the extent that our service is interrupted, our users will be inconvenienced, our commercial customers will suffer from a loss in advertising or service delivery and our reputation could be diminished.

If we do not respond to rapid technological changes, our services could become obsolete and our business would be seriously harmed.

   As the Internet and online commerce industry evolve, we must license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our network, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to do so, it could adversely impact our ability to build our brands and attract and retain customers.

Governmental regulation of the Internet could affect our business.

   Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The most recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. In particular, many government agencies and consumers are focused on the privacy and security of medical and pharmaceutical records. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing privacy, libel and taxation apply to Internet websites like ours. The rapid growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online and in particular, companies that maintain medical or pharmaceutical records. The adoption or modification of laws or regulations relating to the Internet business could adversely affect our ability to attract and serve customers. For a more complete description of the risks we face relating to government regulation of the Internet as it relates to our business, please see "Business--Other Governmental Regulation."

The health industry is extremely dynamic and constantly changing, and thus our business may be affected in unexpected ways.

   The pressures of cost management, consumer demand for quality and safety and professional concern about consumer reliance on non-professional advice will dominate the healthcare marketplace for the foreseeable future. Any efforts to contain costs by managed care entities will place downward pressures on gross margins from sales of prescription drugs and other over-the-counter healthcare products. Health care reform initiatives may further impact our prescription drug sales. Any company in the health business is subject to the risk of an extremely changeable marketplace, which could result in our need to continually modify our business model, which could harm our business.

 Risks Related to this Offering

Management has broad discretion over how the proceeds of this offering will be used.

   Our management will have broad discretion with respect to the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Presently, anticipated uses include working capital, sales and marketing, funding contractual obligations, including cash payments in the aggregate amount of $46.6 million to AltaVista and America Online, website and content development, infrastructure improvement, funding operating losses and potential acquisitions. We may also use a portion of the proceeds for strategic alliances and acquisitions and to repay debt. We have not yet determined the aggregate amount of net proceeds to be used specifically for the foregoing purposes.

The liquidity of our common stock is uncertain because it has not been publicly traded.

   There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

The stock market has experienced significant price and trading volume fluctuations, and the market prices of Internet-related companies have been extremely volatile.

   Recent initial public offerings by Internet companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price.

   If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our common stock would likely decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its stock. Any securities litigation claims brought against us could result in substantial expense and the diversion of management's attention from our core business.

New investors will suffer immediate and substantial dilution in the tangible net book value of their shares.

   We expect the initial public offering price will be substantially higher than the net tangible book value per share of the common stock. As a result, investors purchasing common stock in this offering will incur immediate substantial dilution. The net tangible book value of a share of common stock
purchased at the initial public offering price of $   per share will be only
$ . In addition, we have issued options and warrants to acquire common stock at prices significantly below the initial public offering price. You may incur additional dilution if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase common stock.

Future sales of shares by existing stockholders could affect our stock price.

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall, potentially resulting in substantial losses to investors. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based on shares outstanding as of August 31, 1999, upon completion of this offering, we
will have outstanding          shares of common stock, assuming no exercise of
the underwriters' over-allotment option assuming no exercise of options or warrants. This includes shares that we are selling in the offering, which may be resold immediately in the public market. The remaining 13,528,790 shares will become eligible for resale in the public market as follows:

  . 5,095,195 shares will be eligible for sale 180 days from the effective date, due to agreements the holders of these shares have with us and the underwriters.

  . 7,142,795 shares will be eligible for resale within 180 days and 365 days after the effective date due to the requirements of federal securities laws.

  . 1,290,800 shares will be eligible for sale 365 days from the date of this prospectus due to an agreement the holder of these shares has with us

                                     *****

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include those listed under "Risk Factors" in this prospectus.

   In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these and other similar words.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the    shares of common stock we are
offering are estimated to be $   ($   if the underwriters' over-allotment
option is exercised in full), assuming an offering price of $   per share,
after deducting the estimated underwriting discount and commissions and the estimated offering expenses.

   We currently expect to use the net proceeds primarily for working capital, sales and marketing, funding contractual obligations, including cash payments in the aggregate amount of $46.6 million to America Online and AltaVista over the next two years, website and content development, infrastructure improvements and funding operating losses. In addition, we may use a portion of the net proceeds for complementary acquisitions of products, technologies and businesses, although we have no present plans, commitments or agreements to make any major acquisitions. The amount of cash that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. Thus, management will have significant discretion in applying the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid dividends on our common stock or preferred stock. We currently intend to retain any future earnings to fund the development of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The table below sets forth the following information:

  . the actual capitalization of HealthCentral.com as of June 30, 1999.

  . the pro forma capitalization of HealthCentral.com after giving effect to:

   . automatic conversion of all outstanding shares of preferred stock into 5,657,065 shares of common stock;

   . the acquisition of Windom Health in August 1999, including $51,000 in cash, $458,000 in notes payable and 2,357,341 shares of common stock valued at $3.95 per share issued to shareholders of Windom Health in connection with the acquisition;

   . the net proceeds of $19.8 million from the sale of 4,523,065 shares of Series B preferred stock in August and September 1999;

   . the acquisition of ePills.com in October 1999, including 1,776,923 shares of common stock valued at $8.10 per share issued to, or reserved for issuance pursuant to the assumption of options held by, shareholders of ePills.com in connection with the acquisition; and

   . the acquisition of RxList.com in October 1999, including 942,200 shares of common stock valued at $9.00 per share, an aggregate of $2.6 million in notes payable issued to shareholders of RxList.com and $400,000 in assumed liabilities.

  . the pro forma as adjusted capitalization after giving effect to the sale of shares of common stock at an assumed initial public offering price of
     $     per share in this offering, after deducting the estimated
     underwriting discount and commissions and estimated offering expenses.

   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes to the Financial Statements included elsewhere in this prospectus.

                                                     June 30, 1999
                                           ------------------------------------
                                                                     Pro Forma
                                             Actual     Pro Forma   As Adjusted
                                           ----------  -----------  -----------
Long term debt--including current
 portion.................................. $  500,000  $ 3,785,534     $ --
                                           ----------  -----------     -----
Stockholders' equity:
  Convertible preferred stock, par value
   $0.001; 2,100,000 shares authorized,
   1,134,000 shares issued and
   outstanding; 4,700,000 shares
   authorized, none issued or outstanding
   pro forma; 5,000,000 shares authorized,
   none issued or outstanding pro forma as
   adjusted...............................      1,134          --        --
  Common stock, par value $0.001,
   26,600,000 shares authorized, 5,252,695
   shares issued and outstanding;
   31,080,000 shares authorized,
   15,986,224 issued and outstanding pro
   forma; 100,000,000 shares authorized
   pro forma as adjusted,      shares is-
   sued and outstanding,
   pro forma as adjusted..................      4,468       15,986       --
  Additional paid-in capital..............  5,390,465   57,473,960       --
  Notes receivable from stockholders......     (5,931)      (5,931)
  Deferred stock compensation ............ (2,437,103)  (2,437,103)      --
  Accumulated deficit..................... (2,405,978)  (3,210,978)      --
                                           ----------  -----------     -----
  Total stockholders' equity..............    547,055   51,835,934       --
                                           ----------  -----------     -----
Total capitalization...................... $1,047,055  $55,621,468     $
                                           ==========  ===========     =====

--------
   This table excludes the following shares as of June 30, 1999:

  . 1,337,597 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.48 per share,

  . 638,824 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.29 per share, and

  . an aggregate of 1,995,644 shares available for future issuance under our 1998 Stock Plan. See "Management--Stock Plans" and Note 5 of Notes to Financial Statements.

                                    DILUTION

   The pro forma net tangible book value per share of our common stock at June
30, 1999 was $   . Pro forma net tangible book value per share represents total pro forma tangible assets less liabilities, divided by pro forma common shares outstanding. Pro forma net tangible book value reflects the actual net tangible book value of the Company at June 30, 1999, and includes the pro forma effects of the following events:

  . the automatic conversion of all outstanding shares of preferred stock into 5,657,065 shares of common stock

  . the acquisition of Windom Health in August 1999, including $51,000 in cash, $458,000 in notes payable and 2,357,341 shares of common stock valued at $3.95 per share issued to shareholders of Windom Health in connection with the acquisition;

  . the net proceeds of $19.8 million from the sale of 4,523,065 shares of Series B preferred stock in August and September 1999;

  . the acquisition of ePills.com in October 1999, including 1,776,923 shares of common stock valued at $8.10 per share issued to, or reserved for issuance pursuant to the assumption of options held by, shareholders of ePills.com in connection with the acquisition; and

  . the acquisition of RxList.com in October 1999, including 942,200 shares of common stock valued at $9.00 per share, an aggregate of $2.6 million in notes payable issued to shareholders of RxList.com and $400,000 in assumed liabilities.

   After giving effect to our sale of shares of common stock in this offering and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as of
June 30, 1999 would have been $  , or $   per share. This represents an
immediate increase in pro forma net tangible book value of $   per share to
existing stockholders and an immediate dilution of $   per share to new
investors. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..................      $
     Pro forma net tangible book value per share as of June 30,
      1999.......................................................... $
     Increase per share attributable to new investors...............
                                                                     ----
   Pro forma net tangible book value after the offering.............
                                                                          ----
   Dilution per share to new investors..............................      $
                                                                          ====

   The following table summarizes, on a pro forma basis as of June 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid.

                                         Shares         Total
                                       Purchased    Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
   Existing stockholders............              %  $           %      $
   New investors....................
                                      ---    -----   ---    -----
     Totals.........................         100.0%  $      100.0%
                                      ===    =====   ===    =====

--------
   This table excludes the following shares as of June 30, 1999:

  . 1,337,597 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.48 per share,

  . 638,824 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.29 per share, and

  . an aggregate of 1,995,644 shares available for future issuance under our 1998 Stock Plan. See "Management--Stock Plans" and Note 5 of Notes to Financial Statements.

   If the underwriters' over-allotment option is exercised in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will decrease as a percentage of the total number of outstanding shares to approximately % of the total number of shares of our common stock outstanding after this offering; and

  .  the number of shares held by new investors will be increased as a
     percentage of the total number of outstanding shares to    or
     approximately % of the total number of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

   The following selected statement of operations data for the period August 12, 1996 to December 31, 1996 and the years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from the audited financial statements included elsewhere in this prospectus. The balance sheet data at December 31, 1996 is derived from our audited financial statements not included elsewhere in this prospectus. The selected financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are derived from our unaudited financial statements that include, in our opinion, all adjustments, consisting of only normal recurring adjustments, necessary for the fair representation of the financial condition and results of operations for such periods. The results of operations for the six months ended June 30, 1999 or any other period are not necessarily indicative of our future results. The selected financial data should be read in conjunction with our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                          Period from
                          Inception to      Years Ended              Six Months
                          December 31,     December 31,            Ended June 30,
                          ------------ ----------------------  -----------------------
                              1996        1997        1998        1998        1999
                          ------------ ----------  ----------  ----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Advertising............   $      --   $      --   $   15,259  $      --   $   126,546
                           ----------  ----------  ----------  ----------  -----------
Operating expenses:
 Production, content and
  product development...          --          --      136,788         --       496,197
 Sales and marketing....          --          848     141,516         --       435,458
 General and
  administrative........           86         300      78,549       2,619      257,988
 Stock compensation.....           --         --      104,641         --       902,931
                           ----------  ----------  ----------  ----------  -----------
 Total operating
  expenses..............           86       1,148     461,494       2,619    2,092,574
                           ----------  ----------  ----------  ----------  -----------
Loss from operations....          (86)     (1,148)   (446,235)     (2,619)  (1,966,028)
Interest income, net....          --          --          --          --         7,519
                           ----------  ----------  ----------  ----------  -----------
Net loss................   $      (86) $   (1,148) $ (446,235) $   (2,619) $(1,958,509)
                           ==========  ==========  ==========  ==========  ===========
Basic and diluted net
 loss per share.........   $      --   $      --   $    (0.09) $      --   $     (0.37)
                           ==========  ==========  ==========  ==========  ===========
Shares used in computing
 basic and diluted
 net loss per share.....    4,318,144   5,163,200   5,221,800   5,215,400    5,238,187
                           ==========  ==========  ==========  ==========  ===========
Pro forma basic and
 diluted net loss per
 share..................                           $    (0.09)             $     (0.31)
                                                   ==========              ===========
Shares used in computing
 pro forma basic and
 diluted net loss
 per share..............                            5,246,655                6,372,187
                                                   ==========              ===========

                                                   December 31,
                                             ------------------------ June 30,
                                              1996   1997     1998      1999
                                             ------ ------ ---------- ---------
BALANCE SHEET DATA:
Cash and cash equivalents................... $7,414 $6,773 $1,091,551 $  69,383
Working capital (deficit)...................  7,414  6,773  1,039,092  (314,675)
Total assets................................  7,414  6,773  1,670,281 1,579,662
Long-term obligations.......................    --     --         --    500,000
Total shareholders' equity..................  7,414  6,773  1,602,633   547,055

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. HealthCentral.com's actual results could differ materially from those anticipated by these forward looking statements due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   HealthCentral.com was co-founded by Dr. Dean S. Edell and James J. Hornthal in August 1996, and, beginning in July 1998, was primarily involved in capital raising activities and recruiting management personnel. In August 1998, HealthCentral.com and Windom Health, a website development and consulting services company to healthcare institutions, entered into a License and Management Agreement under which HealthCentral.com took over the daily management of Windom Health and undertook the development of the HealthCentral.com website. The website was based largely on Windom Health's software architecture and was launched in November 1998. Since the launch of the website, we have focused on refining the technological architecture of the HealthCentral.com website, developing programs and content to market the HealthCentral.com brand name and attract users to the network, recruiting personnel and raising capital. In September 1999, we acquired ePills.com, our online drug store.

   We have historically derived revenue from advertising sales, generally short-term banner advertisements or sponsorships. We record advertising revenues in the period the advertising services are provided to customers. We currently use an outside vendor, DoubleClick, to solicit customers to use its advertising services, to serve the ads to our website and to bill and collect for these services. This outside vendor provides monthly reports indicating the amount billed for our advertising services and the related administrative fee. Advertising revenues, as reported by the outside vendor, are recorded net of this administrative fee as we bear no collection risk for the gross amount of the advertising fees. In addition, our ePills.com subsidiary will provide us with e-commerce revenues from sales of health-related products through our online drug store.

   In order to implement our e-commerce strategy, we acquired ePills.com in September 1999. In July and September 1999, ePills.com entered into a series of agreements with Bergen Brunswig and its Medi-Mail subsidiary. These agreements include various arrangements relating to the fulfillment of orders placed on our website for healthcare products as well as access to the PlusCare Provider Network of pharmacy benefit managers. Under these agreements, Bergen Brunswig will be our exclusive fulfillment provider for over-the-counter and health and beauty aid products and Medi-Mail will be our exclusive fulfillment provider for most prescription drug orders. These types of arrangements are complex and many important details regarding pricing, revenue sharing and operational procedures have not yet been finalized. Once these detail arrangements have been completed, we expect to recognize revenues from product sales for over-the-counter and health and beauty aid products, net of discounts, when products are shipped to customers. Further, we expect to recognize commissions for the use of our website from sales made by Medi-Mail for all prescription drugs. In both instances however, we will retain the ultimate credit risk for all sales made by Bergen Brunswig and Medi-Mail.

   HealthCentral.com incurred net losses of $86 in 1996, $1,148 in 1997, $446,235 in 1998 and $1,958,509 for the six months ended June 30, 1999. We anticipate that we will incur additional operating losses for the foreseeable future.

Recent Events

   In May 1999, pursuant to a letter of intent executed in 1998, we entered into a definitive agreement to specify the terms of our acquisition of Windom Health. The acquisition was completed on August 12, 1999, at which date Windom Health became a wholly-owned subsidiary of HealthCentral.com. In connection with the acquisition, we issued 2,357,341 shares of common stock, notes payable in the aggregate amount of $458,000 and paid cash of $51,000, representing a total purchase price of approximately $13.8 million.

   This acquisition was accounted for using the purchase method of accounting. We recorded intangibles and goodwill of approximately $12,455,000, which will be amortized on a straight line basis over two to three years. We also recorded a charge for acquired in-process research and development of $555,000.

   In August and September 1999, we sold 4,523,065 shares of Series B preferred stock to investors resulting in total net proceeds of $19.8 million. Each share of Series B preferred stock is convertible into one share of common stock upon closing of this offering.

   In October 1999, we acquired ePills.com in exchange for 1,776,923 shares of common stock issued to, or reserved for issuance pursuant to the assumption of options held by, ePills.com stockholders, and the assumption of liabilities representing a total purchase price of approximately $14.9 million. This acquisition was accounted for using the purchase method of accounting. We recorded intangibles and goodwill of approximately $13,197,000 which will be amortized on a straight line basis over two to three years. We also recorded a charge for acquired in-process research and development of $250,000.

   In October 1999, we acquired RxList.com in exchange for 942,200 shares of common stock, an aggregate of $2.6 million in notes payable to the RxList.com shareholders discounted at a deemed interest rate of 10% over 6 months, and the assumption of approximately $400,000 in liabilities, representing a total purchase price of approximately $11.5 million. This acquisition was accounted for using the purchase method of accounting. We recorded intangibles and goodwill of approximately $11,383,000 which will be amortized on a straight line basis over two to three years.

   If AltaVista meets given performance thresholds under our agreement regarding our co-branded health channel, we will issue warrants to AltaVista to purchase shares of common stock, with the number of shares depending on the amount by which AltaVista exceeds the performance thresholds. These warrants will have varying exercise prices. If the market value of our common stock exceeds the warrant exercise price on the date of issuance or during the exercise period, there would be a deferred compensation charge associated with the exercise of each of these warrants.

Results of Operations

 Six Months Ended June 30, 1999 and 1998

   Revenues. Revenues consist of advertising revenues principally from short-term banner advertisements or sponsorships. Our total revenues increased to $126,546 for the six months ended June 30, 1999 from $0 for the six months ended June 30, 1998. The 1999 revenues resulted primarily from initial advertising revenues after the launch of the HealthCentral.com website in November 1998.

   Production, Content and Product Development. Production, content and product development expenses consist primarily of personnel costs for our engineering and production personnel, expenditures related to editorial content, payments to editorial consultants, server maintenance costs, and software development and operations expenses. Production, content and product development expenses increased to $496,197 for the six months ended June 30, 1999 from $0 for the six months ended June 30, 1998. The 1999 expenses were primarily attributable to personnel-related costs in connection with recruiting our production and engineering staff for the HealthCentral.com website and new content. We expect our production content and product development expenses to increase substantially in the future as we enhance our websites and develop and license additional content.

   Sales and Marketing. Sales and marketing expenses consist primarily of related personnel costs. Sales and marketing expenses increased to $435,458 for the six months ended June 30, 1999 from $0 for the six months ended June 30, 1998. The 1999 sales and marketing expenses were primarily attributable to salaries and benefits paid to new sales personnel. We expect that sales and marketing expenses will increase in absolute dollars for the foreseeable future, as we increase expenditures for branding, promotion and marketing, enter into new promotional agreements, and expand our sales and marketing staff.

   General and Administrative. General and administrative expenses consist primarily of personnel costs and related costs for general corporate functions, including executive management and finance and fees for legal and other professional services. General and administrative expenses increased to $257,988 for the six months ended June 30, 1999 from $2,619 for the six months ended June 30, 1998. The increase was primarily related to personnel and legal expense in order to support the growth of our business. We expect general and administrative expenses to increase in the future as we hire additional personnel and incur additional costs related to the growth of our business and operation as a public company. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth.

   Amortization of Stock Compensation. Options granted in the fourth quarter of 1998 and in 1999 have been considered to be compensatory as their deemed value for accounting purposes was greater than the exercise prices as determined by the board of directors on the dates of grant. For the six months ended June 30, 1999, we had recorded a total of $3,055,553 of deferred stock compensation. We recognized amortization of stock compensation of $902,931 for the six months ended June 30, 1999. Deferred stock compensation is being amortized over the respective vesting periods of the outstanding options, generally 4 years. We expect amortization expense to substantially increase in future periods for options granted after June 30, 1999.

 Years Ended December 31, 1998, 1997 and Period Ended December 31, 1996

   Revenues. Our total revenues were $15,259 in 1998. There were no revenues in 1997 and 1996. We first recognized advertising revenues in November 1998 as a result of the launch of the HealthCentral.com website.

   Production, Content and Product Development. Production, content and product development expenses were $136,788 in 1998. There were no expenses in 1997 and 1996. Expenses in 1998 were primarily attributable to personnel costs associated with the development of the HealthCentral.com website.

   Sales and Marketing. Sales and marketing expenses were $141,516 in 1998, an increase of $140,668 over 1997 expenditures of $848. The increase in sales and marketing expenses was primarily attributable to personnel related expenditures as a result of the commencement of our sales and marketing efforts.

   General and Administrative. General and administrative expenses were $78,549 in 1998, an increase of $78,249 over 1997 expenditures of $300. The increase in general and administrative expenses in 1998 was primarily due to increases in personnel and professional services, travel and facilities-related expenses incurred to support the commencement and growth of our operations.

   Amortization of Stock Compensation. Through December 31, 1998, we had recorded a total of $389,122 of deferred stock compensation. We recognized amortization of stock compensation of $104,641 for the year ended December 31, 1998.

   Income Taxes. No provision for federal and state income taxes has been recorded as we have incurred net operating losses through the year ended December 31, 1998. As of December 31, 1998, we had approximately $239,000 of federal and state net operating loss carryforwards available to offset future taxable income. Due to the change in our ownership interests in connection with this offering and prior sales of our equity securities, our use of these federal and state net operating loss carryforwards will be subject to certain annual limitations.

Liquidity and Capital Resources

   Since our inception, we have financed operations primarily through the sale of our preferred stock and the issuance of a note payable. As of June 30, 1999, we had $69,383 in cash and cash equivalents. Net cash provided by financing activities was $1,935,025 in 1998, which was primarily the result of our preferred stock financing in December 1998. Net cash provided by financing activities was $507 in 1997, which was the result of the sale of common stock. Net cash provided by financing activities was $7,500 in 1996, which was the result of the sale of common stock. In August and September 1999, we sold 4,523,065 shares of Series B preferred stock resulting in net cash proceeds of approximately $19.8 million.

   Net cash used in operating activities was $723,979 in the six months ended June 30, 1999 and $286,706 in 1998, which was primarily the result of net operating losses and increases in prepaid expenses, partially reduced by non-cash stock compensation expense and increases in deferred revenue. Net cash used in operating activities was $1,148 in 1997, which was primarily the result of a net operating loss. Net cash used in operating activities in 1996 was $86.

   Net cash used in investing activities was $798,189 for the six months ended June 30, 1999, $563,541 in 1998 and $0 in 1997. Cash used in investing activities in 1999 and 1998 was primarily related to bridge loans to Windom Health. There were no changes in cash flows as a result of investing activities in 1996.

   As of June 30, 1999, our principal commitment consisted of an obligation outstanding under the terms of a $500,000 bridge loan. This loan was repaid in full in August 1999. Although we have no material commitments for capital expenditures, we anticipate substantial increases in our capital expenditures, minimum advertising payments and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

   In September 1999, we entered into a three-year agreement with AltaVista to develop a co-branded health channel. The agreement provides that, in exchange for a minimum number of user impressions on the co-branded health channel, we are obligated to pay AltaVista approximately $65.6 million in cash and stock over the three-year term of the agreement; however, either AltaVista or we may terminate the relationship after two years, in which case our aggregate payment obligation over the first two years in cash and stock would be $34.5 million. In addition, in August 1999, ePills.com entered into a two-year agreement with America Online under which ePills.com will appear as an anchor tenant on the America Online HealthOnline Pharmacy Channel and receive a minimum number of advertising impressions in exchange for payments of $14.1 million.

   Our capital requirements depend on numerous factors, including market acceptance of our HealthCentral.com network, and the resources we allocate to building our network, marketing and selling our products and services, and promoting our brand. We have experienced substantial increases in our expenditures since our inception, consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase for the foreseeable future. Additionally, we will continue to evaluate possible acquisitions of or investments in complementary businesses, technologies, services or products and plan to expand our sales and marketing programs. We currently believe that our available cash and cash equivalents at September 24, 1999, combined with the net proceeds from this offering, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional capital, however, in order to fund more rapid expansion, including significant increases in personnel and office facilities; to develop new or enhance existing services or products; to respond to competitive pressures; to enter into significant promotional partnerships; or to acquire or invest in complementary businesses, technologies, services or products. In addition, in order to meet our long term liquidity needs, we may need to raise additional funds, establish a credit facility or seek other financing arrangements. Additional funding may not be available on favorable terms or at all.

Recent Accounting Pronouncements

   In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivatives and Hedging Activities." Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Board issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." This Statement deferred the effective date of Statement No. 133 until fiscal years beginning after June 15, 2000. We will adopt Statement No. 133 during the year ending December 31, 2001. To date, we have not engaged in derivative or hedging activities and we are unable to predict the impact of adopting Statement No. 133 if we were to engage in derivative and hedging activities in the future.

Disclosures About Market Risk

   Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. Our cash equivalents are invested with high quality issuers and limit the amount of credit exposure to any one issuer. Due to the short-term nature of our cash equivalents, we believe that we are not subject to any material market risk exposure.

   We do not have any foreign currency hedging or other derivative financial instruments as of June 30, 1999.

Year 2000 Compliance

   We may be exposed to a loss of revenues and our operating expenses could increase if the systems on which we are dependent to conduct our operations are not year 2000 compliant. Our potential areas of exposure include products purchased from third parties, information technology, including computers and software, and non-information technology, including telephone systems and other equipment used internally. The reasonably likely worst case scenario for year 2000 issues would be if a significant defect exists in key hardware or software and if a solution for such a problem were not immediately available. If a problem is detected in these subsystems during our year 2000 compliance testing process, these components will need to be revised or replaced.

   We do not currently have a complete contingency plan to deal with the worst-case scenario that might occur if technologies we are dependent upon are not year 2000 compliant and fail to operate effectively after the year 2000. We intend to develop a plan for this scenario upon the completion of our compliance assessment plan. This contingency plan is expected to be completed by early in the fourth quarter of 1999.

   All areas that are vital to our operations are being tested and validated for year 2000 compliance. We have completed our year 2000 compliance assessment plan and expect to complete our compliance testing and related documentation by the end of the fourth quarter. Until our testing is complete we will not be able to evaluate whether our systems will need to be revised or replaced, or the cost involved. We have contacted all our major third party vendors. Of these vendors, 100% have had written statements concerning their year 2000 compliance and strategy on their websites or in their software documentation. Of the vendors that have replied, 60% are representing that they are year 2000 compliant, while 40% are still in the process of fixing any known year 2000 problems or have already identified specific patches available that we will need to install and verify. To the extent that vendors fail to provide certification that they are year 2000 compliant, we will seek to terminate and replace those relationships.

   We do not expect to spend more than $15,000 to assess and remediate the year 2000 problem based on the size of our operations, the percentage of our vendors that sell industry-standard software upon which we rely to ensure compliance, and the lack of dependency on older legacy software in our systems.

   In the event that our production and operational facilities that support our websites are not year 2000 compliant, portions of our websites may become inaccessible. A prolonged disruption in our operations could cause our business clients and consumers to stop doing business with us. Our review of our systems has shown that there is no single application that would make our websites totally unavailable and we believe that we can quickly address any difficulties that may arise. In the event that our webhosting facilities are not year 2000 compliant, our websites would be unavailable and we would not be able to deliver services to our users until such time as we could relocate our servers to an unaffected facility.

   If our present efforts to address the year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with whom we conduct business do not successfully address such issues, our business could be significantly disrupted.

                                    BUSINESS

Company Overview

   We provide original, trustworthy, up-to-date and personalized online healthcare information and sell health-related products to consumers through our HealthCentral.com network. In addition, we enable healthcare institutions to provide healthcare information to their patients and consumers through our institutional Internet services business.

   Through our HealthCentral.com network, we derive revenue from advertisements, sponsorships and e-commerce. Through our institutional Internet services business we derive revenue from annual license fees for applications, content, hosting and maintenance services, as well as from development fees for customization services.

   We believe we are strongly positioned to integrate a wide range of health-related content with a complete healthcare e-commerce solution. Our goal is to become the consumer's most trusted and complete online source of healthcare information and products. We intend to accomplish this by:

  . providing credible, original, engaging and personalized content through our HealthCentral.com network;

  . offering a broad range of products through our online drug store, ePills.com;

  . offering our content to our e-commerce customers to help them make better-informed purchases of health-related products;

  . maintaining the strict independence of our editorial content; and

  . utilizing a cross-media promotions strategy leveraging our relationships with established medical media personalities from traditional media.

   Our HealthCentral.com network of interactive websites offers consumer-oriented health content and health related e-commerce. Our flagship HealthCentral.com website currently offers health-related content provided by media personalities such as Dr. Dean Edell. Our ePills.com online drug store offers approximately 23,000 SKUs of prescription pharmaceutical products, health and beauty aids, parenting and personal care products and nutritional supplements. RxList.com is our online database of over 4,000 pharmaceuticals and other medicines, with extensive information on 600 entries. We recently entered into an agreement with AltaVista under which we will be the exclusive healthcare content provider to its website, subject to conditions, and we expect to launch our co-branded health channel in the first quarter of 2000. We expect to launch our PeoplesPharmacy.HealthCentral.com website, featuring Joe and Teresa Graedon, and our Canadian co-branded health channel on MediaLinx in the fourth quarter of 1999.

   In addition, we act as an application service provider for healthcare institutions by designing, hosting and maintaining private label websites for these institutional clients. Some of our largest clients include Brown and Toland, Scripps Clinic, Sutter Health and Catholic Healthcare West.

Industry Background

 The Growth of the Internet and Electronic Commerce

   The Internet has revolutionized the way in which people obtain and exchange information and transact business. International Data Corporation, or IDC, estimates that the number of Internet users will increase from 142 million at the end of 1998 to 500 million by the end of 2003. The Internet has unique and powerful characteristics that differentiate it from traditional channels of retail distribution, which are often narrow in selection, inconvenient, limited in product information and lacking in privacy. IDC estimates that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002.

 The Growth of the Internet Healthcare Market

   The Internet has become an increasingly popular source for healthcare information and products. Consumer research conducted by Cyber Dialogue in 1999 found that 24.8 million U.S. adults search for health information on the Internet, with the number of people retrieving health-related information projected to grow to 30 million in 2000. This growth in demand for online health information has been driven by consumers seeking to make better personal health care decisions. Consumers are also increasingly purchasing healthcare products online. Forrester Research estimates that 31.6% of surveyed Internet users shopped for healthcare products online during the previous six months. According to Jupiter Communications, the total online and offline market for health goods, which includes over-the-counter as well as prescription drugs, is expected to grow from $133.6 billion in 1998 to $205.2 billion in 2003, while the amount of online consumer purchases of healthcare goods is expected to grow from $2.4 million in 1998 to $1.7 billion in 2003.

 Healthcare Industry Trends

   Consumers are taking it upon themselves to seek more information about their healthcare needs for the following reasons:

  . Patients' access to their physicians has become significantly reduced due to managed care.

  . Employers are increasingly shifting healthcare costs and decisions to their employees.

  . Insurance plans allow individuals greater choice in healthcare options, at increased personal costs.

  . Advances in medicine have broadened treatment options for many medical conditions.

   The advent of the Internet has provided a medium for consumers to seek such information. Moreover, the Internet allows consumers to seek information on sensitive or embarrassing health issues while maintaining anonymity and confidentiality.

   Payors and providers, who are faced with increasing economic pressures as an outcome of managed care, are increasingly competing for consumers. Physician groups compete to increase their patient bases to spread their administrative costs and increase their negotiating leverage with payors. This competition in the provider market is exacerbated by an oversupply of specialist physicians in many markets and underutilization in many hospitals. Due to this increased competition for members and patients, both payors and providers are looking for ways to develop and maintain the loyalty of their existing members and patients and attract new members and patients. Internet-based services enable health plans and providers to differentiate their services, decrease their customer support costs, and improve ties with their members or patients.

   The consumer has also become the marketing focus of commercial healthcare enterprises, such as pharmaceutical and other healthcare products companies. While pharmaceutical manufacturers have traditionally marketed their prescription products to physicians, these companies have recognized that consumers want to learn about and exercise greater control over their drug therapies across an ever-widening list of conditions. Pharmaceutical companies have thus begun advertising their products directly to consumers, most notably through television advertising. This direct-to-consumer, or DTC, advertising is increasing rapidly. Jupiter Communications projects that overall health related advertising spending in all forms of media will increase to $10.8 billion by 2003, while DTC advertising for pharmaceutical products will grow to almost $3.8 billion. Advertisers are also increasingly turning to the Internet as a medium to deliver their message. Jupiter Communications projects that overall online health and medical advertising spending, including online DTC advertising, will increase to $356 million by 2003, up from $12.3 million in 1998.

 Internet Healthcare Market Opportunities

   Although the Internet enables consumers to access healthcare information, products and services, several Internet healthcare opportunities have yet to be fully addressed. Despite approximately 15,000 healthcare websites, online healthcare information is typically provided in a generic, impersonal and sometimes misleading manner, with the line between editorial content and advertising blurred. In addition, Internet services offered to healthcare institutions typically offer no customization capabilities or branding opportunity to these institutions.

   The interactive nature of the Internet enables a unique combination of content provision with product offerings. However, the markets for health-related content and e-commerce have not been well integrated to date. Online merchants of health-related products are beginning to overcome the challenges of inconvenience, narrow selection and lack of privacy that face traditional store-based retailers. Yet, we believe these online merchants generally do not offer content that is both wide-ranging and personalized in combination with their product offerings.

HealthCentral.com Solution

   We provide original, trustworthy, up-to-date and personalized online healthcare information and sell health-related products to consumers through our HealthCentral.com network. In addition, we enable healthcare institutions to provide healthcare information to their patients and consumers through our institutional Internet services business.

 Our HealthCentral.com Network

   Our consumer-focused network of interactive websites currently consists of our flagship HealthCentral.com website, our RxList.com pharmaceutical database and our ePills.com online drug store. We also plan to launch our PeoplesPharmacy.HealthCentral.com website and our MediaLinx Canadian affiliate in the fourth quarter of 1999, and our AltaVista co-branded health channel in the first quarter of 2000. We also have important affiliations with other online promotional and portal companies. Our HealthCentral.com network is a global consumer health information source--from current fitness issues to complex diseases--as well as an online drug store through which consumers can purchase health-related products.

   Unique, Trustworthy and Engaging Health Information Content. Our HealthCentral.com network is built on the provision of unique and engaging information from medical professionals who have established a high degree of trust with consumers through traditional media. Currently our original content comes from established media sources such as Dr. Dean Edell, one of the leading physician broadcasters in the United States over the past twenty years, and Joe and Teresa Graedon, who host their own internationally syndicated radio show and write The People's Pharmacy, a nationally syndicated newspaper column.

   Online Prescription Pharmaceuticals and Other Health-Related
Products. ePills.com offers approximately 23,000 SKUs, of which approximately 12,000 are prescription pharmaceuticals and approximately 11,000 are health and beauty aids and over-the-counter medications. ePills.com has fulfillment agreements with Bergen Brunswig, a major drug distributor, for health and beauty aids, over-the-counter products and, through Bergen Brunswig's Medi-Mail mail order pharmacy subsidiary, prescription drug orders. Through this relationship with Bergen Brunswig and Medi-Mail, ePills.com also has access to the Good Neighbor Pharmacy Network, a coalition of approximately 2,000 participating retail pharmacies nationwide, and the PlusCare Provider Network of third-party pharmaceutical benefit management companies, or PBMs. Collectively, these PBMs provide prescription drug benefits for approximately 80 million covered lives.

   Personalized Level of Service. We personalize the level of service for our visitors to enable them to make informed personal health decisions. Our proprietary tools were designed and developed over a 15-year period by Windom Health, whose efforts were in part funded through an advanced technology program under a shared grant of $20 million from governmental and private sources. By using our various interactive tools, visitors can receive a personal health report outlining their greatest health risks, find information tailored to their interests and build their online personal health record. This personalized content includes action guides relating to visitors' particular health concerns and free e-mail newsletters on specific healthcare topics, for which we currently have approximately 400,000 subscriptions.

 Institutional Internet Services

   Primary Online Consumer Interface for Institutional Clients. We act as an application service provider for healthcare institutions by designing, hosting and maintaining their private label websites. Unlike many of our competitors, we provide these services on a private label basis, which enables our institutional clients to build needed brand loyalty to retain and attract members and patients. We receive both development fees for building customized websites and an annual license fee for our content and interactive tools.

   Multiple Levels of Service to Institutional Clients. With our private label websites, our institutional clients are able to improve their patient support and marketing efforts, reduce their administrative costs of interacting with their patients and provide relevant health information, control and choice to the consumer. We offer three levels of application services:

  . QuickStart. Our entry-level service package, called QuickStart, can be implemented in as few as two days and provides basic tools.

  . A La Carte Application Licenses. Institutions may license any combination of our content and interactive tools to incorporate into their own websites. We also offer administrative tools for both updating content and measuring site usage. License fees, which include fees for maintenance but not technical support, depend on the combination of tools and content licensed.

  . Comprehensive Website Development. Our premium service features comprehensive website development, in which we integrate the institutional customer's content and tools with our content and tools, then continually update our content and maintain the website. We receive both a fee, based on time and materials, for developing the website and an annual license fee, which includes four hours per month of maintenance and customer support. We also customize our tools to suit the specific institutional client's needs, which leads to the development of unique tools that can often be repurposed for use on our consumer network or on other institutional websites.

Our Strategy

   Our goal is to become the consumer's most trusted and complete online source of healthcare information and products. We intend to accomplish this objective by the following:

   Build Our Brands and Drive Network Traffic Through Our Cross-Media
Exposure. Our cross-media strategy entails increasing our exposure through the promotional efforts of established medical professionals in traditional media such as television, radio and newspaper, and through select Internet portal relationships. We believe our cross-media strategy is a cost-effective means for increasing and sustaining our network traffic. We intend to continue building our cross-media exposure to build brand awareness and drive traffic to HealthCentral.com and other websites on the HealthCentral.com network, including RxList.com and ePills.com.

  . Dr. Dean Edell. Dr. Dean Edell is the host of the Dr. Dean Edell Show, a daily one hour radio program on over 300 radio stations, including the 20 largest radio markets in the United States. Dr. Edell typically refers listeners to our HealthCentral.com network several times on his daily one-hour syndicated radio program. He also has daily Medical Minutes radio programs typically aired during morning and evening rush hour traffic. Dr. Edell reaches 13 million radio listeners weekly, according to the Arbitron report. Dr. Edell also has a daily syndicated television report, which is broadcast in over 50 markets, including seven of the 20 largest television markets in the United States. According to AC Nielsen, Dr. Edell reaches over 7 million television viewers each week. We expect that the television broadcast will be rebranded as The HealthCentral.com Report upon annual syndication renewals beginning in October 1999.

  . The People's Pharmacy. Teresa and Joe Graedon write The People's
    Pharmacy, a newspaper column syndicated by King Features and published three times a week in over 100 markets, including

   New York, Baltimore, Los Angeles, Boston and Chicago. The Graedons also host a weekly radio show that is broadcast on over 500 stations in more than 100 countries. In addition, they are the authors of ten books, including The People's Pharmacy, a New York Times No. 1 best seller. In the fourth quarter of 1999, we expect to launch a co-branded website, PeoplesPharmacy.HealthCentral.com.

  . Portal Relationships with AltaVista, America Online and MediaLinx. In
    September 1999, we entered into an agreement with AltaVista under which we will be the exclusive healthcare content provider to its website, subject to conditions, and we expect to launch a co-branded health channel in the first quarter of 2000. In August 1999, ePills.com entered into a two-year agreement with America Online, under which ePills.com will appear as one of the five health-related anchor tenants on the America Online HealthOnline Pharmacy Channel. In the fourth quarter of 1999, we expect to launch our co-branded health website with MediaLinx, which manages the largest Internet service provider in Canada.

  . Other Internet Affiliations. We have agreements with portals and other websites, including AskJeeves.com, Broadcast.com, Looksmart, NetPulse, Snap.com and Yahoo!.

   Cultivate Multiple Revenue Streams. Our strategy is to develop our multiple revenue streams to spread our business risk and leverage our intellectual property. We currently receive revenue from three different sources:

  . Sponsorship and Advertising Fees. Companies can sponsor, through exclusive advertising, Health Topic Centers, which are pages devoted to specific health issues written and compiled by our editorial staff, or free e-mail newsletters requested by users on specific health topics. We currently have approximately 400,000 subscriptions to these newsletters. We generate advertising fees from placing ads, all of which are clearly delineated from our editorial content, on our websites. DoubleClick currently acts as our advertising sales agent for our HealthCentral.com website and, since January 1999, 100% of our available ad inventory has been sold. DoubleClick also acts as our advertising sales agent for our RxList.com website. We also intend to derive fees from developing bridge sites that allow users to access commercial information from various pharmaceutical and other healthcare companies.

  . e-commerce. ePills.com, our online drug store, offers prescription pharmaceutical products, health and beauty aids, parenting and personal care products and nutritional supplements. ePills.com currently delivers prescriptions, over-the-counter items, and health and beauty aids by mail order. In the first half of 2000, we expect to make prescriptions available for pickup, and in some cases same-day delivery, from the approximately 2,000 local pharmacies in the Good Neighbor Pharmacy Network .

  . Institutional Internet Services. Our institutional clients pay us fees for licensing our tools and content, as well as development fees for customized website development. We have developed a personal health record that enables our institutional clients to provide their members or patients with Internet access to personal health data. This service is currently in beta testing at Catholic Healthcare West.

   Deliver Compelling and Unique Content to Consumers. We intend to continually add credible and compelling content and provide interactive and personalized tools to retain visitors to our HealthCentral.com network. Our production and editorial staff of 29 employees and consultants develops, screens, edits and compiles content for our HealthCentral.com network, so that the healthcare information we provide continues to be original, topical and engaging for our visitors.

   Attract a Growing Base of Customers to ePills.com and Provide Visitors with a Superior Shopping Experience. We intend to grow our online drug store business by:

  . offering consumers useful links to information related to products by integrating selected content and tools from HealthCentral.com, RxList.com and PeoplesPharmacy.HealthCentral.com;

  . strengthening the ePills.com brand through traditional and online advertising;

  .  expanding our broad range of consumer products and services;

  . offering the consumer the choice of mail order delivery, in-store pickup or, in some cases, delivery from any of the approximately 2,000 pharmacies in the Good Neighbor Pharmacy Network;

  . encouraging repeat purchasing patterns by allowing customers to store frequently purchased items in their own personal shopping lists;

  . continually improving the shopping experience by adding new features to the site; and

  .  maintaining a high level of customer service.

   Leverage Personalization Features. Our database of visitor information will allow us to improve the user's return visits to our network by providing the user with targeted content of particular interest. Each page of our content is reviewed by our editorial staff and linked to specific health conditions or interests. While protecting all confidential patient information, we can provide advertisers and electronic merchants with direct links to highly specialized target markets, enabling them to use DTC advertising more efficiently.

   Maintain and Cultivate a Relationship of Trust with Consumers. Through our affiliations with trusted media personalities such as Dr. Dean Edell and Teresa and Joe Graedon of The People's Pharmacy, we enjoy a privileged and trusted status with those consumers who seek our HealthCentral.com network based on their experience with those personalities. We hold that level of trust in high regard and seek to maintain it by providing consumers with reliable editorial-reviewed content and by keeping individual consumer information confidential. We strive to clearly delineate our editorial content from our advertising.

   Leverage Strategic Relationships. We have strategic relationships with AltaVista, America Online, and Bergen Brunswig, which we plan to leverage into increased traffic, branding and market power. We intend to pursue additional complementary relationships that would provide us with increased competitive advantage.

Content and Interactive Tools

   The following table describes our content and interactive tools and their availability directly to the consumer on our HealthCentral.com network and indirectly through our institutional Internet services. Some of our tools were developed over a 15-year period by Windom Health.

   Content/Tool                    Availability        Description
   News and Features

   Dr. Dean Edell                  Consumer,           Unique content on topics introduced by
                                   Institutional       Dr. Edell on his radio and television
                                                       broadcasts, as well as other original
                                                       reports, searchable archives,
                                                       television broadcast transcripts, and
                                                       the Ask Dr. Dean feature, through which
                                                       Dr. Edell selects several e-mail
                                                       questions per week for discussion on
                                                       his radio broadcast
----------------------------------------------------------------------------------------------
   The People's Pharmacy           (scheduled Q4/99)   Exclusive Internet publication of
                                   Consumer,           pharmacological information and
                                   Institutional       resources developed by Joe and Teresa
                                                       Graedon, health columnists, radio
                                                       personalities, and authors of 10 books,
                                                       including The People's Pharmacy
----------------------------------------------------------------------------------------------
   RxList                          Consumer,           Internet drug index that contains
                                   Institutional       content on pharmaceuticals. Keyword
                                                       search, alternative medicines, drug
                                                       specific discussions, and drug
                                                       summaries including physician
                                                       monographs, consumer monographs and
                                                       searchable drug topics. Includes a
                                                       database of over 4,000 pharmaceuticals
                                                       and other medicines, with extensive
                                                       information on 600 entries.
----------------------------------------------------------------------------------------------
   Columnists                      Consumer,           Original columns by Joe Flower,
                                   Institutional       Healthcare Futurist; Oscar London,
                                                       M.D., Medical Humorist;
                                                       Rochelle Perrine Schmalz, M.S.L.,
                                                       Medical Librarian
----------------------------------------------------------------------------------------------
   Daily Health News               Consumer,           Daily consumer-oriented health stories
                                   Institutional       from Reuters and the Associated Press,
                                                       organized and edited by our editors,
                                                       linked to related content and tools on
                                                       our site

   Interactive Health Assessment

   HealthView Risk                 Consumer,           The LifeView interactive survey, which
   Assessment                      Institutional       uses regression models and data from
                                                       the Center for Disease Control to
                                                       analyze health risks based on
                                                       individual survey responses, as well as
                                                       shorter surveys concerning such areas
                                                       as exercise and fitness, stress
                                                       management, diet and nutrition,
                                                       substance abuse, and sexual health
----------------------------------------------------------------------------------------------
   Cool Tools                      Consumer,           Engaging questionnaires and simple
                                   Institutional       tests to assess or demonstrate various
                                                       health topics, such as facial
                                                       proportions, body mass index, waist-to-
                                                       hip ratio, ideal weight, life
                                                       expectancy, calorie counting
                                                       techniques, and specific disease risks

  Content/Tool   Availability Description

--------------------------------------------------------------------------------

   Personal Health Record   Consumer,           Private repository of composited health
                            Institutional       data collected either by saving the
                                                results of the LifeView Health Risk
                                                Assessment, saving the results of any
                                                of the five mini-profile surveys, or by
                                                saving the My Health Notes file
                                                containing self-created information
                                                about family health, insurance,
                                                emergency contacts and pet health

   Databases and Search

   Health Explorer Search   Consumer,           Search engine, based upon commercially
   Engine                   Institutional       available technology, which allows
                                                rapid searches through large volumes of
                                                content; enhanced by our keyword
                                                taxonomy that improves search results
                                                and allows contextually relevant
                                                information to be displayed during or
                                                after a search; may be used to crawl
                                                and classify other sources of health
                                                information as well as poll major
                                                search engines in a meta search
---------------------------------------------------------------------------------------
   Health Libraries         Consumer,           Our proprietary encyclopedia containing
                            Institutional       reports of over 700 diseases and
                                                conditions, compiled and updated by Dr.
                                                Kevin Patrick, our Chief Medical
                                                Officer, currently the Editor-in-Chief
                                                of the American Journal of Preventive
                                                Medicine; also a second health library
                                                licensed from a third party on general
                                                health, pediatrics, and sexual health
---------------------------------------------------------------------------------------
   Health Topic Centers     Consumer,           Over 90 different collections of
                            Institutional       resources, all updated weekly, each
                                                focusing on a particular topic and
                                                providing links to current news
                                                stories, original content, and online
                                                reports, organized into areas of
                                                interest such as Hot Topics, Fitness
                                                and Nutrition, Health Conditions, Life
                                                Issues, Wellness and Alternative
                                                Therapies
---------------------------------------------------------------------------------------
   Website Directory        Consumer,           Comprehensive database of over 2,000
                            Institutional       health-related websites of government
                                                agencies and non-profit and educational
                                                organizations, compiled and screened by
                                                our editorial team
---------------------------------------------------------------------------------------
   Books and Video          Consumer,           Database of health-related books and
   Directory                Institutional       videos, which can be purchased online
                                                through Amazon.com
---------------------------------------------------------------------------------------
  Personalized Information and Discussion

   Personalized             Consumer,           Comprehensive architecture for
   Newsletter Engine        Institutional       providing personalized newsletters to
                                                subscribers, based on their self-
                                                identified health risks and concerns
---------------------------------------------------------------------------------------
   Discussion Groups        Consumer,           Discussion groups allowing users to
                            Institutional       build communities around health-related
                                                topics of interest
---------------------------------------------------------------------------------------
   Health Reminders         Institutional       Online reminders to users of upcoming
                            (Consumer scheduled health obligations
                            Q1/00)

--------------------------------------------------------------------------------

  Content/Tool         Availability        Description
   Resource Locators

   Physician Finder    Institutional       Physician directories with biographies,
                                           specialties and locations; integrated
                                           for contextual linking within the site
----------------------------------------------------------------------------------
   Facilities Finder   Institutional       Facility directories with profile
                                           information and maps; linked to related
                                           information in the site
----------------------------------------------------------------------------------
   Events Finder       Institutional       Calendar of events and classes offered
                                           by each institution
----------------------------------------------------------------------------------
   Community Health    (scheduled Q4/99)   Directory of community health resources
   Resource Finder     Institutional       within each institution's community

   ePills.com

   ePills.com, our online drug store, was founded in January 1999 and in September 1999 launched its website. ePills.com has fulfillment agreements with Bergen Brunswig, a major drug distributor, for health and beauty aids, over-the-counter products and, through Bergen Brunswig's Medi-Mail mail order pharmacy subsidiary, prescription drug orders. ePills.com also has an agreement with Bergen Brunswig for access to the PlusCare Provider Network of pharmacy benefit managers, which has approximately 80 million covered lives. We expect that access to the PlusCare Provider Network will enable many of our customers' prescription drug orders to be covered by their pharmacy benefit managers.

   ePills.com also has a two-year agreement with America Online under which it is one of five health anchor tenants on the America Online HealthOnline Pharmacy Channel, only three of which currently market prescription pharmaceuticals on America Online.

 Products Available on Our ePills.com Website

   We provide our customers with access to over 23,000 SKUs of prescription pharmaceuticals, health and beauty aids and health-related over-the-counter products through our relationship with Bergen Brunswig. Products are organized on the ePills.com website into the following categories:

  . Health. The health category includes over-the-counter remedies, such as cough, cold, allergy and pain relief medications, and products for eye and ear care, family planning, and home health. Representative brands carried in our health category include Bayer, Advil, Excedrin, Robitussin, Vicks and Alka-Seltzer.

  . Personal Care. The personal care market category includes products related to deodorants, foot care, men's care, oral hygiene, soaps and women's care. Representative brands carried in our personal care product category include Gillette, Revlon, Desenex, Rogaine, Crest, Ivory, and Playtex.

  . Supplements. The supplements category includes adult nutritionals, diet, herbs, minerals, natural health, sports and fitness, and vitamins. Representative brands carried in our supplements category include Slim-Fast, Twin Labs, Weider, Centrum, Geritol and Power Bar.

  . Beauty. The beauty category includes cosmetics, fragrances, hair care, nail care, skin care and sun protection products. Representative brands carried in our beauty category include Cover Girl, L'Oreal, Christian Dior, Vidal Sassoon and Clairol.

  . Parenting. The parenting category includes baby care, child care and prenatal products. Representative brands carried in our parenting category include Tylenol Infant's, Advil, and Huggies.

  . Prescriptions. This category consists of prescription medication for chronic illnesses, such as high blood pressure, osteoporosis and depression, as well as for acute illnesses. Chronic illnesses represent approximately 73% of the U.S. prescription drug market according to Advanstar Communications. These orders are currently delivered by mail, and we expect to make these medications available for pickup and, in some cases same-day delivery, from a local pharmacy in the Good Neighbor Pharmacy Network in the first half of 2000.

 Shopping @ ePills.com

   Customers at ePills.com can fill prescriptions and shop for brand name health and beauty aids online from the privacy and convenience of their homes. The ePills.com site has a virtual shopping bag that keeps a running tab of selected items and prices, allowing shoppers to quickly purchase their needed healthcare products. The shopping bag remains to the right of their screen while browsing so that consumers do not have to click to a different page to select each product. To quickly find a particular item, shoppers can use our search engine, browsing the entire inventory by key word, such as the product name, brand name or description. By the first half of 2000, we expect to offer ailment-related focus centers for customers interested in finding and researching products by relevant health topic, such as allergies and asthma, back and neck, dietary control, stress relief, fitness, women's health and pain relief.

   To further enhance the shopping experience, we plan to supply the following interactive tools and decision-support functionality:

  . My ePills.com--personalization manager that creates custom shopping lists and page layouts according to set preferences and past behavior.

  . Rx Reminder--customizable shopping calendar for pre-order and re-order/refill.

  . Healthy Chat--chat rooms with virtual pointers to reference material, e.g., product description, health information.

   Currently, our customers can have their general questions about account information, ordering products, and shipping status addressed by ePills.com customer care representatives. In addition, licensed pharmacists at Medi-Mail are available to provide guidance, advice or information about prescription medications concerning correct use and dosage, generic alternatives, potential side effects and drug interactions.

 Prescription Pharmaceutical Orders

   Orders placed on our ePills.com website for prescription pharmaceuticals are processed, adjudicated and fulfilled under our agreement with Medi-Mail, a mail order pharmacy, which is a wholly owned subsidiary of Bergen Brunswig.

  . Accepting Prescriptions. Our customers can initiate the prescription process by any one of the following methods: ordering online, directing their physician to call or fax the prescription to Medi-Mail or having Medi-Mail contact their physician directly to obtain prescription information. Medi-Mail is licensed to fill prescriptions in 48 of the 50 states. Licenses to fill prescriptions are pending in Michigan and Tennessee.

  . Verifying Prescriptions. Medi-Mail's licensed pharmacists are required to verify the validity and completeness of prescription drug orders.

  . Verifying Prescription Drug Coverage. Medi-Mail determines the availability of prescription drug coverage and obtains all necessary approvals from healthcare providers within one business day of the placement of the order. If health insurance coverage is not available or denied for any reason, Medi-Mail will advise us so that we can arrange for payment in full by the consumer. Medi-Mail will not ship any order unless we have advised them that we have received payment in full from the consumer.

  . Drug Utilization Review. In the future, we intend to build a database for each customer based upon his or her historical prescription usage at ePills.com. We expect that the pharmacists at Medi-Mail will eventually be able to crosscheck each prescription received for allergies, therapeutic overlap, overuse/underuse and drug interactions with other drugs or foods.

  . Delivery of Prescription Products. We offer our customers various shipping options, including next-day delivery service. By the first half of 2000, we expect to provide our customers with the ability to pick up and, in some cases receive same-day delivery of, their prescription drugs at any of the approximately 2,000 pharmacies in the Good Neighbor Pharmacy Network.

 Distribution and Order Fulfillment for Non-Prescription Healthcare Products

   We outsource our distribution and order fulfillment operations for health and beauty aids and over-the-counter product orders on an exclusive basis with Bergen Brunswig. Our agreement with Bergen Brunswig for these services ends in August 2004.

   Orders for health and beauty aids and over-the-counter products are placed on our website and then forwarded to Bergen Brunswig by electronic data interchange. Each order provides a description of the product, SKU designations, quantities, method of payment, requested method of delivery and the designated delivery location. We expect that Bergen Brunswig will maintain sufficient inventory in an effort to facilitate the delivery of orders placed on our sites. We currently offer approximately 11,000 SKUs of health and beauty aids and over-the-counter products on our sites. We offer a variety of shipping options, including UPS 3-5 day ground service, UPS 2nd day air and UPS Next Day Air.

Customers

 Consumer

   In August 1999, according to an audit completed by Nielsen I/PRO, www.healthcentral.com attracted 5 million page views and 1,174,726 total visits, with an average visit time of 8 minutes, 16 seconds. DoubleClick measured 599,400 unique users during that same month. Page views are the total number of complete pages retrieved and viewed by visitors to the HealthCentral.com website. Each single-session use of the website constitutes a visit, and a unique user is an individual visitor to the HealthCentral.com website.

   In September 1999, according to Nielsen I/PRO, www.RxList.com attracted 2,840,548 page views and 773,516 total visits, with an average visit time of 6 minutes and 19 seconds. DoubleClick measured 364,000 unique users during that same month.

 Institutional

   The following is a list of our current institutional customers, to whom we are currently licensing and providing website development services:

 Name                           Description
 ----                           -----------
 Brown & Toland Medical Group   Partnership of University of California at San
                                Francisco and California Pacific Physicians
                                with over 1,200 physicians
                                Network of 48 hospitals based in California,
 Catholic Healthcare West       Nevada and Arizona


                                Healthcare insurer serving over six million
 Humana                         members in 15 states
 LifeMasters                    Disease management company that provides
                                patrons with online health services
                                Acute care hospital affiliated with Sutter
 Mills Peninsula Medical Center Health
 Palo Alto Medical Foundation   Non-profit organization affiliated with Sutter
                                Health providing health care services, research
                                and education
 Scripps Clinic                 Medical group and clinical research
                                organization with over 320 physicians based in
                                San Diego, California
 Sutter Health                  Seventh largest healthcare network in the U.S.
                                with 26 acute care hospitals and relationships
                                with approximately 5,000 physicians

Strategic Relationships

   We have the following strategic relationships:

   Dr. Dean Edell. In May 1999, we entered into a 15-year agreement with Dr. Edell, in which he granted us the exclusive right to the use of his name in connection with our business and exclusive commercialization rights to his services over the Internet, except for the publication of radio transcripts and Internet broadcasts of his radio program. Under this agreement, we own all content that Dr. Edell creates for our HealthCentral.com network.

   America Online. In August 1999, ePills.com entered into a two-year agreement with America Online, under which ePills.com will appear as one of five health-related anchor tenants on the America Online HealthOnline Pharmacy Channel. ePills.com is required to pay approximately $14 million over the term of the agreement for a minimum number of advertising impressions.

   AltaVista. In September 1999, we entered into a three year agreement with AltaVista for the creation of a co-branded website on the AltaVista Health Channel. We are the exclusive content provider on this co-branded site unless we fail to provide desired content within a given period. Under the agreement, AltaVista must deliver a minimum of advertising impressions and will receive payments from us of up to $65.6 million in cash and stock issued at fair market value over the three year term. In addition, we have agreed to issue AltaVista warrants to purchase stock if they meet higher performance thresholds. If AltaVista fails to deliver the minimum advertising impressions, we reduce our payments to them. Either AltaVista or we may cancel the agreement after two years.

   Bergen Brunswig. Bergen Brunswig is one of our stockholders and a strategic partner. In July and September 1999, we entered into a series of agreements whereby Bergen Brunswig will provide us with fulfillment services for health and beauty aids, over-the-counter products and prescription drug orders. The fulfillment agreement for health and beauty aids and over-the-counter products is a five-year agreement and provides our customers with access to over 11,000 SKUs. Our pharmacy services fulfillment agreement is with Bergen Brunswig's mail order pharmacy, Medi-Mail, and has a term of five years and provides our customers with access to over 12,000 prescription pharmaceutical SKUs. Our relationship with Bergen Brunswig provides us access to the Good Neighbor Pharmacy Network of approximately 2,000 independent pharmacies and access to the PlusCare Provider Network of over 70 pharmacy benefit managers covering approximately 80 million lives. Each of the PBMs has entered into an agreement with Bergen Brunswig, pursuant to which it provides pharmacy benefits for customers of approximately 4,000 individual pharmacies. Medi-Mail is one of these pharmacies that has access to the benefits provided by the PlusCare Provider Network.

   The People's Pharmacy. In September 1999, we entered into a four-year agreement with Joe and Teresa Graedon to launch a co-branded website, PeoplesPharmacy.HealthCentral.com, to provide users with exclusive Internet access to pharmacy-related content produced by the Graedons in the form of books, newspaper columns, and radio shows. The People's Pharmacy, a newspaper column written by the Graedons and syndicated by King Features, is published three times a week in over 100 markets, including New York, Baltimore, Los Angeles, Boston and Chicago. They also host a weekly radio show that is broadcast on over 500 stations in more than 100 countries. The Graedons have agreed to participate in an interactive pharmacy chat room on the co-branded site. We make annual payments to the Graedons and have issued them an option to purchase up to a maximum of 200,000 shares of our common stock.

   MediaLinx. In the fourth quarter of 1999, we expect to launch our co-branded website with MediaLinx, an Internet portal in Canada. MediaLinx manages Sympatico, the largest Internet service provider in Canada. We expect that Canadian users accessing MediaLinx will have access to our co-branded channel offering Canadian-specific health content and editorials.

   We also have promotional, content distribution and portal relationships with AskJeeves.com, Broadcast.com, Looksmart, NetPulse, Snap.com and Yahoo!.

Technology

   Our engineering mission is to provide a secure and confidential repository for user information, provide high performance and high quality software and application systems, and develop reusable components and tools that integrate with evolving healthcare standards. Our HealthCentral.com and ePills.com websites employ similar three-tier software architectures, and each is hosted on a different third-party web hosting service. We plan to integrate the RxList.com and ePills.com applications, services and databases into the HealthCentral.com network architecture.

   Physical Architecture. We employ a reliable and scalable server architecture in a mixed LINUX, UNIX and Windows NT environment. Our HealthCentral.com network, as well as our institutional clients' websites, are protected by an industry standard firewall. All sensitive data is stored on a separate, private network that is not directly accessible from the Internet. In addition, there is a security system that includes video surveillance of all servers 24 hours a day, and a well-defined audit mechanism.

   Software Architecture. We employ a three-tier software architecture, which allows customization, updating and repair of each layer without interfering with the operation of the other layers. Our architecture consists of:

  . a user interface layer, which allows quick customization of applications and allows non-technical staff to maintain and improve the user interface and look and feel of both the HealthCentral.com network and our institutional clients' websites.

  . an engine layer, which implements the business logic for our applications. Our engine was developed over a 15-year period by Windom Health and enhanced by participation in an advanced technology program grant.

  . a database layer, which holds all content and data related to our website on a private network not directly connected to the Internet. An institutional client may choose to have its database reside with us or remain at the client's location. Our database servers are Oracle, Sybase on Sun Solaris for high end applications and MS SQL servers for low-end applications. We are in the process of improving the scalability of our database servers.

Sales and Marketing

 HealthCentral.com and RxList.com

   Our current sales and marketing strategy is to quickly build our revenues, brand recognition and brand loyalty from sponsorships and advertising. Our advertising campaigns target both online and traditional audiences and are designed to promote an enhanced customer experience.

   Our online advertising efforts are focused on Internet portals and other websites. We employ DoubleClick, the largest Internet advertising company, to conduct advertising and sponsorship sales for our HealthCentral.com and RxList.com websites. Our senior management participates with DoubleClick representatives in important sales efforts. Under the terms of the agreement, we cannot sell advertising, with some exceptions, for our HealthCentral.com website through alternate avenues; however, the agreement is terminable by either party on 90 days notice. 100% of our advertising inventory for the HealthCentral.com website has been sold each month from January 1999 through August 1999. We intend to continue to use the unique resources of the Internet as a means of marketing in an effort to drive traffic and repeat purchases.

 ePills.com

   Our current sales and marketing strategy is to establish brand awareness and build brand loyalty of ePills.com in order to drive sales of prescription and non-prescription items. Our advertising and promotional activities target both online and offline audiences and are initially designed to attract first-time customers. To induce customer loyalty, we intend to employ frequency reward programs based upon repeat purchases, where customers will be able to accumulate points for every purchase and redeem them for prizes and free products. In the first half of 2000, we plan to target people who suffer from chronic conditions by offering disease-specific information and building communities around common health concerns and prevention and health management topics.

   Our online marketing efforts are focused on identifying and marketing to early adopters of healthcare e-commerce, who we believe are typically women and Internet users 45 years or older. We intend to reach these groups through co-marketing initiatives with affiliate websites targeting female and mature demographics, e.g, women's interests, parenting and family, investing, travel planning, real estate, and senior-oriented sites. We intend to employ incentive programs for affiliate sites to co-register users for our newsletter, as well as reward affiliates for directing traffic to our site that results in purchases. We also intend to acquire or rent opt-in e-mail lists to market through e-mail based communications. We also plan to reinforce our online marketing efforts through branded giveaway items in our product packaging, e.g., ePills.com-branded pill boxes, thermometer strips, pens, water bottle straps, first-aid kits and band-aids.

   In addition to marketing through online channels, we intend to use traditional marketing and promotional efforts, including print media campaigns, TV, radio and billboards. We intend to increase our brand awareness through associating with health and family-related events. In addition, we are in the process of executing an extensive co-branding effort with the Good Neighbor Pharmacy Network to extend our brand both online and offline and differentiate our service through affiliation with trusted brick-and-mortar pharmacies.

 Institutional Internet Services

   Our current sales and marketing strategy is to quickly build our institutional customer base, while deriving revenues from licensing and development fees. We are in the process of building our direct sales teams for our institutional Internet services.

Competition

   To be competitive, we must increase our site traffic and market share both rapidly and significantly. Thus, we must attract and retain users to our HealthCentral.com network by offering unique content and services, including the ability to purchase health-related products, of particular interest to our users.

 HealthCentral.com and RxList.com

   There are currently over 15,000 Internet websites that provide health-related information. As a result, our industry is fragmented and competition is extremely intense. Our HealthCentral.com and RxList.com consumer websites compete directly for users, advertisers, e-commerce merchants and other partners with numerous Internet and non-Internet businesses, including:

  . health-related websites targeted at consumers, such as drkoop.com, AllHealth.com, DiscoveryHealth.com, InteliHealth, Medscape.com, OnHealth.com, Thrive.com and WebMD.com;

  . online portal companies, such as America Online, Excite, Inc., The Go Network, Lycos Corporation Microsoft Network, and Yahoo!;

  . hospitals, HMOs, managed care organizations, insurance companies and other healthcare providers and payors that offer healthcare information through the Internet; and

  . consumer affinity groups, such as the American Association of Retired Persons and SeniorNet, which offer online healthcare-related content to special demographic groups.

 ePills.com

   The online e-commerce markets in the health, beauty, wellness, personal care and pharmacy categories are fragmented and intensely competitive, with no clear dominant leader in any of our market categories. Our competitors in these areas can be divided into several groups:

  . chain drugstores, such as CVS, Eckerd and Walgreen's, and independent drug stores;

  .  mass market retailers such as Kmart, Target and Wal-Mart;

  .  supermarkets and warehouse clubs;

  . online retailers of health, beauty, personal care and/or pharmaceutical products, such as planetRx and drugstore.com;

  . mail-order pharmacies and prescription benefits managers, such as Express Scripts and Merck-Medco;

  . Internet-portals and online service providers that feature shopping services such as America Online, Yahoo!, Excite and Lycos; and

  .  cosmetics departments at major department stores.

   Each of these competitors operate within one or more of the health, beauty, wellness, personal care and pharmacy product categories. In addition, nearly all of our competitors have, or have announced their intention to have, the capability to accept orders for products online. In particular, Walgreen's, CVS, Albertson's and Wal-Mart already are accepting prescription refill or other orders on their websites.

   Many of these competitors have substantial competitive advantages over us, such as:

  .  greater name recognition;

  .  larger user bases;

  .  greater financial, technical and other resources;

  .  the ability to offer a wider array of online products and services; and

  .  more diversified content offerings.

 Institutional Internet Services

   In the market for institutional Internet services, we compete mainly with payors' and providers' internal systems development teams, with local web development companies, with consumer-oriented websites that are selling applications to institutions, such as drkoop.com, WebMD and BabyCenter's CHI division. The main competitive factors in the institutional Internet services market are depth of content, cost, development and maintenance ability and the ability to allow the institutional client to promote its own brand.

Intellectual Property Rights

   Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark and trade dress laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We intend to file for federal trademark registrations for the mark HealthCentral.com and "Windom Health." We have a 15-year agreement with Dr. Edell, in which he has granted us the exclusive right to the use of his name in connection with our business and exclusive commercialization rights to his services over the Internet, except for the publication of radio transcripts and Internet broadcasts of his radio program. Under this agreement, all content that Dr. Edell creates for our HealthCentral.com network is owned by us. Windom Health developed some elements of HealthView, the Personal Health Record and the general architecture of the HealthCentral.com consumer website during its participation in a project funded by a grant from the National Institute of Standards and Technology. Under the terms of the grant, Windom Health owns the intellectual property it developed for the project and granted a nonexclusive, nontransferable license to the U.S. government of that intellectual property. In addition, we have various other exclusive contractual rights. See "--Strategic Relationships."

   Our policy is to enter into confidentiality and invention assignment agreements with all employees and consultants, and nondisclosure agreements with all potential business partners. These protections, however, may not be adequate to protect our intellectual property rights. In addition, we may be sued by third parties alleging, with or without merit, that we have violated their intellectual property rights. See "Risk Factors--Any failure or inability to protect our intellectual property rights could adversely affect our ability to establish our brands" and "--We may be sued by third parties for infringement of their proprietary rights."

Government Healthcare Regulation

   General. Numerous state and federal laws regulate our health business covering areas such as:

  .  the practice of medicine and other healing arts professions;

  . the sale of controlled products such as pharmaceuticals and other healthcare products;

  . prohibitions against the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods;

  . dispensing and delivering prescription, over-the-counter drugs and other medical products; and

  .  advertising of drugs, cosmetics and nutritional supplements.

   Generally, the laws and regulations governing the healthcare industry have not been tested in relation to e-commerce in healthcare products and/or the provision of healthcare information on the Internet. The laws may be interpreted in such a way that we may not be permitted to conduct our business as described. The requirement that we comply with any new legislation or regulations, or any unanticipated application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products, services and information offered through our HealthCentral.com network, increase our cost of doing business or otherwise harm our business.

   Regulation of the Practice of Medicine. The practice of medicine is generally defined by state law and varies from state to state. Often it is defined as engaging in, with or without compensation, diagnosis or treatment of a physical or mental condition. The practice of medicine requires a license under state law and, depending on state law, practice of medicine without a license can be a civil or criminal violation. We have endeavored to structure our site, and in particular our health risk assessment tools and our descriptions of various healthcare products, to avoid violation of state licensing requirements. For example, we have included within our website disclaimers and other notices that we have deemed appropriate to advise users that the information provided is not intended to be a substitute for consultation with a licensed physician. However, the application of this area of the law to Internet services such as ours is novel and a key element of our strategy is to encourage consumers to associate us with Dr. Dean Edell, a licensed physician. Also, we have not conducted a state by state survey of licensing requirements and policies. Accordingly, a state regulatory authority and/or one or more licensed physicians or physician advocacy groups or consumers may allege that one or more elements of our business requires a license to practice medicine under existing or future laws or statutes and/or that the disclaimer is ineffective as to particular consumers who claim to rely upon advice or information provided by us. Any application of practice of medicine regulations to our business could harm our business or require us to change our business model. Further, liability based on a determination that we engaged in the practice of medicine without a license may cause us to be excluded from coverage under the terms of our current general liability insurance policy and may also subject us to a higher standard of care than would be applicable to activities that do not require a professional license.

   Regulation of Other Healthcare Professions. We provide information on pharmacology, nutrition and mental health on our website, including electronically accessible information regarding prescription drugs and answers to frequently asked questions about prescription drugs. The practice of pharmacology, nutrition, psychology and certain personal counseling is also defined by and regulated by state law, which also varies from state to state. While we have taken the same precautions to avoid the practice of other healthcare professions as we have with the practice of medicine, a local professional licensing board, local professionals, professional advocacy groups, or consumers may seek to impose state law licensing requirements on some aspects of our business. Any application of the regulation of the practice of another healthcare profession to our business could harm our business or require us to change our business model. Further, any liability based on a determination that we engaged in the practice of a healthcare profession without a license may cause us to be excluded from coverage under the terms of our current general liability insurance policy and may also subject us to a higher standard of care than would be applicable to activities which do not require a professional license.

   Regulation of Pharmacy Prescription Drug Activities. Our business of providing prescription drugs and other medical products is subject to federal, state and local regulations, many of which are specific to pharmacies. For example, pursuant to the Omnibus Budget Reconciliation Act of 1990 and related state and local regulations, pharmacists are required to offer counseling, without additional charge, to prescription drug customers about medication, dosage, delivery systems, common side effects, adverse effects or interactions and therapeutic contraindications, proper storage, prescription refill, and other information deemed significant by the pharmacists. In addition, the FTC and many state agencies regulate advertising and product performance claims for prescription drugs. Pharmacy operations are subject to federal, state and local licensing and registration regulations with respect to the Controlled Substances Act and federal Drug Enforcement Agency regulations, as well as related state and local laws and regulations, relating to pharmacy operations, including registration, security, recordkeeping, and reporting requirements related to the purchase, storage and dispensing of controlled substances and prescription drugs, and certain over-the-counter drugs. We have attempted to structure our agreement with Medi-Mail, for the fulfillment of prescription orders, such that we do not have to qualify as a pharmacy under federal, state and territorial laws and regulations. Medi-Mail is required to provide pharmacist support to respond to consumer inquiries, and we are required to provide consumer accessible electronic information including answers to frequently asked questions about prescription drugs. Nevertheless, because we are the interface with the consumer for the purchasing of prescription drugs, we may be the subject of FDA, FTC, DEA and state agency enforcement actions and could be liable to the consumer in the case of adulterated drugs, false or misleading advertising or claims or problems with the transport and sale of controlled substances. While we have rights against the drug manufacturer as to adulteration issues and rights against Medi-Mail for problems relating to compounding and dispensing drugs, we may have liability if the manufacturer and/or Medi-Mail cannot or will not indemnify us in a specific situation.

   The U.S. House of Representatives Committee on Commerce and the General Accounting Office are currently investigating online pharmacies and online prescribing, especially focused on those who prescribe drugs online and on pharmacies that fill invalid prescriptions, including those that are written online. The committee requested that the General Accounting Office undertake a formal review of a number of issues pertaining to online pharmacies, including an assessment of mechanisms to ensure that online pharmacies are obeying the various state and federal regulations for the industry. Any regulatory issues or investigation of our fulfillment partners could involve us, and could harm our business, even if we had no direct liability.

   The National Association of Boards of Pharmacy, a coalition of state pharmacy boards, has developed a program, the Verified Internet Pharmacy Practice Sites, or VIPPS, as a model for self-regulation for online pharmacies. As of September 15, 1999, the first VIPPS certifications were issued to drugstore.com, Merck-Medco Rx Services and planetRx.com, which are now entitled to display the VIPPS seal on their websites. To the extent that consumers rely upon the VIPPS seal, it may be a competitive disadvantage if Medi-Mail/ePills.com does not obtain certification. In addition, various state legislatures are considering new legislation related to the regulation of nonresident pharmacies. The inclusion of prescription drugs as a Medicare benefit has been the subject of numerous bills in the U.S. Congress. Should legislation on prescription drug coverage for Medicare recipients be enacted into law, compliance with any corresponding rules and regulations would be required.

   Regulation of the Sale of OTC Drugs, Nutritional Supplements, Cosmetics and Medical Devices. The FDA and FTC and similar state agencies regulate drug and cosmetic advertising and promotion, including direct-to-consumer advertising, done by or on behalf of drug and cosmetic manufacturers and marketers. In addition, the FDA regulates product safety for nutritional supplements as well as over-the-counter drugs, medical devices and prescription drugs. Many of our products and services are subject to FDA and FTC regulation and enforcement for false advertising and misleading advertising, including overstatements regarding product performance, especially regarding nutritional supplements. While we have rights against the manufacturer as to adulteration issues and product claims (to the extent we have received the claims as a result of the manufacturer), we may have liability if the manufacturer cannot or will not indemnify us in a specific situation.

   Application of State and Foreign Laws. Although our business offices are located in California, our website is available to users all over the United States and the world. Therefore, the governments of other states and foreign countries also regulate our activity and our transmissions and may take action against us for violations of their laws. For example, many states have enacted laws related to telemedicine, where physicians are practicing medicine by various means of communication over state lines. The states have varied tremendously in their approaches to this issue, including, among others, requiring full licensing of the out of state practitioner or by requiring the involvement of a state licensed practitioner. The states have uniformly asserted their right to regulate telemedicine activity, based upon the location of patients in their state, and we would expect the states to take the same approach as to other electronic activities directed to consumers in their states. In addition, our pharmacy business requires that our fulfillment partner be registered as a pharmacy in any state where it delivers prescription drugs. We have not undertaken a state by state or a country by country review of the health-related laws that could apply to our business. Violations of these laws may be alleged or charged by state or foreign governments or may be modified, or new laws may be enacted, in the future. Any of the foregoing could harm our business.

   Liability for Health Information and Health Products. Due to the nature of our business, we may become involved in litigation regarding the information transmitted from our site with the risk of adverse publicity, significant defense costs and substantial damage awards. In addition, if we are deemed to be engaged in the practice of medicine or another healthcare profession, including pharmacy, we could be subject to claims and/or malpractice liability exposure for which we may not be insured. We may also be liable for personal and property damage from products provided by us, including from prescription drugs. Finally, the FDA could look to us first in enforcing a product recall. In recent years, participants in the healthcare industry have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. We have legal rights against the manufacturer and fulfillment companies, with some limits, for their activities related to the products we provide. To date, we have not been the subject of any claim involving the operation of our site. However, claims may be brought against us. Even if these claims ultimately prove to be without merit, defending against them can be time-consuming and expensive, and any adverse publicity associated with these claims could adversely affect our business. Our liability insurance does not provide coverage for professional malpractice, so these claims would not come within the scope of or be covered by our insurance. We may not be able to maintain existing coverage or expand its scope to address evolving risks, or obtain increased amounts of coverage on acceptable terms or at all.

   Use of Medical Information and Data. There are changing federal and state laws governing the storage and disclosure of medical information and healthcare records. Our site does and will contain information submitted by users, in response to questions on our personal health risk assessment and in connection with prescription drug and other healthcare product orders. We expect that our site will also contain information compiled by users for their personal healthcare histories. While this information is not intended to constitute or be treated as medical records, users or regulatory agencies may seek to characterize this information as medical records and impose requirements and/or sanctions upon us related to the maintenance and handling of medical records. Maintaining this information could also expose us to claims if unauthorized persons gain access to it notwithstanding our efforts to maintain its security.

   Federal and State Anti-Kickback Laws. Provisions of the Social Security Act known as the Federal Anti-Kickback Law prohibit knowingly or willfully, directly or indirectly, paying or offering to pay, or soliciting or receiving, any remuneration in exchange for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and similar other federal or state healthcare programs. Violations may result in civil and criminal sanctions and penalties. Civil penalties include exclusion from government health programs. Criminal sanctions include imprisonment for up to five years and fines of up to $25,000 or both, for each violation. Recent federal legislation expanded the sanctions to include civil monetary penalties up to $50,000 for each prohibited act and up to three times the total amount of remuneration offered, paid, solicited or received, even in circumstances where a portion of such remuneration is offered, paid, solicited or received for a lawful purpose. Certain courts reviewing the statute have taken a broad view of the Federal Anti-Kickback Law and have ruled that it can be violated if only one purpose of a payment arrangement is to induce referrals. Many states also have enacted similar local anti-kickback laws.

   At present, neither Medicare nor Medicaid reimburses outpatient prescription drugs, with the exception of a few items. While we believe that we have structured our fee relationships with our pharmacy and health product affiliates so that the Federal Anti-Kickback Law is not implicated for any items or services covered by it, the agency may take a contrary position, especially if Medicare and Medicaid benefits are expanded to cover prescription drugs. If this were to happen, our prescription drug arrangement with our e-commerce pharmaceutical and healthcare supply affiliates, as currently structured, may not qualify as among the practices exempted from federal prosecution or other enforcement under the Federal Anti-Kickback Law by the regulatory safe harbors promulgated by the Department of Health and Human Services. Failure to meet a safe harbor, however, does not mean that an arrangement violates the statute. Many activities engaged in by healthcare providers and related entities fall outside the safe harbors yet are not deemed illegal. While we believe that our fee arrangements are not illegal as to products and services reimbursable by Medicare or other federal programs covered by the statute, given the breadth of the Federal Anti-Kickback Law, the limited scope of the existing safe harbors and the desire of the agencies to eliminate programs that create financial incentives to provide excessive care, we may face adverse regulatory positions. The Office of Inspector General is authorized to issue advisory opinions regarding the interpretation and applicability of the Federal Anti-Kickback Law, including whether an activity or proposed activity constitutes grounds for the imposition of civil or criminal sanctions. We have not sought this kind of opinion and are aware of no opinion that has been issued regarding website sponsorships or planned sales activities.

   In addition, most states have enacted anti-kickback, or illegal remuneration, laws that are similar to the Federal Anti-Kickback laws. Some of these state laws are very closely patterned on the Federal Anti-Kickback Law; others, however, are broader and reach reimbursement by private payors, and still others are more narrow, applying, for example, only to kickbacks paid or received by providers. We have not conducted a survey of these laws in all fifty states and therefore, our arrangements with our e-commerce affiliates may result in investigation or prosecution by state regulators or attorneys general.

   If our activities were deemed to be inconsistent with the Federal Anti-Kickback Law or with state anti-kickback or illegal remuneration laws, we could face civil and criminal penalties or be barred from such activities, any of which could harm our business. Further, we could be required to restructure our existing or planned sponsorship compensation arrangements and e-commerce activities in a manner that could harm our business.

   Federal and State Self-Referral Prohibitions. The federal physician self-referral statute, often identified as the Stark Law, generally forbids payments under Medicare or Medicaid based on a physician referral for "designated health services" to any entity with which the physician (or an immediate family member) has a financial relationship. The financial relationship can be direct or indirect. The financial relationship can take the form of an ownership or investment interest or a compensation relationship. A referral, under the Stark Law, can include prescribing or requesting designated health services, and also establishing a plan of care for the designated health services. The Stark Law applies to clinical laboratory services and other designated health services, including outpatient prescription drugs and durable medical equipment. Penalties for violating the Stark Law include denial of payment from Medicare and Medicaid programs for any services referred to an entity in violation of the Stark Law, civil monetary penalties of up to $15,000 for each offense and exclusions from the Medicare and Medicaid programs. Many states have adopted similar self-referral laws, which may extend to governmental and third-party payors. We have not conducted a survey of these laws in all fifty states.

   We have attempted to structure our physician relationships and our information delivered to customers so that we are not viewed as practicing medicine, either directly or as a vehicle for the practice of medicine by an affiliated physician. However, if we were deemed to be a vehicle for a physician referral for services or equipment covered by federal or state self-referral laws, the manner in which we are paid by the referral recipient could subject us to action under Stark or state self-referral laws, which could harm our business and subject us to sanctions under these laws.

   FDA Regulation of Medical Devices. Some computer applications and software are considered medical devices and are subject to regulation by the United States Food and Drug Administration. We do not believe that our current applications or services will be regulated by the FDA; however, our applications and services may become subject to FDA regulation. Additionally, we may expand our application and service offerings into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent our introduction of new applications or services.

Other Governmental Regulation

   General. There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws such as those governing issues such as intellectual property ownership and infringement, privacy, libel, copyright, trade mark, trade secret, obscenity, personal privacy, taxation, regulation of professional services, regulation of medical devices and the regulation of the sale of other specified goods and services apply to the Internet and Internet advertising. The requirement that we comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our service, increase our cost of doing business or otherwise harm our business.

   Online Content Regulations. Several federal and state statutes prohibit the transmission of indecent, obscene or offensive content over the Internet to certain persons. In addition, pending legislation seeks to ban Internet gambling and federal and state officials have taken action against businesses that operate Internet gambling activities. The enforcement of these statutes and initiatives, and any future enforcement activities, statutes and initiatives, may result in limitations on the type of content and advertisements available on HealthCentral.com. Legislation regulating online content could slow the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising and e-commerce medium, which could impair our ability to generate revenues.

   Privacy Concerns. The Federal Trade Commission is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites, with particular emphasis on access by minors. These regulations may include requirements that companies establish procedures to, among other things:

  . give adequate notice to consumers regarding information collection and disclosure practices;

  . provide consumers with the ability to have personal identifying information deleted from a company's database;

  . provide consumers with access to their personal information and with the ability to rectify inaccurate information;

  . clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's website; and

  . obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

   Such regulation may also include enforcement and redress provisions. While we have implemented programs designed to enhance the protection of the privacy of our users, these programs may not conform with any regulations adopted by the FTC. Moreover, even in the absence of such regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One such investigation has resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to such an investigation, or the FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on the our ability to provide highly targeted opportunities for advertisers and e-commerce marketers. Any of these developments could harm our business.

   It is also possible that cookies may become subject to laws limiting or prohibiting their use. The term cookies refers to information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge and which is used to track demographic information and to target advertising. Most currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or prevent cookies from being stored on their hard drives. In addition, a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of the use of cookies could limit the effectiveness of the targeting of advertisements, which could have impair our ability to generate advertising revenue.

   The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under this EU directive, EU citizens are guaranteed rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The EU directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The EU directive does not, however, define what standards of privacy are adequate. As a result, the EU directive may adversely affect the activities of companies like ours, which plan to engage in data collection from users in EU member countries.

   Planned features of our website include the retention of personal information about our users which we obtain with their consent. We have a stringent privacy policy covering this information. However, if third persons were able to penetrate our network security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. This liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant financial resources. Moreover, to the extent any of the data constitutes or is deemed to constitute patient health records, a breach of privacy could violate federal law.

   Data Protection. Legislative proposals have been made by the federal government that would afford broader protection to owners of databases of information, such as stock quotes and sports scores. This kind of protection already exists in the EU. If enacted, this legislation could result in an increase in the price of services that provide data to websites. In addition, this legislation could create potential liability for unauthorized use of this data.

   Internet Taxation. A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. This legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from these activities.

   Domain Names. Domain names are the user's Internet address. Domain names have been the subject of significant trademark litigation in the United States. Third parties may bring claims for infringement against us for the use of the HealthCentral.com or the ePills.com trademarks. Moreover, because domain names derive value from the individual's ability to remember these names, our domain names may lose their value if, for example, users begin to rely on mechanisms other than domain names to access online resources.

   The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Our domain names may lose their value, or we may have to obtain entirely new domain names in addition to or in lieu of our current domain names if litigation or reform efforts result in a restructuring in the current system.

   State Insurance Regulation. In the future we may market insurance online. The use of the Internet in the marketing of insurance products is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to these activities. If we were required to comply with such licensing laws, compliance could be costly or impossible, which could harm our business or require us to change our business plans.

   Jurisdiction. Due to the global reach of the Internet, it is possible that, although our transmissions over the Internet originate primarily in the State of California, the governments of other states and foreign countries might attempt to regulate Internet activity and our transmissions or take action against us for violations of their laws. Violations of these laws may be alleged or charged by state or foreign governments, or these laws may be modified, or new laws enacted, in the future. Any of the foregoing could harm our business.

Employees

   As of September 15, 1999 we had 47 employees, of which 6 were employed in sales and marketing, 15 were employed in engineering, 17 were employed in production, and 9 were employed in general management and administration. We believe that our relations with our employees is good.

Facilities

   We lease an aggregate of approximately 16,100 square feet at our two facilities in Emeryville, California. The lease for approximately 7,300 square feet expires in March 2004 and the lease for approximately 8,800 feet expires in December 2003. We have also entered into a license agreement to use facilities in Stamford, Connecticut. This agreement renews every three months and the current agreement will expire in November 1999.

Legal Proceedings

   We have no pending legal proceedings, however we may become subject to lawsuits from time to time.

                                   MANAGEMENT

                        Executive Officers and Directors

   The following table sets forth specific information regarding our executive officers and directors as of August 31, 1999:

   Name                      Age Position
   ----                      --- --------
   Albert L. Greene........   49 President, Chief Executive Officer and Director
   C. Fred Toney...........   33 Senior Vice President and Chief Financial Officer
   Deryk Van Brunt.........   40 Senior Vice President of Operations
   Marcos A. Athanasoulis..   32 Vice President of Engineering
   Ann-Marie Buddrus.......   47 Vice President of Production
   James J. Hornthal.......   45 Co-Chairman of the Board of Directors
   Michael D. McDonald.....   43 Co-Chairman of the Board of Directors
   Louis M. Andersen.......   38 Director
   Sheryle J. Bolton.......   53 Director
   Annette Campbell-White..   52 Director
   Dean S. Edell...........   58 Director
   Wesley D. Sterman.......   39 Director
   Robin Wolaner...........   45 Director

   Albert L. Greene has served as our President and Chief Executive Officer since joining HealthCentral.com in July 1998 and as a director since October 1998. From May 1990 to February 1998, Mr. Greene served as President of Alta Bates Medical Center, a hospital in Berkeley, California. From January 1996 to July 1998, Mr. Greene served as Chief Executive Officer of the East Bay Service Area of Sutter Health, a healthcare provider. He presently serves on the boards of directors of Quadramed Corporation, a developer of healthcare software and services, Lumisys Incorporated, a supplier of medical imaging products, and Acuson Corporation, a manufacturer of medical ultrasound equipment. Mr. Greene received a B.A. in Psychology from Ithaca College and an M.H.A. in Hospital Administration from the University of Michigan.

   C. Fred Toney has served as our Senior Vice President and Chief Financial Officer since joining HealthCentral.com in July 1999. From August 1992 to July 1999, he served as Research Analyst, Director of Research and Senior Managing Director at Pacific Growth Equities, Inc., an investment banking firm. He also serves on the board of directors of two private companies. Mr. Toney received a B.A. in both Economics and English from the University of California, Davis.

   Deryk Van Brunt has served as our Senior Vice President of Operations since HealthCentral.com acquired Windom Health in August 1999. From June 1994 to August 1999, Dr. Van Brunt was Chief Operating Officer of Windom Health. Dr. Van Brunt received a B.S. in Natural Resources, an M.P.H. in Epidemiology and a Dr.P.H. in Health Informatics from the University of California, Berkeley.

   Marcos A. Athanasoulis has served as our Vice President of Engineering since HealthCentral.com acquired Windom Health in August 1999. At Windom Health, Mr. Anthanasoulis served as Director of Engineering from June 1998 to August 1999, and as Director of Research and Development from June 1996 to June 1998. From June 1990 to May 1996, Mr. Athanasoulis was a Research Scientist at Impact Assessment, Inc. He was also an independent consultant in health information systems from June 1995 to June 1998. Mr. Athanasoulis received a B.A. in Social Science, an M.P.H. in Epidemiology and Biostatistics, and a Dr.P.H. in Health Information Sciences from the University of California, Berkeley.

   Ann-Marie Buddrus has served as our Vice President of Production since HealthCentral.com acquired Windom Health in August 1999. At Windom Health, Ms. Buddrus served as Vice President of Production from March 1999 to August 1999. From May 1997 to March 1999, she served as President of JUMP Design, an

Internet development consulting company. From February 1997 to April 1997, she served as Vice President, Production at NetChannel, Inc., an Internet media company. From March 1994 to February 1997, Ms. Buddrus was Director of Production in the Interactive Television Division of Pacific Bell Video Services, where she helped pioneer the development of interactive shopping mall prototypes. Ms. Buddrus received a B.A. in Art History from Maryville University.

   James J. Hornthal co-founded HealthCentral.com in August 1996 and has been a director since inception and co-chairman of the board of directors since September 1999. In March 1985, Mr. Hornthal founded Preview Travel, an online travel services company. He has served as chairman of the board of directors of Preview Travel since inception, as well as President until April 1994 and Chief Executive Officer until June 1997. Mr. Hornthal is also the chairman of NewsNet Central, a privately-held media convergence company. Mr. Hornthal received an A.B. in Economics from Princeton University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

   Michael D. McDonald has served as co-chairman of the board of directors since September 1999 and served as chairman of the board of directors from August 1999 to September 1999. Since December 1995, he has served as President and a director at both Global Health Initiatives, a health information company, and Health Initiatives Foundation, Inc., a health and technology non-profit company. At Windom Health, Dr. McDonald served as President and chairman of the board of directors from June 1984 to August 1999. He also served as Director of Health and Telecom at the C. Everett Koop Institute from May 1994 to July 1995, and as Director of Health and Telecom at the Koop Foundation, Inc. from March 1995 to April 1997. Dr. McDonald received a B.A. in Interdisciplinary Study of Medicine from the University of California, San Diego, and an M.P.H. and Dr.P.H. from the University of California, Berkeley.

   Louis M. Andersen has served as a director of HealthCentral.com since August 1999. Mr. Andersen has been Vice President, Strategy and Business Development at United HealthCare Corporation, a healthcare management and insurance provider, since September 1998. From October 1989 to September 1998, he was Director of Strategy at Prudential HealthCare, a healthcare affiliate of Prudential Insurance Company of America. Mr. Andersen received a B.S./B.A. degree in Accounting from the University of Nebraska, and an M.B.A. from Columbia University.

   Sheryle J. Bolton has served as a director of HealthCentral.com since October 1998. Since November 1996, Ms. Bolton has served as Chief Executive Officer and a director of Scientific Learning Corporation, a neuroscience-based, educational Internet and software company, and she has also served as President since June 1997. From September 1995 to October 1996, Ms. Bolton was a consultant to companies in the Internet, healthcare and technology sectors. From January 1994 to August 1995, Ms. Bolton was the President and Chief Operating Officer of Physicians' Online, Inc., an online clinical information resource for physicians. Ms. Bolton serves as a director or trustee for several mutual fund families of Scudder Kemper Investments, Inc. Ms. Bolton received a B.A. in English and an M.A. in Linguistics from the University of Georgia, and an M.B.A. from Harvard Business School.

   Annette Campbell-White has served as a director of HealthCentral.com since September 1999. She has been the Managing General Partner of MedVenture Associates, a life sciences venture capital firm, since May 1986. Ms. Campbell-White serves on the board of directors of ArthroCare Corporation, a manufacturer of surgical instruments, and several privately held companies. Ms. Campbell-White received a B.Sc. in Chemical Engineering and an M.Sc. in Physical Chemistry from the University of Cape Town, South Africa.

   Dean S. Edell, M.D. co-founded HealthCentral.com in August 1996, and has been a director since inception. From inception to July 1998, Dr. Edell also served as President and Chief Executive Officer. Dr. Dean Edell has been a medical journalist for twenty years, and is the host of the Dr. Dean Edell Show, which is broadcast on more than 300 radio stations. His television news reports appear in over 50 markets in the United States and Canada. Dr. Edell has received numerous awards for his broadcasting work, including a C. Everett Koop Media award, an Edward R. Murrow award, and awards from the American Cancer Society and the American Heart Association. Dr. Edell received a B.A. in Zoology from Cornell University and an M.D. from Cornell University Medical School.

   Wesley D. Sterman has served as a director of HealthCentral.com since December 1998. Dr. Sterman co-founded Heartport, Inc., a cardiovascular medical technology company, in May 1992, and since inception has served as its President, Chief Executive Officer and chairman of the board of directors. Dr. Sterman received a B.S. in both Biology and Chemistry from Stanford University, an M.B.A. from the Graduate School of Business at Stanford University, and an M.D. from the Stanford University School of Medicine. Dr. Sterman also serves on the boards of directors of several private companies.

   Robin Wolaner has served as a director of HealthCentral.com since October 1998. Since October 1997, Ms. Wolaner has served as the Executive Vice President of CNET, Inc, an internet media company. From July 1992 to December 1995, Ms. Wolaner served as President and Chief Executive Officer of Sunset Publishing Corporation, a magazine and book company and a division of Time Publishing Ventures. She serves on the board of directors of Burnham Pacific Properties, a real estate investment trust, as well as on the board of directors of a private company. Ms. Wolaner received a B.S. in Industrial and Labor Relations from Cornell University.

Board Composition.

   Our bylaws currently provide for a board of directors consisting of nine members. All directors hold office until the next annual meeting of our stockholders and until their successors have been elected and qualified. Although our principal stockholders have agreed to be bound by a voting agreement providing for the election of all of our directors, this voting agreement will terminate upon completion of this offering.

   In accordance with the terms of our amended and restated certificate of incorporation to be effective upon completion of this offering, the board of directors will be divided into the following three classes, each serving staggered three-year terms, after the completion of this offering: Class I, whose initial term will expire at the annual meeting (or special meeting held in lieu of the annual meeting) of stockholders in 2000; Class II, whose initial term will expire at the annual meeting (or special meeting held in lieu of the annual meeting) of stockholders in 2001; and Class III, whose initial term will expire at the annual meeting (or special meeting held in lieu of the annual meeting) of stockholders in 2002. As a result, only one class of directors will be elected at each annual meeting of stockholders of HealthCentral.com, with the other classes continuing for the remainder of their respective terms. These provisions in our amended and restated certificate of incorporation may have the effect of delaying or preventing changes in the control or management of HealthCentral.com.

Board Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, our directors do not currently receive compensation for their services as members of the board of directors. Employee directors are eligible to participate in our 1998 Stock Plan and 1999 Stock Plan and, following the completion of this offering, will be eligible to participate in our 1999 Employee Stock Purchase Plan. Nonemployee directors are eligible to participate in our 1998 Stock Plan and 1999 Stock Plan and, following the completion of this offering, will be eligible to participate in our 1999 Directors' Stock Option Plan. See "Stock Plans."

   In October 1998, we granted each of Ms. Bolton and Ms. Wolaner nonstatutory stock options to purchase 70,000 shares of our common stock at an exercise price of $0.22 per share. In February 1999, we granted Dr. Sterman a nonstatutory stock option to purchase 70,000 shares of our common stock at an exercise price of $0.22 per share. In August 1999, we granted Dr. McDonald a nonstatutory stock option to purchase 70,000 shares of our common stock, we granted Mr. Andersen a nonstatutory stock option to purchase 14,000 shares of our common stock, and Dr. Sterman a nonstatutory stock option to purchase 14,000 shares of our common stock each at an exercise price of $1.14 per share. Each of these option grants vests over a 48 month period.

Board Committees

   The audit committee consists of Ms. Campbell-White and Mr. Andersen. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  . reviews and evaluates our audit and control functions.

   The compensation committee consists of Ms. Bolton, Dr. Sterman and Ms. Wolaner. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and

  .  makes recommendations to the board of directors regarding such matters.

   The stock option subcommittee consists solely of Mr. Greene. The stock option subcommittee has authority to grant stock options to optionees who are not executive officers or directors of HealthCentral.com.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee of the board of directors are currently Ms. Bolton, Dr. Sterman and Ms. Wolaner, none of whom has ever been an officer or employee of HealthCentral.com.

   No executive officer of HealthCentral.com serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

   The following table sets forth the compensation received for services rendered to us during the fiscal year ended December 31, 1998 by our Chief Executive Officer. None of our executive officers earned in excess of $100,000 from us during the fiscal year ended December 31, 1998.

                           Summary Compensation Table

                                                    Long-Term
                         Annual Compensation   Compensation Awards
                         -------------------- --------------------------
                                              Restricted     Securities
Name and Principal                              Stock        Underlying     All Other
Position                 Salary ($) Bonus ($) Awards ($)     Options (#) Compensation($)
------------------       ---------- --------- ----------     ----------- ---------------
Albert L. Greene, Chief
 Executive Officer......   64,800       --      2,429(1)(2)    167,685          --

--------
(1) In February 1998, Mr. Greene purchased 62,710 shares of common stock at a purchase price of $0.04 per share for a total purchase price of $2,429, which amount was paid through the performance of services. At the end of the fiscal year ended December 31, 1998, this common stock was valued at $13,769, based on the fair market value of our common stock as determined by our board of directors.

(2) In September 1998, Mr. Greene was issued 26,786 shares of common stock at a purchase price of $0.22 per share, for a total purchase price of $5,931, in exchange for Mr. Greene's issuance to us of a promissory note. At the end of the fiscal year ended December 31, 1998, this common stock was valued at the same price at which it was issued, based on the fair market value of our common stock as determined by the board of directors.

Option Grants

   The following table shows information regarding a stock option granted to Mr. Greene, our Chief Executive Officer and President. None of our other executive officers earned in excess of $100,000 during the fiscal year ended December 31, 1998. No stock appreciation rights were granted to Mr. Greene during the year.

   The stock option listed in the following tables was granted under the 1998 Stock Plan and has fully vested. The percentage below is based on a total of 167,685 shares subject to options granted by us during the year ended December 31, 1998 to all of our employees and consultants. The exercise price per share of the option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. Potential realizable values assume that the price of the applicable stock increases from the date of grant until the end of the ten-year option term at the annual rates specified. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

                             Option Grants in 1998

                                                                   Potential
                                                                  Realizable
                                                                   Value at
                                                                Assumed Annual
                                                                Rates Of Stock
                    Number of   Percentage                           Price
                      Shares     of Total                        Appreciation
                    Underlying   Options   Exercise             for Option Term
                      Options   Granted to   Price   Expiration ---------------
Name                Granted (#) Employees  per Share    Date       5%     10%
----                ----------  ---------- --------- ---------- ------- -------
Albert L. Greene...  167,685       100%      $0.22   8/25/2008  $23,351 $59,176

   The following table provides summary information concerning the shares of common stock represented by the outstanding stock option held by Mr. Greene, as of December 31, 1998.

   The value realized represents the difference between the fair market value of the shares on the date of exercise, as determined by our board of directors, and the exercise price of the option.

     Aggregated Option Exercises in 1998 and Fiscal Year-End Option Values

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                                               Unexercised Options at    In-the-Money Options at
                           Shares               December 31, 1998 (#)     December 31, 1998 ($)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Albert L. Greene........      --        --      167,685         --           --           --

Employment and Consulting Agreements

   In August 1999, we entered into an employment agreement with Mr. Greene, our Chief Executive Officer and President, which provides that Mr. Greene receives an initial base salary of $235,000 and is eligible to receive a bonus of from 30% to 60% of his base salary depending on his achievement of performance milestones. If Mr. Greene is terminated without cause before August 11, 2000, he will receive monthly severance payments equal to his monthly base salary until that date.

   A June 1999 offer letter to Mr. Toney, our Chief Financial Officer and Senior Vice President, provides that Mr. Toney receives an initial base salary of $200,000, with an incentive bonus of up to 30% of his base salary depending on his achievement of performance milestones. In the first year of his employment, Mr. Toney is guaranteed a bonus of at least 15% of his base salary. If Mr. Toney is terminated without cause during the first year of his employment, he will receive monthly severance payments equal to his monthly base salary until the later of the one year anniversary of his employment start date or six months after his termination date.

   Messrs. Greene and Toney also have change of control provisions, which provide that fifty percent (50%) of their unvested shares and options vest on an acquisition of our company, and that if they are terminated without cause within 12 months after an acquisition of our company, the remaining unvested shares vest automatically at that time.

   A March 1999 offer letter to Ms. Buddrus, our Vice President of Production, provides that Ms. Buddrus receives a base salary of $110,000, with an incentive bonus up to $40,000 depending on her achievement of performance milestones. An August 1999 letter provides that if Ms. Buddrus is terminated without cause during the first year of her employment, she will receive monthly severance payments equal to her monthly salary until the later of the one year anniversary of her employment start date or six months after her termination date.

   In August 1999, we entered into employment agreements with Dr. Van Brunt, our Senior Vice President of Operations, and Mr. Athanasoulis, our Vice President of Engineering, in connection with our acquisition of Windom Health. These employment agreements each provide that if the officer is terminated without cause before August 11, 2000, he will receive monthly severance payments equal to his monthly base salary until that date.

   In September 1999, the board of directors amended option agreements held by our officers to provide that fifty percent of any unvested options vests on our acquisition by another company and the remaining fifty percent vests monthly over 12 months.

Stock Plans

   1999 Stock Plan. Our 1999 stock plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors (including employee directors) and consultants. The purposes of the 1999 plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1999 plan was originally adopted by our board of directors in August 1999. At the time of adoption, 280,000 shares of common stock were reserved for issuance under the 1999 plan. The 1999 plan was amended by our board of directors in September 1999 to increase the total number of shares reserved for issuance by 4,900,000 shares, and to incorporate certain other changes, after which amendment a total of 5,180,000 shares of common stock has been reserved for issuance under the plan. In addition, the 1999 plan was amended to provide for an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 882,000 shares, 3.5% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. This amendment to the 1999 plan will be submitted for approval by our stockholders prior to the completion of this offering. Unless terminated earlier by the board of directors, the 1999 plan will terminate in August 2009.

   As of August 31, 1999, options to purchase 280,000 shares of common stock were outstanding under the 1999 plan at a weighted average exercise price of $1.14 per share, and no shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements.

   The 1999 plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 1999 plan, including the number of shares subject to the award, the exercise or purchase price, and the vesting and/or exercisability of the award and any other conditions to which the award is subject. In no event, however, may an employee receive awards for more than 2,000,000 shares under the 1999 plan in any fiscal year. Incentive stock options granted under the 1999 plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and the purchase price of stock purchase rights is determined by the administrator, although we expect that nonstatutory stock options and stock purchase rights granted to our Chief Executive Officer and our four other most highly compensated officers will generally equal at least 100% of the grant date fair market value. Payment of the exercise or purchase price may be made in cash or such other consideration as determined by the administrator.

   With respect to options granted under the 1999 plan, the administrator determines the term of options, which may not exceed 10 years (or 5 years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock). Generally, an option granted under the 1999 plan is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. However, the administrator may in its discretion provide for the limited transferability of nonstatutory stock options granted under the 1999 plan under certain circumstances. Stock issued pursuant to stock purchase rights granted under the 1999 plan is generally subject to a repurchase right exercisable by us upon the termination of the holder's employment or consulting relationship with us for any reason (including death or disability). This repurchase right will lapse in accordance with the terms of the stock purchase right determined by the administrator at the time of grant.

   If we are acquired by another corporation, each outstanding option and stock purchase right may be assumed or an equivalent award substituted by our acquirer. However, if the acquirer does not agree to such assumption or substitution, outstanding awards will become fully vested and exercisable immediately prior to the consummation of the transaction. The administrator has the authority to amend or terminate the 1999 plan, but no action may be taken that impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

   1998 Stock Plan. Our 1998 stock plan was adopted by our board of directors in August 1998 and approved by our stockholders in August 1998. The 1998 plan provides for the grant to employees of incentive stock options and the grant of nonstatutory stock options and stock purchase rights to employees, consultants and directors. An aggregate of 3,360,000 shares of common stock have been reserved for issuance under the 1998 plan. As of August 31, 1999, options to purchase 1,890,177 shares of common stock at a weighted average exercise price of $0.67 were outstanding under this plan, 376,758 shares with a weighted average purchase price of $1.08 have been issued upon exercise of options or stock purchase rights and 1,093,064 shares remain available for future grant. Unless terminated earlier, the 1998 plan will terminate in August 2008.

   The terms of options and stock purchase rights issued under our 1998 plan are generally the same as those that may be issued under our 1999 plan, except with respect to the following features. The 1998 plan imposes a limitation of 1,400,000 on the number of shares of stock subject to options and stock purchase rights that may be granted to any individual employee during a fiscal year. In addition, the 1998 plan does not allow for the granting of nonstatutory stock options with any transferability rights.

   1999 Employee Stock Purchase Plan. Our 1999 employee stock purchase plan was adopted by our board of directors in September 1999 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 1,400,000 shares of common stock has been reserved for issuance under the 1999 purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 1999 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 490,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. The 1999 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 1999 purchase plan shall terminate in September 2019.

   The 1999 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on February 1 and August 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on January 31, 2002; the initial purchase period is expected to begin on the date of this offering and end on July 31, 2000, with subsequent purchase periods ending on January 31, 2001, July 31, 2001 and January 31, 2002. The 1999 purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or of any majority-owned subsidiary designated by the board, are eligible to participate in the 1999 purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year. The 1999 purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's base salary. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period, subject to certain adjustments as provided in the plan. Employees may end their participation in the 1999 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

   An employee is not eligible to participate in the 1999 purchase plan if immediately after the grant of an option to purchase stock under the plan such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if such option would permit an employee's rights to purchase stock under the 1999 purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2,800 shares of common stock under the 1999 Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date.

   If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 1999 purchase plan will be assumed or an equivalent right substituted by our acquiror. If our acquiror did not agree to assume or substitute stock purchase rights, any offering period and purchase period then in progress would be shortened and a new exercise date occurring prior to the closing of the transaction would be set. Our board of directors has the power to amend or terminate the 1999 purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the 1999 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

   1999 Directors' Stock Option Plan. The 1999 directors' stock option plan was adopted by the board of directors in September 1999 and will be submitted for approval by our stockholders prior to completion of this offering. It will become effective upon the date of this offering. A total of 350,000 shares of common stock has been reserved for issuance under the directors' plan, all of which remain available for future grants. The directors' plan provides for the grant of nonstatutory stock options to our nonemployee directors. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest. Unless terminated earlier, the directors' plan will terminate in September 2009.

   The directors' plan provides that each person who becomes a nonemployee director after the completion of this offering will be granted a nonstatutory stock option to purchase 14,000 shares of common stock on the date on which such individual first becomes a member of our board of directors. In addition, on the date of each annual stockholders meeting, each nonemployee director who will continue serving on the board following the meeting and who has been a director of HealthCentral.com for at least six months prior to the meeting date will be granted an option to purchase 7,000 shares of common stock.

   All options granted under the directors' plan will have a term of ten years and an exercise price equal to the fair market value of on the date of grant and will be nontransferable. All options granted under the directors' plan to new directors shall vest monthly over four years from the date of a grant and all options granted at the time of our annual stockholders meeting will vest monthly over 12 months. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director, exercise options granted under the directors' plan. If he or she does not exercise the option within such 90-day period, the option shall terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have 12 months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination.

   If we are acquired by another corporation, each option outstanding under the directors' plan will be assumed or equivalent options substituted by our acquirer, unless our acquirer does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with any acquisition, each director holding options under the directors' plan will have the right to exercise his or her options immediately before the consummation of the merger as to all shares underlying the options, including shares which would not have been vested and exercisable but for the acquisition. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer of HealthCentral.com, any subsidiary of HealthCentral.com or any other entity to which the person provides services at our request. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                          TRANSACTIONS WITH AFFILIATES

   Since January 1, 1996, we have issued shares of our convertible preferred stock and warrants to purchase our common stock and preferred stock to investors in private placement transactions as follows: an aggregate of 1,134,000 shares of Series A preferred stock at a price of $1.79 per share and warrants to purchase 544,320 shares of Series A preferred stock at a price of $1.79 per share in December 1998, and an aggregate of 4,523,065 shares of Series B preferred stock at a price of $4.64 per share in August and September 1999. The following table summarizes the shares of preferred stock purchased by our executive officers, directors and 5% stockholders and persons and entities associated with them in these private placement transactions. All shares of our preferred stock will convert into common stock on a 1-for-1 basis upon completion of this offering.

                                                  Series A
                                  Series A     Preferred Stock    Series B
                               Preferred Stock    Warrants     Preferred Stock
                               --------------- --------------- ---------------
   Directors (1)
   Entities affiliated with
    James J. Hornthal               56,000          26,880           21,537
   Entities affiliated with
   MedVenture Associates III,
   L.P. (Annette Campbell-
   White)                              --              --           753,846
   Wesley D. Sterman                84,000          40,320           21,537
   Robin Wolaner                    28,000          13,440              --
   Sheryle J. Bolton                14,000           6,720              --
   East Peak Partners (Jeff
    Edwards (2))                   224,000         107,520          159,391
   Executive Officers
   Albert L. Greene                 14,000           6,720           10,768
   C. Fred Toney                       --              --            68,492
   5% stockholders (1)
   Entities affiliated with
    InterWest Partners VII,
    L.P.                               --              --         1,076,923
   Entities affiliated with
    Delphi Ventures IV, LP             --              --         1,076,923

--------
(1) Shares and warrants held by affiliated persons and entities have been aggregated. See "Principal Stockholders."
(2) Jeff Edwards resigned as a director in August 1999.

   In April 1999, we issued promissory notes in the aggregate principal amount of $500,000 to MedVenture Associates III, L.P., a 5% stockholder, and MedVen Affiliates III, L.P., both of which are affiliated with Annette Campbell-White, one of our directors. The promissory note bore an interest rate of 4.99%. The principal amount of this note was converted into shares of Series B preferred stock and the interest of $8,340 was paid in full in September 1999.

   In July 1999, we issued a promissory note in the principal amount of $100,000 and a warrant to purchase 3,111 shares of our common stock at a purchase price of $3.21 per share to East Peak Partners, an entity with which Jeff Edwards, who was one of our directors at the time of issuance of these securities, is affiliated. The promissory note bore an interest rate of 10.00%. The principal amount of this note was converted into shares of Series B preferred stock and the interest of $822 was paid in full in September 1999.

   In July 1999, we issued a promissory note in the principal amount of $100,000 and a warrant to purchase 3,111 shares of our common stock at a purchase price of $3.21 per share to the Hornthal Living Trust, an entity with which James J. Hornthal, one of our directors, is affiliated. The promissory note bore an interest rate of 10.00%. The principal amount of this note was converted into shares of Series B preferred stock and the interest of $822 was paid in full in September 1999.

   In July 1999, we issued a promissory note in the principal amount of $100,000 to C. Fred Toney, our Senior Vice President and Chief Financial Officer. The promissory note bore an interest rate of 10.00%. The principal amount of this note was converted into shares of Series B preferred stock and the interest of $822 was paid in full in September 1999.

   In August 1999, we issued promissory notes in the aggregate principal amount of $300,000 and warrants to purchase 9,332 shares of Series B preferred stock at a purchase price of $3.21 per share to MedVenture Associates III, L.P., a 5% stockholder, and MedVen Affiliates III, L.P., both of which are affiliated with Annette Campbell-White, one of our directors. The promissory note bore an interest rate of 10.00%. The principal amount of this note was converted into shares of Series B preferred stock and the interest of $1,315 was paid in full in September 1999.

   In connection with our acquisition of Windom Health in August 1999, we issued shares of our common stock and promissory notes to the following individuals who are directors or executive officers:

  . 1,839,345 shares of common stock and a promissory note in the principal amount of $357,684 to Michael D. McDonald, the co-chairman of our board of directors;

  . 229,434 shares of common stock and a promissory note in the principal amount of $44,617 to Deryk Van Brunt, our Senior Vice President of Operations; and

  . 91,492 shares of common stock and a promissory note in the principal amount of $17,792 to Marcos A. Athanasoulis, our Vice President of Engineering.

   The amounts due under these promissory notes were paid in full in August
1999.

   In September 1996, we issued 1,290,800 shares to Preview Travel in exchange for the assignment to us of distribution rights for content produced by Dr. Dean S. Edell under a contract between Dr. Edell and News Travel Network, which then was a subsidiary of Preview Travel. These shares were purchased in August 1997 by James J. Hornthal, one of our directors and a holder of 5% or more of our outstanding stock. Mr. Hornthal is Preview Travel's Chief Executive Officer and chairman of its board of directors and is also chairman of the board of directors of NewsNetCentral, for which News Travel Network was a predecessor entity.

   In May 1999, we entered into a fifteen-year agreement with Dr. Edell, a director and 5% stockholder, in which he granted us the exclusive right to the use of his name in connection with our business and exclusive commercialization rights to his services over the Internet, except for publication of radio transcripts and Internet broadcasts of his radio program. Under this agreement, we own all content that Dr. Edell creates for our HealthCentral.com network. Dr. Edell has the right to review and reasonably approve all content and advertising in the Dr. Dean section of our HealthCental.com website.

   In August 1999, we entered into a Joint Development Agreement with Global Health Initiatives providing for our joint collaboration in the performance of services and development of products. Among other provisions, the agreement provides that, other than with respect to consumer health informatics, we may not compete with Global Health Initiatives in the areas of (1) health care systems consulting, (2) enterprise engineering, (3) health information systems or (4) virtual health management. Dr. McDonald, the co-chairman of our board of directors and a holder of 5% or more of our outstanding stock, is the President and chairman of the board of directors of Global Health Initiatives.

   In August 1999, we entered into a services agreement with NewsNet Central and Dr. Edell, providing for the joint marketing of a consumer health programming service that will include health-related video clips produced by Dr. Edell. Mr. Hornthal is the co-chairman of our board of directors and the chairman of the board of directors of NewsNet Central.

   In February 1999, we granted to Albert L. Greene an option to purchase 5,357 shares of common stock at an exercise price of $0.22 per share, which shares have fully vested, and an immediately exercisable option to purchase 503,055 shares of common stock at an exercise price of $0.22 per share, which shares vest over a 36 month period beginning in August 1999.

   In June 1999, we granted to C. Fred Toney immediately exercisable options to purchase an aggregate of 350,000 shares of our common stock at an exercise price of $1.14 per share, which shares vest over a 48 month period beginning in January 1999, the option's vesting commencement date. In connection with Mr. Toney's early exercise of these options in July 1999, Mr. Toney entered into restricted stock purchase agreements with us and issued to us promissory notes in the aggregate principal amount of $400,000 bearing interest at 5.74% per annum, compounded annually, with principal and interest due upon the earliest of July 12, 2003 or the termination of Mr. Toney's service provider relationship with us. Upon his termination, we may purchase unvested shares at cost. The amount currently outstanding under the promissory notes is $400,000, plus accrued interest.

   In August 1999, we granted to Marcos A. Athanasoulis an immediately exercisable option to purchase 70,000 shares of our common stock at an exercise price of $1.14 per share, which shares vest over a 48 month period beginning in February 1999. In August 1999, we granted to Deryk Van Brunt an immediately exercisable option to purchase 112,000 shares of our common stock at an exercise price of $1.14 per share, which shares vest over a 48 month period beginning in February 1999, and in September 1999, we granted to Dr. Van Brunt an immediately exercisable option to purchase 28,000 shares of our common stock at an exercise price of $7.31 per share, which shares vest over a 48 month period beginning in September 1999. In August 1999, we granted to Ann-Marie Buddrus an immediately exercisable option to purchase 70,000 shares of our common stock at an exercise price of $1.14 per share, which shares vest over a 48 month period beginning in September 1998.

   In August 1999, in connection with the closing of our acquisition of Windom Health, we entered into a three-year consulting agreement with Michael D. McDonald, a member of our board of directors, which provided for an $85,000 bonus to be paid to him on the closing of our Series B preferred stock financing and a monthly fee of $5,000 for his provision of consulting services. If we terminate the consulting agreement without releasing Dr. McDonald from a noncompetition provision, Dr. McDonald will continue to receive as severance the monthly fee due for the remainder of the initial term of the consulting agreement.

   Stock option grants to our directors are described under the caption "Management--Board Compensation." Stock option grants and restricted stock awards to Mr. Greene, our Chief Executive Officer, prior to January 1, 1999 are described under the caption "Management--Executive Compensation." See "Management--Employment and Consulting Agreements." We have entered into indemnification agreements with all of our officers and directors. See "Management--Limitation of Liability and Indemnification Matters." Some of our shareholders are entitled to have their shares registered by us for resale. See "Description of Capital Stock--Registration Rights."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to beneficial ownership of our common stock as of August 31, 1999, as adjusted to reflect the sale of common stock offered hereby, by:

  . each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock,

  .  each director,

  .  our Chief Executive Officer, and

  .  all directors and executive officers as a group.

   Except as otherwise noted, the address of each person listed in the table is c/o HealthCentral.com, 6001 Shellmound Street, Suite 800, Emeryville, CA 94608. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 13,528,790 shares of common stock outstanding as of August 31, 1999 and an
assumed     shares outstanding after the completion of this offering, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable within 60 days after August 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                  Percent
                                                               Beneficially
                                                                   Owned
                                                     Total   -----------------
                                                   Number of  Before   After
Name and Address                                    Shares   Offering Offering
----------------                                   --------- -------- --------
James J. Hornthal(1) ............................. 2,689,128   19.9%
Dean S. Edell .................................... 2,581,600   19.1
Michael D. McDonald(2) ........................... 1,842,261   13.6
Entities affiliated with Delphi Ventures
 3000 Sand Hill Road, Building One, Suite 315
 Menio Park, CA 94025(3).......................... 1,076,923    8.0
Entities affiliated with InterWest Partners
 3000 Sand Hill Road, Building Three, Suite 225
 Menlo Park, CA 94025(4) ......................... 1,076,923    8.0
Entities affiliated with MedVenture Associates
 Four Orinda Way, Building D, Suite 150
 Orinda, CA 94563(5) .............................   763,178    5.6
Albert L. Greene(6) ..............................   797,081    5.6
Louis M. Andersen(7) .............................     2,332     *
Sheryle J. Bolton(8) .............................    38,220     *
Annette Campbell-White(5) ........................   763,178    5.6
Wesley D. Sterman(9) .............................   158,105    1.2
Robin Wolaner(10) ................................    58,240     *
All directors and executive officers as a group
(13 persons)(11) ................................. 9,921,563   73.0

--------

 * Less than one percent.

(1) Represents 2,659,137 shares held by an investment entity and trust controlled by Mr. Hornthal, and 29,991 shares that the investment entity and trust have the right to acquire pursuant to the exercise of a warrant.

(2) Includes 2,916 shares issuable pursuant to the exercise of stock options. Does not include 197,072 shares held by the Vincent P. and Zaida McDonald Trust. Vincent and Zaida McDonald are Dr. McDonald's parents, and Dr. McDonald does not have voting or dispositive power over these shares.

(3) Includes 1,055,170 shares held by Delphi Venture IV, L.P. and 21,753 shares held by Delphi BioInvestments IV, L.P.

(4) Includes 1,030,184 shares held by InterWest Partners VII, L.P. and 46,739 shares held by InterWest Investors VII, L.P.

(5) Includes 723,090 shares held by MedVenture Associates III, L.P., 30,756 shares held by MedVen Affiliates III, L.P. Also includes 8,952 shares that MedVenture Associates III, L.P. has the right to acquire and 380 shares that MedVen Affiliates III, L.P. has the right to acquire pursuant to the exercise of warrants. Annette Campbell-White, a director of HealthCentral.com, is a managing member of the general partner of each of these partnerships. Ms. Campbell-White disclaims beneficial ownership of these shares.

(6) Includes 676,097 shares issuable pursuant to the exercise of outstanding options and 6,720 shares issuable pursuant to the exercise of a warrant. A portion of the shares issued and issuable upon exercise of stock options is subject to repurchase by us at the original exercise price in the event of termination of Mr. Greene's employment with us, which repurchase right lapses over time.

(7) Represents shares issuable pursuant to the exercise of stock options.

(8) Includes 6,720 shares issuable pursuant to the exercise of a warrant and 17,500 shares issuable pursuant to the exercise of stock options.

(9) Includes 40,320 shares issuable pursuant to the exercise of a warrant and 12,248 shares issuable pursuant to the exercise of stock options.

(10) Includes 13,440 shares issuable pursuant to the exercise of a warrant and 17,500 shares issuable pursuant to the exercise of stock options.

(11) Includes an aggregate of 106,523 shares issuable pursuant to the exercise of warrants and an aggregate of 980,593 shares issuable pursuant to the exercise of outstanding options. A portion of the shares issued to officers or issuable upon exercise of options by officers is subject to repurchase by us at the original exercise price in the event of termination of such officers' employment, which repurchase right lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of August 31, 1999, there were 13,528,790 shares of common stock outstanding, held of record by approximately 46 stockholders, which reflects the conversion of all outstanding shares of preferred stock into common stock.
Upon completion of this offering, there will be    shares of common stock
outstanding, assuming no exercise of the underwriters' overallotment option or additional exercise of outstanding options or warrants after August 31, 1999.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

   Upon the closing of the offering, all outstanding shares of preferred stock will be converted into 5,657,065 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

   As of August 31, 1999, warrants were outstanding to purchase an aggregate of 744,361 shares of common stock at a weighted average exercise price of $2.57 per share. Of these warrants, warrants to purchase an aggregate of 649,857 shares of common stock at a weighted average exercise price of $2.19 per share will terminate upon the completion of this offering if not exercised prior to such time. In addition, as of August 31, 1999, we have committed to issue to Yahoo!, on or after March 2001, a warrant to purchase that amount of shares equal to 0.5% of the shares of our common stock outstanding as of March 2001, assuming the exercise and conversion of all convertible and exercisable securities outstanding on that date, unless our content license agreement with Yahoo! is terminated prior to this date.


Registration Rights

   As of August 31, 1999, the holders of 12,660,093 shares of common stock and warrants to purchase 558,040 shares of common stock (the "registrable securities") are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:

  . The holders of registrable securities may require, on two occasions beginning six months after the date of this offering, that we use our best efforts to register the registrable securities for public resale, provided that the aggregate offering price for such registrable securities is at least $15,000,000. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . The holders of registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate offering price is at least $1,000,000. The holders of registrable securities may not exercise this right more than twice in any twelve-month period.

   We will bear all registration expenses other than underwriting discount and commissions, except in the case of registrations on Form S-3. All registration rights terminate on the date five years following the closing of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act.

   In addition to the registration rights described above, holders of 25% of the shares of our common stock issued to the former ePills.com stockholders in connection with our acquisition of ePills.com may request that we register their shares to allow them to resell their shares in the public market on a registration statement on Form S-1. These demand registration rights may be exercised, subject to various restrictions, beginning 180 days after the closing of our initial public offering.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

   Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of HealthCentral.com to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

   A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

   Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permit the board of directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides for the board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least two-thirds of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation. The Transfer Agent's address and telephone number is 1745 Gardena Avenue, Glendale, CA, 91204 (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of the offering, we will have    outstanding shares of
common stock, based upon shares outstanding as of August 31, 1999 and assuming
no exercise of options or warrants. Of these shares, the    shares sold in the
offering, plus any shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

   The remaining 13,528,790 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration promulgated under the Securities Act. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   Our directors, officers and securityholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. Notwithstanding possible earlier eligibility for sale under exemptions from registration promulgated under the Securities Act, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by Lehman Brothers Inc. Taking into account the lock-up agreements, and assuming Lehman Brothers Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date, approximately 5,095,195 shares will be eligible for sale pursuant to Rule 144. All but 938,000 of such shares are held by affiliates.

  . Between 180 days and 365 days after the effective date, approximately
    7,142,795 shares under Rule 144 at various times. All but 3,756,345 shares are held by affiliates.

  . Beginning 365 days after the effective date approximately 1,290,800 additional shares will be eligible for sale under rule 144. All of these shares are held by Dr. Dean Edell, an affiliate, and are subject to an agreement with us preventing the sale or other transfer of these shares for a period of 365 days from the effective date of this offering.

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding
    which will equal approximately    shares immediately after the offering;
    or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us.

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1999 Stock Plan, the 1998 Stock Plan, the 1999 Employee Stock Purchase Plan, the 1999 Directors' Stock Option Plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of August 31, 1999, there were outstanding options for the purchase of 1,890,177 shares of common stock.

                                  UNDERWRITING

   Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Hambrecht & Quist LLC, Pacific Growth Equities, Inc. and Wit Capital Corporation are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

                                                                          Number
                                                                            of
   Underwriters                                                           Shares
   ------------                                                           ------
   Lehman Brothers Inc. .................................................
   Hambrecht & Quist LLC.................................................
   Pacific Growth Equities, Inc. ........................................
   Wit Capital Corporation ..............................................
                                                                          -----
     Total...............................................................
                                                                          =====

   The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase    additional shares.

                                                                  No      Full
   Paid by HealthCentral.com                                   Exercise Exercise
   -------------------------                                   -------- --------
   Per Share..................................................  $        $
   Total......................................................  $        $

   The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at the public offering price less a selling concession not in
excess of $   share. The underwriters may allow, and the dealers may reallow, a
concession not in excess of $   per share to brokers and dealers. After the
offering, the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option to purchase up to an aggregate
of           additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

   We have agreed that, without the prior consent of Lehman Brothers Inc., we will not directly or indirectly offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and certain other stockholders, including all of the holders of the preferred stock and warrants, have agreed under lock-up agreements that, without the prior written consent of

Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. Please see "Shares Eligible for Future Sale."

   Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price has been negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   We have applied to the Nasdaq National Market for listing approval under the symbol "HCEN."

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $    million.

   Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

   The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

   The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

   The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada where the sale is made.

   Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

   At our request, the underwriters have reserved up to   % shares of the
common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   A prospectus in electronic format is being made available on an Internet website maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in the offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. Purchases of shares from Wit Capital are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

   Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the representatives. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-manager or selected dealer in over 125 public offerings. Except for its participation as a representative in the offering, Wit Capital has no relationship with us or any of our affiliates.

                                 LEGAL MATTERS

   The validity of our common stock offered hereby will be passed upon for HealthCentral.com by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Mark Medearis, a Director of Venture Law Group, is the Secretary of HealthCentral.com. Legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, 550 West C Street, Suite 1300, San Diego, California 92101. As of the date of this prospectus, attorneys of Venture Law Group and an investment partnership controlled by Venture Law Group beneficially own an aggregate of 8,614 shares of HealthCentral.com's common stock.

                                    EXPERTS

   The financial statements of HealthCentral.com as of December 31, 1997 and 1998 and for the period from August 12, 1996 (date of inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Windom Health Enterprises, Inc. as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of RxList.com as of December 31, 1997 and 1998 and September 30, 1999 and for each of the two years in the period ended December 31, 1998 and the nine months in the period ended September 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement, which includes any amendments to the registration statement, on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Certain items are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to HealthCentral.com and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits, and the financial statements and notes filed as a part of the registration statement. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each such document filed with the Securities and Exchange Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement, including the exhibits, financial statements and notes filed as a part of the registration statement, as well as reports and other information filed with the Securities and Exchange Commission, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Securities and Exchange Commission upon payment of certain fees prescribed by the Securities and Exchange Commission. Such reports and other information may also be inspected without charge at a website maintained by the Securities and Exchange Commission. The address of such site is http://www.sec.gov.

                               HEALTHCENTRAL.COM

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
HealthCentral.com                                                           ----
Report of Independent Accountants..........................................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Equity.........................................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7
Windom Health Enterprises, Inc.
Report of Independent Accountants.......................................... F-19
Balance Sheets............................................................. F-20
Statements of Operations................................................... F-21
Statements of Shareholders' Deficit........................................ F-22
Statements of Cash Flows................................................... F-23
Notes to Financial Statements.............................................. F-24
ePills Inc.
Balance Sheet.............................................................. F-29
Statement of Operations.................................................... F-30
Statement of Stockholders' Deficit......................................... F-31
Statement of Cash Flows.................................................... F-32
Notes to Financial Statements.............................................. F-33

RxList.com
Balance Sheets............................................................. F-37
Statements of Operations................................................... F-38
Statements of Partners'/Shareholders' Equity............................... F-39
Statements of Cash Flows................................................... F-40
Notes to Financial Statements.............................................. F-41
Pro forma Combined Financial Statements (unaudited)
Unaudited Pro Forma Combined Financial Statements.......................... F-44
Unaudited Pro forma Combined Balance Sheet................................. F-45
Unaudited Pro forma Combined Statements of Operations...................... F-46
Unaudited Pro forma Combined Statements of Operations...................... F-47
Notes to Unaudited Pro Forma Combined Statement of Operations.............. F-48

                       Report of Independent Accountants

   The reincorporation and stock split described in Note 1 to the financial statements has not been consummated at September 24, 1999. When it has been consummated, we will be in a position to furnish the following report:

"To the Board of Directors and Stockholders of HealthCentral.com

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of HealthCentral.com (a development stage company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 12, 1996 (date of inception) to December 31, 1996, and for each of the two years ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

/s/ PricewaterhouseCoopers LLP
San Jose, California
September 24, 1999, except
 as to the second paragraph
 of Note 1 which is as of
 November   , 1999

                               HEALTHCENTRAL.COM
                         (A development stage company)

                                 BALANCE SHEETS

                                                                      Pro Forma
                                    December 31,                    Stockholders'
                                 --------------------   June 30,      Equity at
                                  1997       1998         1999      June 30, 1999
                                 -------  -----------  -----------  -------------
                                                       (unaudited)   (unaudited)
             ASSETS
 Current assets:
  Cash and cash equivalents....  $ 6,773  $ 1,091,551  $    69,383
  Accounts receivable..........      --        15,189       42,167
  Prepaid expenses.............      --           --       106,382
                                 -------  -----------  -----------
  Total current assets.........    6,773    1,106,740      217,932

 Receivable from related
  party........................      --       563,541    1,361,730
                                 -------  -----------  -----------
   Total assets................  $ 6,773  $ 1,670,281  $ 1,579,662
                                 =======  ===========  ===========
 LIABILITIES AND STOCKHOLDERS'
             EQUITY
 Current liabilities:
  Accounts payable.............  $   --   $    28,482  $   406,789
  Accrued expenses.............      --        39,166       12,500
  Deferred revenue.............      --           --       113,318
                                 -------  -----------  -----------
   Total current liabilities...      --        67,648      532,607

 Convertible note payable to
  related party................      --           --       500,000
                                 -------  -----------  -----------
   Total liabilities...........      --        67,648    1,032,607
                                 -------  -----------  -----------
 Commitments (Note 7)
 Stockholders' equity:
  Convertible preferred stock,
   $0.001 par value, 2,100,000
   shares authorized, 1,134,000
   issued and outstanding at
   December 31, 1998 and
   June 30, 1999 (unaudited);
   none issued and outstanding
   pro forma (aggregate
   liquidation preference
   $2,025,000) ................      --         1,134        1,134   $       --
  Common stock, $0.001 par
   value, 14,000,000 shares
   authorized at December 31,
   1997, 26,600,000 shares
   authorized at December 31,
   1998 and June 30, 1999
   (unaudited), 5,163,200,
   5,252,695, 5,252,695 and
   6,386,695 shares issued and
   outstanding at December 31,
   1997 and 1998, June 30, 1999
   (unaudited) and pro forma,
   respectively ...............    4,379        4,468        4,468         5,602
  Additional paid-in capital...    3,628    2,334,912    5,390,465     5,390,465
  Note receivable from
   stockholder.................      --        (5,931)      (5,931)       (5,931)
  Deferred stock compensation..      --      (284,481)  (2,437,103)   (2,437,103)
  Accumulated deficit..........   (1,234)    (447,469)  (2,405,978)   (2,405,978)
                                 -------  -----------  -----------   -----------
   Total stockholders' equity..    6,773    1,602,633      547,055   $   547,055
                                 -------  -----------  -----------   ===========
     Total liabilities and
      stockholders' equity.....  $ 6,773  $ 1,670,281  $ 1,579,662
                                 =======  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                            STATEMENTS OF OPERATIONS

                                                  Year Ended         Six Months Ended June
                                                 December 31,                 30,
                                             ----------------------  -----------------------  Cumulative
                                Period from                                                   Period from
                                Inception to                                                   Inception
                                December 31,                                                  to June 30,
                                    1996        1997        1998        1998        1999         1999
                                ------------ ----------  ----------  ----------  -----------  -----------
                                                                          (unaudited)         (unaudited)
Revenues:
  Advertising.................   $     --    $      --   $   15,259  $      --   $   126,546  $   141,805
                                 ---------   ----------  ----------  ----------  -----------  -----------
Operating expenses:
  Production, content and
   product development........         --           --      136,788         --       496,197      632,985
  Sales and marketing.........         --           848     141,516         --       435,458      577,822
  General and administrative..          86          300      78,549       2,619      257,988      336,923
  Stock compensation..........         --           --      104,641         --       902,931    1,007,572
                                 ---------   ----------  ----------  ----------  -----------  -----------
    Total operating expenses..          86        1,148     461,494       2,619    2,092,574    2,555,302
                                 ---------   ----------  ----------  ----------  -----------  -----------
Loss from operations..........         (86)      (1,148)   (446,235)     (2,619)  (1,966,028)  (2,413,497)
Interest income, net .........         --           --          --          --         7,519        7,519
                                 ---------   ----------  ----------  ----------  -----------  -----------
Net loss......................   $     (86)  $   (1,148) $ (446,235) $  (2,619)  $(1,958,509) $(2,405,978)
                                 =========   ==========  ==========  ==========  ===========  ===========
Basic and diluted net loss
 per share....................   $     --    $      --   $    (0.09) $      --   $     (0.37) $     (0.46)
                                 =========   ==========  ==========  ==========  ===========  ===========
Shares used in computing basic
 and diluted net loss per
 share........................   4,318,144    5,163,200   5,221,800   5,215,400    5,238,187    5,196,581
                                 =========   ==========  ==========  ==========  ===========  ===========
Pro forma basic and diluted
 net loss per share (Note 1)..                           $    (0.09)             $     (0.31)
                                                         ==========              ===========
Shares used in computing pro
 forma basic and diluted net
 loss per share...............                            5,246,655                6,372,187
                                                         ==========              ===========

   The accompanying notes are an integral part of these financial statements.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

    FOR THE PERIOD FROM INCEPTION TO DECEMBER 31, 1996, THE TWO YEARS ENDED
      DECEMBER 31, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                                                                      Note
                                      Preferred Stock    Common Stock   Additional Receivable    Deferred
                                      ---------------- ----------------  Paid-In      from        Stock      Accumulated
                                       Shares   Amount  Shares   Amount  Capital   Stockholder Compensation    Deficit
                                      --------- ------ --------- ------ ---------- ----------- ------------  -----------
Issuance of common stock to founders
 in August 1996.......                      --  $  --  3,872,400 $3,872 $    3,628   $   --    $       --    $       --
Net loss..............                      --     --        --     --         --        --            --            (86)
                                      --------- ------ --------- ------ ----------   -------   -----------   -----------
Balance at December
 31, 1996.............                      --     --  3,872,400  3,872      3,628       --            --            (86)
Issuance of common
 stock for cash.......                      --     --  1,290,800    507        --        --            --            --
Net loss..............                      --     --        --     --         --        --            --         (1,148)
                                      --------- ------ --------- ------ ----------   -------   -----------   -----------
Balance at December
 31, 1997.............                      --     --  5,163,200  4,379      3,628       --            --         (1,234)
Issuance of Series A
 preferred stock and
 warrants, net........                1,134,000  1,134       --     --   1,933,891       --            --            --
Issuance of common
 stock................                      --     --     89,495     89      8,271    (5,931)          --            --
Deferred compensation
 expense in connection
 with issuance of
 stock options........                      --     --        --     --     389,122       --       (389,122)          --
Amortization of
 deferred
 compensation.........                      --     --        --     --         --        --        104,641           --
Net loss..............                      --     --        --     --         --        --            --       (446,235)
                                      --------- ------ --------- ------ ----------   -------   -----------   -----------
Balance at December
 31, 1998.............                1,134,000  1,134 5,252,695  4,468  2,334,912    (5,931)     (284,481)     (447,469)
Deferred compensation
 expense in connection
 with issuances of
 stock options
 (unaudited)..........                      --     --        --     --   3,055,553       --     (3,055,553)          --
Amortization of
 deferred compensation
 (unaudited)..........                      --     --        --     --         --        --        902,931           --
Net loss (unaudited)..                      --     --        --     --         --        --            --     (1,958,509)
                                      --------- ------ --------- ------ ----------   -------   -----------   -----------
Balance at June 30,
 1999 (unaudited).....                1,134,000 $1,134 5,252,695 $4,468 $5,390,465   $(5,931)  $(2,437,103)  $(2,405,978)
                                      ========= ====== ========= ====== ==========   =======   ===========   ===========
                                          Total
                                      Stockholders'
                                         Equity
                                      -------------
Issuance of common stock to founders
 in August 1996.......                 $     7,500
Net loss..............                         (86)
                                      -------------
Balance at December
 31, 1996.............                       7,414
Issuance of common
 stock for cash.......                         507
Net loss..............                      (1,148)
                                      -------------
Balance at December
 31, 1997.............                       6,773
Issuance of Series A
 preferred stock and
 warrants, net........                   1,935,025
Issuance of common
 stock................                       2,429
Deferred compensation
 expense in connection
 with issuance of
 stock options........                         --
Amortization of
 deferred
 compensation.........                     104,641
Net loss..............                    (446,235)
                                      -------------
Balance at December
 31, 1998.............                   1,602,633
Deferred compensation
 expense in connection
 with issuances of
 stock options
 (unaudited)..........                         --
Amortization of
 deferred compensation
 (unaudited)..........                     902,931
Net loss (unaudited)..                  (1,958,509)
                                      -------------
Balance at June 30,
 1999 (unaudited).....                 $   547,055
                                      =============


   The accompanying notes are an integral part of these financial statements.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                            STATEMENTS OF CASH FLOWS

                         Period from       Year Ended          Six Months Ended      Cumulative
                         Inception to     December 31,             June 30,          Period from
                         December 31, ---------------------  ---------------------  Inception to
                             1996       1997       1998       1998        1999      June 30, 1999
                         ------------ --------  -----------  -------  ------------  -------------
                                                                 (unaudited)         (unaudited)
Cash flows from
 operating activities:
 Net loss..............    $   (86)   $ (1,148) $  (446,235) $(2,619) $ (1,958,509)  $(2,405,978)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Common stock issued
  for services ........        --          --         2,429    2,429           --          2,429
 Stock compensation
  expense..............        --          --       104,641      --        902,931     1,007,572
 Changes in assets and
  liabilities:
  Accounts receivable..        --          --       (15,189)     --        (26,978)      (42,167)
  Prepaid expenses.....        --          --           --       --       (106,382)     (106,382)
  Accounts payable.....        --          --        28,482      --        378,307       406,789
  Accrued expenses.....        --          --        39,166      --        (26,666)       12,500
  Deferred revenue.....        --          --           --       --        113,318       113,318
                           -------    --------  -----------  -------  ------------   -----------
   Net cash used in
    operating
    activities.........        (86)     (1,148)    (286,706)    (190)     (723,979)   (1,011,919)
                           -------    --------  -----------  -------  ------------   -----------
Cash flows from
 investing activities:
 Note receivable from
  related party........        --          --      (563,541)     --       (798,189)   (1,361,730)
                           -------    --------  -----------  -------  ------------   -----------
   Net cash used in
    investing
    activities.........        --          --      (563,541)     --       (798,189)   (1,361,730)
                           -------    --------  -----------  -------  ------------   -----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of convertible note
  payable..............        --          --           --       --        500,000       500,000
 Proceeds from sale of
  common stock.........      7,500         507          --       --            --          8,007
 Proceeds from issuance
  of preferred stock,
  net..................        --          --     1,935,025      --            --      1,935,025
                           -------    --------  -----------  -------  ------------   -----------
   Net cash provided by
    financing
    activities.........      7,500         507    1,935,025      --        500,000     2,443,032
                           -------    --------  -----------  -------  ------------   -----------
Net increase (decrease)
 in cash and cash
 equivalents...........      7,414        (641)   1,084,778     (190)   (1,022,168)       69,383
Cash and cash
 equivalents at
 beginning of period...        --        7,414        6,773    6,773     1,091,551           --
                           -------    --------  -----------  -------  ------------   -----------
Cash and cash
 equivalents at end of
 period................    $ 7,414    $  6,773  $ 1,091,551  $ 6,583  $     69,383   $    69,383
                           =======    ========  ===========  =======  ============   ===========
Supplemental
 disclosures of non-
 cash investing and
 financing activities:
 Deferred stock
  compensation.........    $   --     $    --   $   389,122  $   --   $  3,055,553   $ 3,444,675
                           =======    ========  ===========  =======  ============   ===========
 Warrants issued in
  connection with
  leases...............    $   --     $    --   $       --   $   --   $     58,036   $    58,036
                           =======    ========  ===========  =======  ============   ===========
 Common stock purchased
  with note
  receivable...........    $   --     $    --   $     5,931  $   --   $        --    $     5,931
                           =======    ========  ===========  =======  ============   ===========
 Warrants issued in
  connection with sale
  of preferred stock ..    $   --     $    --   $   408,629  $   --   $        --    $   408,629
                           =======    ========  ===========  =======  ============   ===========


   The accompanying notes are an integral part of these financial statements.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   HealthCentral.com (the "Company") was incorporated in California on August 12, 1996. The Company commenced operations in 1998 and provides online healthcare information and products to consumers through the Company's HealthCentral.com network. The Company operates in one business segment.

   In September 1999, the Company's Board of Directors authorized 1) the reincorporation of the Company in Delaware, and 2) a 1.4-for-1 stock split of its common and preferred stock, both subject to shareholder approval.

   The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and expand the Company's online brands, the rejection of the Company's products and services by Internet consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its HealthCentral.com network of websites, as well as other risks and uncertainties.

 Development stage enterprise

   For the period from inception through June 30, 1999, the Company was a development stage company, as planned principal operations had not yet begun to generate significant revenue. In the development stage, all pre-operating costs have been expensed as incurred.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim financial statements (unaudited)

   The financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited and should be read in conjunction with the Company's annual financial statements for the year ended December 31, 1998. Such interim financial statements have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations pertaining to interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Pro forma stockholders' equity

   The pro forma stockholders' equity as of June 30, 1999 reflects the conversion of all outstanding shares of convertible preferred stock into an aggregate of 1,134,000 shares of common stock.

 Comprehensive income

   The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

 Revenue recognition

   The Company records advertising revenues in the period the advertising services are provided to customers. The Company uses an outside vendor to solicit customers to use its advertising services, to serve the ads to its website and to bill and collect for these services. This outside vendor provides monthly reports indicating the amounts billed for the Company's advertising services and the related administrative fee. Advertising revenues, as reported by the outside vendor, are recorded net of this administrative fee as the Company bears no collection risk for the gross amount of the advertising fees.

 Advertising expenses

   Internet advertising expenses are recognized based on the terms of the individual agreements, but generally over the greater of the ratio of the number of impressions received over the total number of contracted impressions, or on a straight-line basis over the term of the contact. There were no advertising expenses for the period from inception to December 31, 1996 or the years ended December 31, 1997 and 1998. Advertising expense for the six months ended June 30, 1999 was $157,374 (unaudited).

 Net loss per share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Basic and diluted net loss per share are computed by dividing the net loss available to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common stock if their effect is antidilutive. Potential common stock consists of restricted common stock, incremental common shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the Series A convertible preferred stock.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table sets forth potential shares of common stock that are not included in the diluted net loss per share because to do so would be antidilutive for the periods indicated:

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (unaudited)
   Series A convertible preferred stock................   1,134,000   1,134,000
   Convertible preferred stock warrants................     544,320     558,040
   Common stock options................................     307,685   1,337,597
   Common stock subject to repurchase..................      20,090       6,697
                                                         ----------   ---------
                                                          2,006,095   3,036,334
                                                         ==========   =========

 Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 are computed using the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's Series A convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute pro forma basic net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999. The calculation of pro forma diluted net loss per share excludes potential shares of common stock as their effect would be antidilutive.

 Income taxes

   Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Financial instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accrued liabilities and accounts payable, approximate fair value due to their short maturities.

 Stock options

   The Company accounts for employee stock compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, stock compensation is based on the difference, if any, on the date of grant, between the estimated fair value of the Company's common stock and the exercise price. Deferred stock compensation is amortized in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 New accounting pronouncements

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 during its year ending December 31, 2001. To date, the Company has not engaged in derivative or hedging activities.

NOTE 2--RELATED PARTY TRANSACTIONS

   In August 1998, in association with a letter of intent relating to a merger transaction (Note 8), the Company entered into a License and Management Agreement (the "Agreement") with Windom Health Enterprises, Inc. ("Windom Health"). Pursuant to the Agreement, the Company had full management responsibility for the operations of Windom Health. In this capacity, the Company advanced Windom Health funds to finance its operations. At December 31, 1998 and June 30, 1999, the net outstanding balance due from Windom Health amounted to $563,541 and $1,361,730 (unaudited), respectively. The cumulative amount due from Windom Health at the merger date (August 12, 1999) was eliminated in consolidation.

NOTE 3--CONVERTIBLE PREFERRED STOCK:

   Convertible preferred stock at December 31, 1998 consists of the following:

                                                                       Proceeds
                                           Shares                       Net of
                                   ---------------------- Liquidation  Issuance
                                   Authorized Outstanding   Amount      Costs
                                   ---------- ----------- ----------- ----------
   Series A....................... 2,100,000   1,134,000  $2,025,000  $1,935,025

   The holders of preferred stock have various rights and preferences as follows:

 Voting

   Each share of Series A convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

   As long as at least 1,400,000 shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to alter the Articles of Incorporation as they relate to convertible preferred stock, authorize a dividend for any class or series other than convertible preferred stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

 Dividends

   Holders of Series A convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.14 per share, when and if declared by the Board of Directors. The holders of Series A will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock have been declared by the Board from inception through December 31, 1998.

 Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and convertible preferred stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A convertible

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

preferred stock are entitled to receive an amount of $1.79 per share, plus any declared but unpaid dividends, prior to and in preference to any distribution to the holders of common stock. The remaining assets, if any, shall be distributed ratably to the common stockholders. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably to the Series A convertible preferred stockholders.

 Conversion

   Each share of Series A convertible preferred stock is convertible into shares of the Company's common stock, at the option of the holder, on a one to one basis subject to adjustment for dilution. Each share of Series A convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon (1) the closing of a public offering of common stock at a per share price of at least $3.57 per share with gross proceeds of at least $7,500,000, (2) a merger, sale of substantially all of the assets or other transactions which result in a change in control, or (3) the consent of 66 2/3% of convertible preferred stock.

 Warrants for convertible preferred stock

   In connection with the sale of Series A convertible preferred stock in December 1998, the Company issued warrants to purchase 544,320 shares of Series A convertible preferred stock at an exercise price of $1.79 per share. These warrants are outstanding and exercisable at December 31, 1998 and expire in five years. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of five years, a weighted average risk-free rate of 4.36%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of common stock of $1.36 per share. The estimated fair value of the warrants of $408,629 has been netted against the proceeds of the offering.

   In May 1999, in connection with entering into facility leases, the Company issued an aggregate of 13,720 Series A convertible preferred stock warrants at an exercise price of $1.79 per share. The warrants expire at the earlier of (a) two years following the closing of an initial public offering, or (b) May 2009. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of ten years, a weighted average risk free rate of 5.39%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of common stock of $4.10 per share. The fair value of the warrants of $49,372 is being amortized over the period of the leases.

NOTE 4--COMMON STOCK:

   The Company's Articles of Incorporation, as amended, authorize the Company to issue 26,600,000 shares of $0.001 par value common stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting over a one year period. At December 31, 1998, there were 20,090 shares subject to this repurchase provision at the original issuance price.

   In April 1999, in connection with a content license agreement, the Company issued a warrant to purchase 80,784 shares of the Company's common stock at an exercise price of $5.81 per share. The warrant is exercisable at the earlier of
a) May 2002, b) the one year anniversary of an initial public offering, c) the sale of 50% of the Company's equity, or d) the date of termination of the content license agreement or the date in which all of the Company's material is removed from the website according to the agreement. The Company valued the warrant using the Black-Scholes option pricing model, applying an expected life of three years, a weighted average risk-free rate of 5.43%, an expected dividend yield of zero percent, an expected volatility of 70% and a deemed value of common stock of $4.44 per share. The fair value of the warrant of $152,843 will be amortized over the period of the content license agreement.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   In June 1999, the Company granted an officer immediately exercisable options to purchase an aggregate of 350,000 shares of common stock at an exercise price of $1.14 per share, which vest over four years. In connection with the early exercise of these options, the officer entered into a restricted stock purchase agreement and issued a promissory note in the amount of $400,000 bearing interest of 5.74% per annum due upon the earliest of July 12, 2003 or the termination of his employment.

   The Company has reserved shares of common stock for future issuance in connection with the following:

                                                        December 31,  June 30,
                                                            1998        1999
                                                        ------------ -----------
                                                                     (Unaudited)
   Stock option plan...................................  3,360,000    3,360,000
   Warrants............................................    544,320      638,824
   Convertible stock...................................  1,134,000    1,134,000

NOTE 5--STOCK OPTION PLAN:

   In August 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the 1998 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to employees and consultants.

   Options under the 1998 Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that a) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and b) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

   During the period from January 1, 1998 through June 30, 1999, the Company recorded $3,444,675 of deferred stock compensation in accordance with SFAS 123 and Emerging Issues Task Force 96-18, related to options granted to consultants in 1998 and 1999. During this period the Company determined the fair value of each option grant using the Black-Scholes option pricing model with the following assumptions: expected lives of one to four years; weighted average risk-free rates between 4.2% and 5.9%; expected dividend yield of zero percent; expected volatility of 70% and deemed values of common stock between $1.36 and $5.36 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of $104,641 and $902,931 (unaudited) for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. The Company will recognize material amounts of stock compensation expense in the future resulting from additional options granted after June 30, 1999.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table summarizes activity under the 1998 Plan from inception through June 30, 1999:

                                                                        Weighted
                                                    Shares              Average
                                                  Available   Number of Exercise
                                                  for Grant    Shares    Price
                                                  ----------  --------- --------
   Balances, December 31, 1997...................        --         --   $ --
     Shares reserved for grant...................  3,360,000        --     --
     Options granted.............................   (307,685)   307,685   0.22
     Restricted stock granted....................    (26,759)       --    0.22
                                                  ----------  ---------
   Balances, December 31, 1998...................  3,025,556    307,685   0.22
     Options granted (unaudited)................. (1,029,912) 1,029,912   0.56
                                                  ----------  ---------
   Balances, June 30, 1999 (unaudited)...........  1,995,644  1,337,597   0.48
                                                  ==========  =========

   During 1998, the Company issued stock options under the 1998 Plan with the following weighted average fair values:

                                                                        Weighted
                                                                        Average
                                                                Options   Fair
                                                                Granted  Value
                                                                ------- --------
   Below fair value............................................ 307,685  $1.36

   The following table summarizes information under the 1998 Plan at December 31, 1998:

                      Options Outstanding              Options Exercisable
              --------------------------------------  -----------------------
                              Weighted
                              Average      Weighted                 Weighted
                             Remaining     Average                  Average
   Exercise     Number      Contractual    Exercise     Number      Exercise
    Price     Outstanding   Life (Years)    Price     Exercisable    Price
   --------   -----------   ------------   --------   -----------   --------
   $ 0.22       307,685         9.7        $ 0.22        5,834      $ 0.22

NOTE 6--INCOME TAXES:

   As of December 31, 1998, the Company has net operating loss carryforwards of approximately $239,000 for federal and state income tax purposes. The federal net operating loss carryforwards expire primarily in the year 2018 for federal and 2003 for state purposes.

   The Company's ability to utilize its net operating loss carryforwards to offset future taxable income will be subject to annual limitations resulting from changes in ownership, as defined in the Tax Reform Act of 1986.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Deferred tax assets are comprised of the following:

                                                                    December 31,
                                                                        1998
                                                                    ------------
   Net operating loss carryforwards................................  $  95,600
   Other...........................................................     42,900
                                                                     ---------
     Gross deferred tax asset......................................    138,500
   Valuation allowance.............................................   (138,500)
                                                                     ---------
     Net deferred tax assets and liabilities.......................  $     --
                                                                     =========

   Due to uncertainty surrounding the realization of deferred tax assets, a full valuation allowance has been provided against the deferred tax asset.

NOTE 7--COMMITMENTS:

   In April 1999, the Company entered into an advertising agreement with Excite, Inc. Excite, Inc. is to provide advertising to the Company ratably over a one year period in exchange for total payments of approximately $139,000. As of June 30, 1999, the Company had paid approximately $71,856 (unaudited) under this agreement.

   In April 1999, the Company entered into a one year agreement with a publisher of physician rating information to jointly develop a co-branded website. The Company will pay the greater of $100,000 due in quarterly payments, and a marketing and advertising allowance in the amount of $50,000 or 30% of all net advertising revenue generated from the publisher's content pages. The publisher will pay the Company 30% of net advertising revenues derived from HealthCentral.com content pages.

   In May 1999, the Company entered into an agreement to provide advertising to the Company ratably over a one year period for a fee not to exceed $480,000. The agreement will be adjusted based on the actual number of impressions delivered. As of June 30, 1999, the Company had paid approximately $27,000 (unaudited) under this agreement.

   In June 1999, the Company entered into a two year agreement with MediaLinx Interactive, L.P. Pursuant to the terms of the agreement, the companies will jointly develop a co-branded website and the Company is to receive the net revenues from advertising and e-commerce transactions generated by Canadian companies up to a maximum amount of $150,000 per year, and 50% for any amounts thereafter. The Company is obligated to pay $300,000 per year in equal monthly payments to MediaLinx Interactive, L.P.

NOTE 8--SUBSEQUENT EVENTS:

 Acquisitions

   On May 6, 1999, the Company entered into a definitive merger agreement with Windom Health Enterprises, Inc. ("Windom Health") and completed the merger on August 12, 1999. Windom Health is engaged in offering institutions the ability to license specialized tools and services to provide their members with personalized online health information and health risk assessments.

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   This transaction was recorded using the purchase method of accounting. The allocation of the aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The allocation is summarized below:

   Goodwill........................................................ $11,900,000
   Identifiable assets.............................................     781,000
   Core technology.................................................     375,000
   Acquired workforce..............................................     180,000
   In-process research and development.............................     555,000
                                                                    -----------
   Total purchase price............................................ $13,791,000
                                                                    ===========

   The total purchase price of $13.8 million consisted of cash of $51,000, a note payable of $458,000, 2,357,341 shares of the Company's common stock valued at $9,311,514, assumed liabilities of $3,956,000 and estimated transaction costs of $65,000. The deemed value of the Company's common stock on the date the definitive merger agreement was signed was $3.95 per share.

   The valuation of the purchased in-process research development of $555,000 was based on the result of an independent appraisal using the income approach. The income approach estimates the value of the asset based on its expected economic benefit. The valuation analysis considered the contribution of the core technology as well as the percentage completion of the in-process research and development. The expected cash flows associated with the in-process research and development were discounted to the present value using a rate of return that is commensurate with the risk of the asset. The purchased in-process technology was not considered to have reached technological feasibility and had no alternative future use.

   Goodwill and other intangibles are being amortized on a straightline basis over the estimated period of benefit of two to three years.

   In September 1999, the Company entered into an acquisition agreement with ePills, Inc. ("ePills"). ePills operates an online drug store which provides retail sales of prescription pharmaceuticals, over-the-counter products and health and beauty aids on the Internet.

   This transaction was recorded using the purchase method of accounting. The allocation of the aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The allocation is summarized below:

   Goodwill........................................................ $10,146,000
   Identifiable assets.............................................   1,460,000
   Contracts.......................................................   1,189,000
   Core technology.................................................   1,242,000
   Tradename.......................................................     443,000
   Acquired workforce..............................................     177,000
   In-process research and development.............................     250,000
                                                                    -----------
   Total purchase price............................................ $14,907,000
                                                                    ===========

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The total purchase price of $14,907,000 consisted of 1,776,923 shares of the Company's common stock valued at $14,393,076, assumption of 11,844 employee stock options valued $6.93 per share, assumed liabilities of $332,000 and estimated transaction costs of $100,000. The deemed value of the Company's common stock on the date the definitive merger agreement was signed was $8.10 per share.

   The valuation of the purchased in-process research development of $250,000 was based on the result of an independent appraisal using the income approach. The income approach estimates the value of the asset based on its expected economic benefit. The valuation analysis considered the contribution of the core technology as well as the percentage completion of the in-process research and development. The expected cash flows associated with the in-process research and development were discounted to the present value using a rate of return that is commensurate with the risk of the asset. The purchased in-process technology was not considered to have reached technological feasibility and had no alternatives future use.

   Goodwill and other intangibles are being amortized on a straightline basis over the estimated period of benefit of two to three years.

 Related party transactions

   In July 1999, the Company borrowed $100,000 from an officer in the Company pursuant to a convertible promissory note. The note bears interest at the rate of ten percent per annum. In August 1999, the note was cancelled upon the issuance of 21,539 shares of the Company's Series B convertible preferred stock at $4.64 per share.

   In July 1999, the Company borrowed an aggregate of $600,000 from four stockholders in the form of promissory notes. The notes bear interest at the rate of ten percent per annum. In connection with these notes, the Company issued warrants to purchase an aggregate of 18,666 shares of the Company's common stock at $3.21 per share. The warrants expire upon the earliest of (a) July 1, 2003, (b) the closing of an acquisition, or (c) immediately prior to the effective date of the Company's registration statement under the Securities Act of 1933 with respect to an initial public offering. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of four years, a weighted average risk-free rate of 5.7%, an expected dividend yield of zero percent, a volatility of 70% and deemed values of common stock of $5.42 and $6.18 per share. The estimated fair value of the warrants of $64,017 will be amortized over the period the notes become exercisable and included within interest expense in the statement of operations. In August 1999, the notes were canceled upon the issuance of 129,230 shares of the Company's Series B convertible preferred stock at $4.64 per share.

   In August 1999 in connection with the acquisition of Windom Health, the Company entered into a three-year consulting agreement with Michael D. McDonald, a member of our Board of Directors, which provided for an $85,000 bonus to be paid to him on the closing of our Series B preferred stock financing and a monthly fee of $5,000 for consulting services. If the Company terminates the consulting agreement without releasing Dr. McDonald from its noncompetition provision, Dr. McDonald will continue to receive as severance the monthly fee due for the remainder of the initial term of the consulting agreement.

   In April 1999, the Company borrowed an amount of $500,000 in the form of convertible notes from a related party. The notes bore interest at 4.99% per annum. In August 1999, the notes were canceled upon the issuance of 107,692 shares of the Company's Series B convertible preferred stock at $4.64 per share. In August 1999, the Company borrowed an additional $300,000 under the same agreement. The new notes bore interest at the rate of ten percent per annum. In connection with this additional borrowing the Company issued warrants

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

to purchase 9,332 shares of the Company's Series B convertible preferred stock at an exercise price of $3.21 per share. The warrants expire at the earlier of
(a) August 2002, (b) the closing of an acquisition or (c) the effective date of the Company's initial public offering. The Company valued the warrants using the Black-Scholes option pricing model using an expected life of two years, a weighted average risk-free rate of 5.76% an expected dividend yield of zero percent, a volatility of 70% and a deemed value of the common stock of $6.60 per share. The estimated fair value of the warrants of $39,008 was amortized over the period of the borrowing until the notes were canceled in August 1999 upon the issuance of 64,614 shares of the Company's Series B convertible stock at $4.64 per share.

 Options

   In August 1999, the Company granted 56,000 options to consultants at an exercise price of $1.14 per share. The options vest over four years and have an option term of ten years. The Company valued the options using the Black-Scholes option pricing model, applying an expected life of four years, a weighted average risk-free rate of 5.9%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of common stock of $6.39 per share. The estimated fair value of the options of $312,760 will be amortized over their vesting period based on FIN 28.

   In August 1999, the Company granted 832,580 options to employees and recorded $4,365,527 of deferred stock compensation for the excess of the deemed value over the exercise price at the date of grant. The exercise price of the options was $1.14 per share. The deferred stock compensation will be amortized over the vesting period of the options based on FIN 28.

 Series B preferred stock

   In August and September 1999, the Company sold a total of 4,523,065 shares of Series B preferred stock at a price of $4.64 per share, for total net proceeds of approximately $19.8 million. In August, 1999, in connection with investment banking services provided during this offering, the Company issued warrants to purchase an aggregate of 77,539 shares of Series B preferred stock at an exercise price of $4.64 per share. The warrants expire at the earlier of
(a) August 2001 (b) the closing of an acquisition or (c) immediately prior to the effective date of the Company's registration statement under the Securities Act of 1933 with respect to an initial public offering. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of two years, a weighted average risk-free rate of 5.74%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of common stock of $7.10. The estimated fair value of the warrants of $301,317 will be netted against the proceeds from the offering.

   On August 6, 1999, the Company's Articles of Incorporation were amended to
a) increase the amount of authorized shares of preferred stock and common stock to 6,580,000 and 31,080,000, respectively, and b) increase the amount upon which preferred stock automatically converts to $15,000,000 in proceeds from an IPO.

 Agreements

   In September 1999, the Company entered into a three-year agreement with AltaVista to develop a co-branded health channel. The agreement provides that, in exchange for a minimum number of user impressions on the co-branded health channel, The Company is obligated to pay AltaVista approximately $65.6 million in cash and stock over the three-year term of the agreement; however either AltaVista or the Company may terminate the relationship after two years, in which case the aggregate payment obligation over the first two years in cash and stock would be $34.5 million. In addition, if AltaVista meets given performance thresholds under the agreement, the Company will issue to AltaVista warrants to purchase shares of common stock, with the number of shares depending on the amount by which they exceed the thresholds. These warrants will have varying exercise prices. If the market value of our

                               HEALTHCENTRAL.COM
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

common stock exceeds the warrant exercise price on the date of issuance or during the exercise period, there would be a deferred compensation charge associated with these warrants.

   In September 1999, the Company entered into a four year agreement with The People's Pharmacy in which a co-branded website will be developed. The Company is entitled to all advertising revenues from the website, in exchange for an annual $50,000 payment as well as an option to purchase a maximum
280,000 shares of the Company's common stock at $1.14 per share. If the Company is acquired, all remaining unvested shares will vest immediately. The Company valued the option using the Black-Scholes option pricing model, applying an expected life of four years, a weighted average risk-free rate of 5.77%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of common stock of $7.74 per share. The estimated fair value of the warrants of $1,936,760 will be expensed over the term of the agreement.

 Employee Stock Purchase Plan

   In September 1999, the Company adopted an Employee Stock Purchase Plan (the "ESPP") to provide substantially all employees whose customary employment is more than 20 hours per week for more than five months in any calendar year eligibility to purchase shares of its common stock through payroll deductions, up to 10% of eligible compensation. Participant account balances are used to purchase shares of the Company's common stock at the lesser of 85 percent of the fair market value of shares on either the first day or the last day of the designated payroll deduction period (the Offering Period), as chosen by the Board of Directors at its discretion, whichever is lower. The aggregate number of shares purchased by an employee may not exceed 1,000 shares in any one Offering Period, generally 12 months or less (subject to limitations imposed by the Internal Revenue Code). A total of 1,400,000 shares are available for purchase under the ESPP.

 1999 Directors' Stock Option Plan

   The 1999 Directors' Stock Option Plan was adopted by the Board of Directors in September 1999. It will become effective upon the effective date of the initial public offering. A total of 250,000 shares of common stock have been reserved for issuance under the 1999 directors' plan, all of which remain available for future grants. The directors' plan provides for the grant of nonstatutory stock options to non-employee directors.

 1999 Stock Option Plan

   The 1999 Plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors (including employee directors) and consultants. The 1999 Plan was originally adopted by the Board of Directors in August 1999. At the time of adoption, 280,000 shares of common stock were reserved for issuance under the 1999 Plan. The 1999 Plan was amended by the Board of Directors in September 1999 to increase the total number of shares reserved for issuance by 4,900,000 shares, and to incorporate certain other changes, after which amendment a total of 5,180,000 shares of common stock has been reserved for issuance under the 1999 Plan.

                       Report of Independent Accountants

To the Board of Directors and Shareholders of Windom Health Enterprises, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Windom Health Enterprises, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
September 24, 1999

                        WINDOM HEALTH ENTERPRISES, INC.

                                 BALANCE SHEETS

                                                December 31,
                                             --------------------   June 30,
                                               1997       1998        1999
                                             ---------  ---------  -----------
                                                                   (unaudited)
                   ASSETS
Current assets:
  Cash...................................... $   5,335  $  24,459  $    37,140
  Accounts receivable, net of allowance of
   $0, $0 and $41,271 (unaudited),
   respectively.............................    69,135    114,695      105,035
  Prepaid expenses and other current
   assets...................................       292        292       19,945
                                             ---------  ---------  -----------
    Total current assets....................    74,762    139,446      162,120
Property and equipment, net.................    20,039     88,000      376,747
Other assets................................       --         --        47,227
                                             ---------  ---------  -----------
    Total assets............................ $  94,801  $ 227,446  $   586,094
                                             =========  =========  ===========
   LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.......................... $  10,741  $  34,070  $   397,304
  Accrued expenses..........................    72,137    130,330      148,462
  Deferred revenue..........................   132,744    102,728      170,569
  Payable to related party..................       --     563,541    1,361,730
  Current portion of obligations under
   capital leases...........................     1,061     15,362       44,784
  Note payable..............................       --      25,000          --
                                             ---------  ---------  -----------
    Total current liabilities...............   216,683    871,031    2,122,849
Obligations under capital leases, net of
 current portion............................     2,504     40,588      110,448
Due to shareholder..........................    10,500     70,500        5,500
Deferred revenue............................    50,000        --        10,164
                                             ---------  ---------  -----------
    Total liabilities.......................   279,687    982,119    2,248,961
                                             ---------  ---------  -----------
Commitments (Note 3)
Shareholders' deficit:
  Common stock, no par value, 3,000,000
   shares authorized, 1,076,563 shares
   issued and outstanding at December 31,
   1997 and 1998 and June 30, 1999
   (unaudited)..............................    54,563     54,563       54,563
  Accumulated deficit.......................  (239,449)  (809,236)  (1,717,430)
                                             ---------  ---------  -----------
    Total shareholders' deficit.............  (184,886)  (754,673)  (1,662,867)
                                             ---------  ---------  -----------
      Total liabilities and shareholders'
       deficit.............................. $  94,801  $ 227,446  $   586,094
                                             =========  =========  ===========

   The accompanying notes are an integral part of these financial statements.

                        WINDOM HEALTH ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                                                           Six Months Ended
                               Year Ended December 31,         June 30,
                               -------------------------  --------------------
                                  1997          1998        1998       1999
                               -----------  ------------  ---------  ---------
                                                              (unaudited)
Revenue:
  Content subscription and
   license.................... $   272,355  $    552,630  $ 272,334  $ 257,975
                               -----------  ------------  ---------  ---------
Operating expenses:
  Production, content and
   product development........     207,971       642,317    375,501    610,799
  Sales and marketing.........      91,913        83,187     15,570    277,080
  General and administrative..     195,021       378,888     82,235    227,687
                               -----------  ------------  ---------  ---------
    Total operating expenses..     494,905     1,104,392    473,306  1,115,566
                               -----------  ------------  ---------  ---------
Loss from operations..........    (222,550)     (551,762)  (200,972)  (857,591)
Interest expense..............      (5,573)      (18,025)    (5,887)   (50,603)
                               -----------  ------------  ---------  ---------
Net loss...................... $  (228,123) $   (569,787) $(206,859) $(908,194)
                               ===========  ============  =========  =========




   The accompanying notes are an integral part of these financial statements.

                        WINDOM HEALTH ENTERPRISES, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                   Common Stock                     Total
                                 ----------------- Accumulated   Shareholders'
                                  Shares   Amount    Deficit        Deficit
                                 --------- ------- -----------  --------------
Balance at December 31, 1996.... 1,076,563 $54,563 $   (11,326)  $    43,237
Net loss........................       --      --     (228,123)     (228,123)
                                 --------- ------- -----------   -----------
Balance at December 31, 1997.... 1,076,563  54,563    (239,449)     (184,886)
Net loss........................       --      --     (569,787)     (569,787)
                                 --------- ------- -----------   -----------
Balance at December 31, 1998.... 1,076,563  54,563    (809,236)     (754,673)
Net loss (unaudited)............       --      --     (908,194)     (908,194)
                                 --------- ------- -----------   -----------
Balance at June 30, 1999
 (unaudited).................... 1,076,563 $54,563 $(1,717,430)  $(1,662,867)
                                 ========= ======= ===========   ===========






   The accompanying notes are an integral part of these financial statements.

                        WINDOM HEALTH ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                      Year Ended           Six Months Ended
                                     December 31,              June 30,
                                 ----------------------  ----------------------
                                    1997        1998        1998        1999
                                 ----------  ----------  ----------  ----------
                                                              (unaudited)
Cash flows from operating ac-
 tivities:
 Net loss......................  $ (228,123) $ (569,787) $ (206,859) $ (908,194)
 Adjustments to reconcile net
  loss to net cash provided by
  (used in) operating
  activities:
 Depreciation and
  amortization.................       8,283      16,934       8,467      31,467
 Provision for doubtful
  accounts.....................         --          --          --       41,271
 Changes in assets and
  liabilities:
  Accounts receivable..........     168,860     (45,560)    (44,883)    (31,611)
  Prepaid expenses and other
   current assets..............        (292)        --          --      (19,653)
  Other assets.................         --          --          --      (47,227)
  Accounts payable.............     (59,252)     23,329      54,874     363,234
  Accrued expenses.............      55,515      58,193       6,625      18,132
  Deferred revenue.............      89,711     (80,016)     13,431      78,005
                                 ----------  ----------  ----------  ----------
   Net cash provided by (used
    in) operating activities...      34,702    (596,907)   (168,345)   (474,576)
                                 ----------  ----------  ----------  ----------
Cash flows from investing ac-
 tivities:
 Purchase of property and
  equipment....................      (8,504)    (31,179)     (1,131)   (213,393)
                                 ----------  ----------  ----------  ----------
   Net cash used in investing
    activities.................      (8,504)    (31,179)     (1,131)   (213,393)
                                 ----------  ----------  ----------  ----------
Cash flows from financing
 activities:
 Bank overdraft................     (15,864)        --       49,781         --
 Proceeds from borrowings......         --       57,500      57,500         --
 Payments on notes payable.....         --      (32,500)     (2,500)    (25,000)
 Proceeds from advances from
  related party................         --      563,541         --      798,189
 Proceeds from note payable to
  a shareholder................         --       60,000      60,000         --
 Payments on capital leases....        (499)     (1,331)       (640)     (7,539)
 Payments on notes payable to
  related party................      (4,500)        --          --      (65,000)
                                 ----------  ----------  ----------  ----------
   Net cash provided by (used
    in) financing activities...     (20,863)    647,210     164,141     700,650
                                 ----------  ----------  ----------  ----------
Net increase (decrease) in cash
 and cash equivalents..........       5,335      19,124      (5,335)     12,681
Cash and cash equivalents at
 beginning of period...........         --        5,335       5,335      24,459
                                 ----------  ----------  ----------  ----------
Cash and cash equivalents at
 end of period.................  $    5,335  $   24,459  $      --   $   37,140
                                 ==========  ==========  ==========  ==========
Supplemental disclosures of
 cash flows information:
 Cash paid for interest........  $    3,948  $    7,970  $      850  $   39,868
                                 ==========  ==========  ==========  ==========
 Cash paid for income taxes....  $      800  $      800  $      --   $      --
                                 ==========  ==========  ==========  ==========
Noncash investing and financing
 activities:
 Property and equipment
  acquired under capital lease
  obligations..................  $    4,064  $   53,716  $      --   $  106,821
                                 ==========  ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                        WINDOM HEALTH ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   Windom Health Enterprises, Inc. (the "Company") was formed in 1984 and was incorporated in California in 1988. The Company provides institutions, including healthcare organizations, employers and pharmaceutical companies specialized tools and services for the design, hosting and maintenance of private label websites. In August 1999, the Company merged with HealthCentral.com (See Note 5).

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim financial statements (unaudited)

   The financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited and should be read in conjunction with the Company's annual financial statements for the year ended December 31, 1998. Such interim financial statements have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations pertaining to interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 Revenue recognition

   Institutional revenues derived from contracts with healthcare providers, health product resellers, and third party organizations principally consist of license fees for website development applications, consulting fees from custom website development and hosting and maintenance fees related to the websites maintenance. License revenues are recognized ratably over the term of the license, generally between 12 to 24 months. For consulting projects, revenues are recognized at the time services are rendered based on charges for time and materials. Deferred revenues represent the amount of cash received or invoices rendered prior to revenue recognition.

 Production, content and product development expense

   Production, content and product development expenses consist primarily of salaries and benefits, consulting fees and other costs related to content acquisition and licensing, software development, application development and website operations.

   Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. To date, costs incurred following the establishment of technological feasibility, but prior to general product release, have been insignificant.

                        WINDOM HEALTH ENTERPRISES, INC.

 Concentration of credit risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company's accounts receivable are derived from revenues earned from customers located in the U.S. The Company performs ongoing credit evaluation of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

   The Company has the following concentrations of revenues and trade accounts receivables:

                                             Year Ended
                                              December
                                                 31,                   Six Months
                                             ------------------------  Ended June
                                                1997         1998       30, 1999
                                             -----------  -----------  -----------
                                                                       (unaudited)
   Revenues:
     Customer A.............................      33%         --           --
     Customer B.............................      16%         --           --
     Customer C.............................      18%          17%         11%
     Customer D.............................      18%          18%         13%
     Customer E.............................     --           --           33%
                                                  December 31,
                                             ------------------------   June 30,
                                                1997         1998         1999
                                             -----------  -----------  -----------
                                                                       (unaudited)
   Accounts Receivable:
     Customer B.............................      79%         --           --
     Customer C.............................     --            16%         --
     Customer E.............................     --            14%         27%
     Customer F.............................     --            17%         --
     Customer G.............................     --            35%         --
     Customer H.............................     --           --           32%
     Customer I.............................     --           --           16%

 Financial instruments

   Carrying amounts of certain of the Company's financial instruments, including accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for leases with similar terms, the carrying value of capital lease obligations approximate fair value.

 Property and equipment

   Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives which range from three to five years. Leasehold improvements and equipment held under capital leases are amortized using the straight-line method over the term of the lease or estimated useful lives, whichever is shorter. Repairs and maintenance costs are charged to expense when incurred. When assets are sold or retired, the cost and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

                        WINDOM HEALTH ENTERPRISES, INC.

 Impairment of long-lived assets

   The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Income taxes

   The Company elected to be treated as an S corporation for federal and California income tax purposes in 1992. As a result, minimal income taxes were payable at the corporate level. Rather, the Company's shareholders included their respective portions of the Company's taxable income in their individual income tax returns. On August 12, 1999, in connection with the merger with HealthCentral.com, the Company became subject to the C corporation provisions of the Internal Revenue Code. Accordingly, any earnings after this date will be taxed at HealthCentral's federal and state corporate income tax rates.

NOTE 2--BALANCE SHEET COMPONENTS:

   Property and equipment are comprised of:

                                                 December 31,
                                               ------------------   June 30,
                                                 1997      1998       1999
                                               --------  --------  -----------
                                                                   (unaudited)
   Computer equipment and software............ $ 40,540  $125,435   $354,577
   Office equipment...........................      574       574     23,327
   Furniture and fixtures.....................   39,177    39,177    107,496
                                               --------  --------   --------
                                                 80,291   165,186    485,400
   Less accumulated depreciation and
    amortization..............................  (60,252)  (77,186)  (108,653)
                                               --------  --------   --------
                                               $ 20,039  $ 88,000   $376,747
                                               ========  ========   ========

   Depreciation expense was $8,283 and $16,934 for the years ended December 31, 1997 and 1998, respectively. Cost and accumulated amortization of equipment held under capital lease at December 31, 1997 was $4,062 and $498, respectively. Cost and accumulated amortization of equipment held under capital lease at December 1998 was $73,979 and $8,625, respectively. Cost and accumulated amortization of equipment held under capital leases at June 30, 1999 aggregated $175,606 (unaudited) and $22,877 (unaudited), respectively.

                                                     December 31,
                                                   -----------------  June 30,
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                                     (unaudited)
   Accrued liabilities are comprised of:
     Due to shareholder........................... $ 53,539 $ 79,500  $ 79,500
     Professional services........................   12,500   44,732    25,000
     Payroll and related expenses.................    6,098    6,098    43,962
                                                   -------- --------  --------
                                                   $ 72,137 $130,330  $148,462
                                                   ======== ========  ========

                        WINDOM HEALTH ENTERPRISES, INC.

NOTE 3--COMMITMENTS:

   The Company leases various office space and office equipment under non-cancelable operating and capital leases with initial or remaining terms of one year or more. Total rent expense under operating leases was $17,223 and $15,570 for the years ended 1997 and 1998, respectively. At December 31, 1998, the total remaining commitment under all lease arrangements is as follows:

                                                           Capital  Operating
   Year Ending December 31,                                Leases     Leases
   ------------------------                                -------  ----------
   1999................................................... $31,115  $  127,960
   2000...................................................  30,402     340,516
   2001...................................................  23,605     344,884
   2002...................................................     --      352,432
   2003...................................................     --      359,348
   Thereafter.............................................     --       87,335
                                                           -------  ----------
   Total minimum lease payments...........................  85,122  $1,612,475
                                                                    ==========
   Less amount representing interest...................... (29,172)
                                                           -------
   Present value of net minimum lease payments............  55,950
   Less current portion of obligations under capital
    leases................................................ (15,362)
                                                           -------
   Obligations under capital leases....................... $40,588
                                                           =======

NOTE 4--RELATED PARTY TRANSACTIONS:

   Related party transactions are comprised of the following:

                                                      December 31,
                                                    ----------------  June 30,
                                                     1997     1998      1999
                                                    ------- -------- -----------
                                                                     (unaudited)
   Due to HealthCentral.com........................ $   --  $563,541 $1,361,730
   Accrued liability due to a shareholder..........  53,539   79,500     79,500
   Shareholder note payable........................  10,500   70,500      5,500

   In August 1998, in association with the letter of intent relating to the merger (Note 5), the Company entered into a License and Management Agreement with HealthCentral.com. Pursuant to the agreement, HealthCentral.com had full management responsibility for the operations of the Company. In this capacity, HealthCentral.com advanced the Company funds to finance its operations. At December 31, 1998 and June 30, 1999, the net amount due to HealthCentral.com was $563,541 and $1,361,730 (unaudited), respectively.

   At December 31, 1997 and 1998 and June 30, 1999, the Company had an outstanding balance of $53,539, $79,500 and $79,500 (unaudited), respectively, due to a shareholder for past consulting services. This amount was repaid concurrent with the merger. The Company also paid an additional $27,500 to the shareholder for consulting services in 1998.

   Shareholder notes payable of $10,500 and $70,500 at December 31, 1997 and 1998, respectively, relate to advances made to the Company from a shareholder to fund the Company's operations. The notes bear interest at 10%. In March 1999, $65,000 of this amount was repaid and the rest of the principal and accrued interest was repaid concurrent with the merger.

                        WINDOM HEALTH ENTERPRISES, INC.

NOTE 5--SUBSEQUENT EVENTS:

   In July 1999, a common stock bonus was granted by a shareholder on behalf of the Company to two employees for past services rendered in the amounts of 104,779 and 41,784 shares of the Company's common stock. The deemed value of these shares was $10.21 per share, resulting in compensation expense of approximately $1.5 million in July 1999. The deemed value of the Company's stock was determined based upon the deemed value of HealthCentral.com common stock, the per share exchange ratio and the proximity of timing in closing the merger with HealthCentral.com.

   On August 12, 1999, the Company merged with HealthCentral.com. The purchase price paid by HealthCentral.com was comprised of notes payable of $458,000, cash of $51,000 and 2,357,341 shares of HealthCentral.com common stock valued at $3.95 per share. All the Company's outstanding stock was surrendered and the Company's shareholders received their pro rata share of the purchase price.

                                  EPILLS INC.
                         (A development stage company)

                                 BALANCE SHEET
                                  (unaudited)

                                                                      June 30,
                                                                        1999
                                                                      ---------
                               ASSETS
Current assets:
  Cash and cash equivalents.......................................... $  30,521
    Total current assets.............................................    30,521

Property and equipment, net..........................................    29,708
Other assets.........................................................    15,550
                                                                      ---------
    Total assets..................................................... $  75,779
                                                                      =========
                LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................................... $ 108,286
  Accrued expenses...................................................     9,917
  Convertible notes payable to stockholders..........................   270,000
                                                                      ---------
    Total liabilities................................................   388,203
                                                                      ---------
Commitments (Note 5)

Stockholders' deficit:
  Common stock, no par value, 1,250,000 shares
   authorized, 562,500 shares issued
   and outstanding...................................................       225
  Accumulated deficit................................................  (312,649)
                                                                      ---------
    Total stockholders' deficit......................................  (312,424)
                                                                      ---------
    Total liabilities and stockholders' deficit...................... $  75,779
                                                                      =========


   The accompanying notes are an integral part of these financial statements.

                                  EPILLS INC.
                         (A development stage company)

                            STATEMENT OF OPERATIONS
                                  (unaudited)

                                                                    Period from
                                                                    Inception to
                                                                      June 30,
                                                                        1999
                                                                    ------------
Operating expenses:
  Production, content and product development......................  $  113,387
  Sales and marketing..............................................       5,000
  General and administrative expenses..............................     192,634
                                                                     ----------
    Total operating expenses.......................................     311,021
                                                                     ----------
Loss from operations...............................................    (311,021)
Interest expense...................................................     (1,628)
                                                                     ----------
Net loss...........................................................  $ (312,649)
                                                                     ==========





   The accompanying notes are an integral part of these financial statements.

                                  EPILLS INC.
                         (A development stage company)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                     Period from Inception to June 30, 1999
                                  (unaudited)

                                       Common Shares                  Total
                                       -------------- Accumulated Stockholders'
                                       Shares  Amount   Deficit      Deficit
                                       ------- ------ ----------- -------------
Issuance of common stock for cash..... 562,500  $225   $     --     $     225
Net loss..............................     --    --     (312,649)    (312,649)
                                       -------  ----   ---------    ---------
Balance at June 30, 1999.............. 562,500  $225   $(312,649)   $(312,424)
                                       =======  ====   =========    =========





   The accompanying notes are an integral part of these financial statements.

                                  EPILLS INC.
                         (A development stage company)

                            STATEMENT OF CASH FLOWS
                                  (unaudited)

                                                                   Period from
                                                                   Inception to
                                                                    June 30,
                                                                      1999
                                                                  -------------
Cash flows from operating activities:
  Net loss.......................................................   $(312,649)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization................................       2,700
    Changes in assets and liabilities:
      Other assets...............................................     (15,550)
      Accounts payable...........................................     108,286
      Accrued expenses...........................................       9,917
                                                                    ---------
        Net cash used in operating activities....................    (207,296)
                                                                    ---------
Cash flows from investing activities:
  Purchase of property and equipment.............................     (32,408)
                                                                    ---------
        Net cash used in investing activities....................     (32,408)
                                                                    ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock.........................         225
  Proceeds from issuance of convertible notes payable............     270,000
                                                                    ---------
        Net cash provided by financing activities................     270,225
                                                                    ---------
Net increase in cash and cash equivalents........................      30,521
Cash and cash equivalents at beginning of period.................         --
                                                                    ---------
Cash and cash equivalents at end of period.......................   $  30,521
                                                                    =========


   The accompanying notes are an integral part of these financial statements.

                                  EPILLS INC.
                         (A development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                  (unaudited)

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   ePills Inc. (the "Company") was incorporated on January 27, 1999 (date of inception) as a Delaware corporation. The Company is engaged in the development of an online drug store to provide for retail sales of prescription pharmaceuticals, over-the-counter products and health and beauty aids on the Internet. Since inception, the Company has been primarily involved in securing financing, recruiting personnel and developing its website. In September 1999, the Company began operating its online drug store.

 Development stage enterprise

   For the period from inception (January 27, 1999) through June 30, 1999, the Company was a development stage company, as planned principal operations had not yet generated significant revenue. In the development stage, all pre-operating costs have been expensed as incurred.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited interim financial statements

   The financial statements as of June 30, 1999 and for the period from inception to June 30, 1999 are unaudited. Such interim financial statements have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations pertaining to interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 Cash and cash equivalents

   Cash and cash equivalents consist primarily of cash. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

 Fair value

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses approximate fair value due to their short maturities.

 Property and equipment

   Property and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives which range from three to five years. Leasehold improvements and equipment held under capital leases are amortized using the straight-line method over the term of the lease or estimated useful lives, whichever is shorter. Repairs and maintenance costs are charged to expense when incurred. When assets are sold or retired, the cost and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

                                  EPILLS INC.
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                                  (unaudited)

 Income taxes

   The Company accounts for income taxes under the asset and liability method which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their financial statement reported amounts. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

 Revenue recognition

   The Company will recognize revenues for sales of over-the-counter and health and beauty aid products, net of discounts, when products are shipped to customers. The Company will recognize commission revenues for the use of its website related to sales made by its pharmacy fulfillment partner for all prescription drugs. The Company is responsible for all refunds relating to sales where a customer is not satisfied with the products received. The Company provides an estimated allowance for such returns in the period of the sale. The Company also retains credit risk for sales of all products made by its fulfillment partners.

NOTE 2--BALANCE SHEET COMPONENTS:

                                                                       June 30,
                                                                         1999
                                                                       --------
   Computer equipment and software.................................... $ 32,321
   Office equipment...................................................       87
                                                                       --------
                                                                         32,408
   Less accumulated depreciation and amortization.....................   (2,700)
                                                                       --------
                                                                       $ 29,708
                                                                       ========

   Depreciation expense was $2,700 for the period ended June 30, 1999.

NOTE 3--NOTE PAYABLE TO STOCKHOLDERS:

   During the period from January 27, 1999 to June 30, 1999, stockholders of the Company advanced the Company $270,000 in exchange for convertible notes payable. The notes bear interest at 4.6% and are due on the earlier of 10 days after the Company completes an initial public offering ("IPO") or one year after the closing of the purchase of the Company by HealthCentral.com (Note 6). Upon the completion of an IPO by HealthCentral.com, the notes are no longer convertible. As of August 31, 1999, the balance due under the convertible notes payable was $1,250,000.

NOTE 4--STOCK OPTION PLAN:

   In February 1999, the Company adopted the 1999 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees, officers, directors and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may be granted only to Company employees. NSO's may be granted to employees and consultants. The Company has reserved 240,000 shares of common stock for issuance under the Plan.

   Options under the Plan may be granted for periods of up to ten years and at prices no less than 100% of the estimated fair value of the shares at the time of grant of such option, or not less than 110% of estimated fair value for options granted to a 10% stockholder.

   From inception through June 30, 1999, the Company granted a total of 69,690 options to employees. Deferred stock compensation based on the deemed value of common stock over the exercise prices on the dates of grant was not significant.

                                  EPILLS INC.
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                                  (unaudited)


   In February 1999, the Company granted 55,810 of fully vested options to non-employees. The Company valued these options using the Black-Scholes option pricing model applying an expected life of two years, a weighted average risk-free rate of 4.76%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of common stock of $0.23 per share. The estimated fair value of these options was not significant.

NOTE 5--COMMITMENTS:

   The Company leases its office space under a non-cancelable operating lease. Total rent expense was $27,742 for the period from inception to June 30, 1999. At June 30, 1999, the total remaining commitment under this lease arrangement is as follows:

   Year Ending December 31,
   ------------------------
   1999............................................................. $  62,196
   2000.............................................................   126,336
   2001.............................................................   130,224
   2002.............................................................    66,084
                                                                     ---------
                                                                     $ 384,840
                                                                     =========

NOTE 6--SUBSEQUENT EVENTS:

 Agreements

   In August 1999, the Company entered into an agreement with Bergen Brunswig Drug Company to be its fulfillment service provider for over-the-counter and health and beauty aid products and provide related services to the Company's customers in the United States. In September 1999, in connection with the agreement, the Company sold Bergen Brunswig 337,500 shares of common stock for cash of $5.215 per share for an aggregate purchase price of $1.76 million.

   In August 1999, the Company also entered into an agreement with Medi-Mail, Inc. (a subsidiary of Bergen Brunswig) in which Medi-Mail is to provide pharmacy dispensing and related support services for the Company and its consumers, including the processing, adjudication or verification and fulfillment of prescription drug orders received by the Company through its website and their delivery to the Company's shipper. In August 1999, in connection with this agreement, the Company issued Medi-Mail a warrant to purchase 52,630 shares of common stock at an exercise price of $3.70 per share, which was exercised in connection with the signing of the acquisition agreement with HealthCentral.com. The Company valued the warrant using the Black-Scholes option pricing model, applying an expected life of one year, a weighted average risk free rate of 5.88%, an expected dividend yield of zero percent, a volatility of 70% and a deemed value of common stock of $8.10 per share. The estimated fair value of the warrant of $253,045 will be amortized over the period of the agreement.

   In August 1999, the Company entered into a two year agreement with America Online, Inc. ("AOL"), under which the Company will appear as one of five health-related anchor tenants on the AOL HealthOnline Pharmacy. The Company is required to pay AOL approximately $14.1 million over the term of the agreement.

 Acquisition

   In September 1999, all of the Company's outstanding common stock was acquired by HealthCentral.com for consideration of 1,776,923 shares of HealthCentral.com common stock valued at $8.10 per share, the assumption of 8,460 stock options valued at $9.70 per share and the assumption of $332,000 of liabilities.

                       Report of Independent Accountants

To the Shareholders of
RxList.com

   In our opinion, the accompanying balance sheets and the related statements of operations, of partners'/shareholders' equity and of cash flows present fairly, in all material respects, the financial position of RxList.com at December 31, 1997 and 1998 and at September 30, 1999, and the results of its operations and its cash flows for each of the two years ended December 31, 1998 and the nine months ended September 30, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California

October 25, 1999

                                RXLIST.COM

                              BALANCE SHEETS

                                                      December
                                                         31,
                                                     -----------  September 30,
                                                     1997  1998       1999
                                                     ---- ------  -------------
                       ASSETS
Current assets:
  Cash.............................................. $260 $1,116    $ 37,828
  Accounts receivable...............................  --   1,299     111,967
  Prepaid expenses..................................  --   3,750         --
                                                     ---- ------    --------
    Total current assets............................  260  6,165     149,795
                                                     ---- ------    --------
Equipment...........................................  --   2,716       2,716
Less accumulated depreciation.......................  --    (830)     (1,509)
                                                     ---- ------    --------
    New equipment...................................  --   1,886       1,207
                                                     ---- ------    --------
    Total assets.................................... $260 $8,051    $151,002
                                                     ==== ======    ========
   LIABILITIES AND PARTNERS'/SHAREHOLDERS' EQUITY
Current liabilities:
  Accrued professional fees and other............... $--  $  --     $ 26,910
                                                     ---- ------    --------
    Total current liabilities.......................  --     --       26,910
                                                     ---- ------    --------
Partners'/shareholders' equity:
  Partners' capital.................................  260  8,051         --
  Common stock, $0.001 par value, 10,000,000 shares
   authorized, 2,000 shares issued and outstanding
   at September 30, 1999............................  --     --          --
  Additional paid-in capital........................  --     --      102,716
  Accumulated earnings..............................  --     --       21,376
                                                     ---- ------    --------
    Total shareholders' equity......................  260  8,051     124,092
                                                     ---- ------    --------
      Total liabilities and partners'/shareholders'
       equity....................................... $260 $8,051    $151,002
                                                     ==== ======    ========

The accompanying notes are an integral part of these financial statements.

                                RXLIST.COM

                         STATEMENTS OF OPERATIONS

                                           Year Ended       Nine Months Ended
                                           December 31,       September 30,
                                         ----------------  --------------------
                                          1997     1998       1998       1999
                                         -------  -------  ----------- --------
                                                           (unaudited)
Revenue:
  Advertising revenue................... $ 4,500  $11,988    $10,690   $231,336
                                         -------  -------    -------   --------
Operating expenses:
  Production, content and product
   development..........................   3,840   17,346      7,473     61,423
  Sales and marketing...................   2,300    3,844      3,844     37,791
  General and administrative............     180      115        104     19,049
                                         -------  -------    -------   --------
    Total operating expenses............   6,320   21,305     11,421    118,263
                                         -------  -------    -------   --------
Income (loss) from operations...........  (1,820)  (9,317)      (731)   113,073
Interest income.........................      14       20         11        121
                                         -------  -------    -------   --------
Net income (loss)....................... $(1,806) $(9,297)   $  (720)  $113,194
                                         =======  =======    =======   ========

The accompanying notes are an integral part of these financial statements.

                                   RXLIST.COM

                  STATEMENTS OF PARTNERS'/SHAREHOLDERS' EQUITY

                                                                            Total
                                                                          Partners'
                                     Common Stock  Additional             Capital/
                          Partners'  -------------  Paid-In   Retained  Shareholders'
                           Capital   Shares Amount  Capital   Earnings     Equity
                          ---------  ------ ------ ---------- --------  -------------
Balance at December 31,
 1996...................  $     26     --   $ --    $    --   $    --     $     26

Contributions of
 capital................     4,040     --     --         --        --        4,040
Distributions to
 shareholders...........    (2,000)    --     --         --        --       (2,000)
Net loss................    (1,806)    --     --         --        --       (1,806)
                          --------   -----  -----   --------  --------    --------
Balance at December 31,
 1997...................       260     --     --         --        --          260

Contributions of
 capital................    17,088     --     --         --        --       17,088
Net loss................    (9,297)    --     --         --        --       (9,297)
                          --------   -----  -----   --------  --------    --------

Balance at December 31,
 1998...................     8,051     --     --         --        --        8,051

Contributions of
 capital................    18,634            --         --        --       18,634
Distributions to
 shareholders...........    (4,379)           --         --        --       (4,379)
Net income through June
 30.....................    71,818            --         --        --       71,818
Issuance of common stock
 upon conversion to S
 corporation............   (94,124)  2,000    --      94,124       --          --
Contributions of
 capital................       --      --     --       8,592       --        8,592
Distributions to
 shareholders...........       --      --     --         --    (20,000)    (20,000)
Net income..............       --      --     --         --     41,376      41,376
                          --------   -----  -----   --------  --------    --------

Balance at September 30,
 1999...................  $    --    2,000  $ --    $102,716  $ 21,376    $124,092
                          ========   =====  =====   ========  ========    ========

The accompanying notes are an integral part of these financial statements.

                                RXLIST.COM

                         STATEMENTS OF CASH FLOWS

                                          Year Ended        Nine Months Ended
                                         December 31,         September 30,
                                       -----------------  ---------------------
                                        1997      1998       1998       1999
                                       -------  --------  ----------- ---------
                                                          (unaudited)
Cash flows from operating activities:
  Net income (loss)..................  $(1,806) $ (9,297)   $  (720)  $ 113,194
  Adjustments to reconcile net income
   (loss) to net cash provided by
   (used in) operating activities:
    Depreciation and amortization....      --        830        604         679
    Changes in assets and
     liabilities:
      Accounts receivable............      --     (1,299)    (6,000)   (110,668)
      Prepaid expenses...............      --     (3,750)       --        3,750
      Accrued professional fees and
       other.........................      --        --         --       26,910
                                       -------  --------    -------   ---------
        Net cash provided by (used
         in) operating activities....   (1,806)  (13,516)    (6,116)     33,865
                                       -------  --------    -------   ---------
Cash flows from investing activities:
  Purchase of property and
   equipment.........................      --     (2,716)    (2,716)        --
                                       -------  --------    -------   ---------
        Net cash used in investing
         activities..................      --     (2,716)    (2,716)        --
                                       -------  --------    -------   ---------
Cash flows from financing activities:
  Proceeds from capital
   contributions.....................    4,040    17,088      9,240      27,226
  Distributions to shareholders......   (2,000)      --         --      (24,379)
                                       -------  --------    -------   ---------
        Net cash provided by
         financing activities........    2,040    17,088      9,240       2,847
                                       -------  --------    -------   ---------
Net increase in cash and cash
 equivalents.........................      234       856        408      36,712
Cash and cash equivalents at
 beginning of period.................       26       260        260       1,116
                                       -------  --------    -------   ---------
Cash and cash equivalents at end of
 period..............................  $   260  $  1,116    $   668   $  37,828
                                       =======  ========    =======   =========


   The accompanying notes are an integral part of these financial statements.

                                   RXLIST.COM

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

   RxList.com (the "Company") was formed in 1995 as a partnership and was incorporated in California in July 1999. The Company maintains a website that allows visitors to search for information regarding prescription medication. The Company's website also provides links to other prescription medication and general medical websites.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim financial statements (unaudited)

   The financial statements for the nine months ended September 30, 1998 are unaudited and should be read in conjunction with the Company's annual financial statements for the year ended December 31, 1998. The interim financial statements have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations pertaining to interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

 Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

 Revenue recognition

   The Company records advertising revenues in the period the advertising services are provided to customers. The Company uses an outside vendor to solicit customers to use its advertising services, to serve the ads to its website and to bill and collect for these services. This outside vendor provides monthly reports indicating the amounts billed for the Company's advertising services and the related administrative fee. Advertising revenues, as reported by the outside vendor, are recorded net of this administrative fee as the Company bears no collection risk for the gross amount of the advertising fees.

 Production, content and product development expense

   Production, content and product development expenses consist primarily of consulting fees and other costs related to content acquisition and licensing and website operations.

 Concentration of credit risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company's accounts receivable are derived from revenues earned from customers located in the U.S. The Company performs ongoing credit evaluation of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

                                RXLIST.COM

   The Company currently has the following concentrations of revenues and accounts receivables:

                                                Year Ended        Nine Months
                                               December 31,          Ended
                                               ---------------   September 30,
                                                1997     1998        1999
                                               ------   ------   -------------
   Revenues:
     Customer A...............................    100%      --         --
     Customer B...............................     --       75%        --
     Customer C...............................     --       11%        46%
     Customer D...............................     --       --         44%

                                               December 31,
                                               ---------------     September 30,
                                                1997     1998        1999
                                               ------   ------   -------------
   Accounts Receivable:
     Customer C...............................     --      100%        48%
     Customer D...............................     --       --         52%

 Financial instruments

   Carrying amounts of certain of the Company's financial instruments, including accounts receivable and accrued expenses approximate fair value due to their short maturities.

 Equipment

   Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life which is three years. Repairs and maintenance costs are charged to expense when incurred. When assets are sold or retired, the cost and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

 Impairment of long-lived assets

   The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

 Income taxes

   The Company elected to be treated as an S corporation for federal and California income tax purposes in July 1999. As a result, minimal income taxes were payable at the corporate level. Rather, the Company's shareholders included their respective portions of the Company's taxable income in their individual income tax returns. From inception through June 1999 the Company's partners recorded their respective portions of the Company's taxable income
(loss) in their individual tax returns.

NOTE 2--RELATED PARTIES:

   During the years ended December 31, 1997, 1998 and the nine months ended September 30, 1999, IRC Medical Publishing ("IRC") paid expenses of $3,840, $17,088 and $27,226, respectively, on behalf of the Company. Such amounts were not reimbursed by the Company and, accordingly, were recorded as contributed capital in the accompanying financial statements. One of the Company's founders is an officer of IRC.

                                RXLIST.COM

NOTE 3--SUBSEQUENT EVENT:

   In October 1999, the Company was acquired by HealthCentral.com. The purchase price was comprised of 942,200 shares of HealthCentral.com common stock valued at $9.00 per share, an aggregate of $2.6 million in notes payable which bear interest at 5% per annum, and the assumption of approximately $400,000 in liabilities. All the Company's outstanding stock was surrendered and the Company's shareholders received their pro rata share of the purchase price.

                               HEALTHCENTRAL.COM

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   On August 12, 1999 and October 5, 1999, HealthCentral.com acquired Windom Health Enterprises, Inc. ("Windom Health") and ePills Inc. ("ePills.com"), respectively, in transactions accounted for using the purchase method of accounting. On October 25, 1999, HealthCentral.com entered into an agreement to acquire RxList.com, which will also be accounted for using the purchase method of accounting. Under the purchase method of accounting, the aggregate purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The unaudited pro forma combined balance sheet is based on the balance sheet of the Company at June 30, 1999 and the balance sheets of Windom Health, ePills.com and RxList.com at June 30, 1999 assuming the transactions were consummated on June 30, 1999. The unaudited pro forma combined statements of operations are based on the individual statements of operations of the Company for the year ended December 31, 1998 and the six months ended June 30, 1999. The operations of Windom Health and RxList.com have been included in the unaudited pro forma combined statements of operations as though these acquisitions had been consummated on January 1, 1998. The operations of ePills.com have been included in the unaudited pro forma combined statement of operations from its inception (January 27, 1999).

   The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and is provided for illustrative purposes only. The pro forma information does not purport to be indicative of the results that actually would have occurred had the combinations been effected on the dates indicated above. The unaudited pro forma financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto, which are included elsewhere herein.

                               HEALTHCENTRAL.COM

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                           June 30, 1999
                          ---------------------------------------------------------
                          As Reported  Acquisitions  Adjustments         Pro Forma
                          -----------  ------------  -----------        -----------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $    69,383  $    96,716   $   (51,000)(J)    $   115,099
  Accounts receivable,
   net..................       42,167      167,416           --             209,583
  Prepaid expenses and
   other current
   assets...............      106,382       21,199           --             127,581
                          -----------  -----------   -----------        -----------
    Total current
     assets.............      217,932      285,331      (51,000)            452,263

Receivable from related
 party..................    1,361,730          --     (1,361,730)(F)            --
Property and equipment,
 net....................          --       407,888           --             407,888
Other intangible
 assets.................          --           --      3,729,317 (A)      3,729,317
Goodwill................          --           --     34,885,115 (B)     34,885,115
Other assets............          --        62,777           --              62,777
                          -----------  -----------   -----------        -----------
    Total assets........  $ 1,579,662  $   755,996   $37,201,702        $39,537,360
                          ===========  ===========   ===========        ===========
LIABILITIES AND SHAREHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......  $   406,789  $   505,590   $       --         $   912,379
  Accrued expenses......       12,500      158,379     1,820,675 (G)(K)   1,991,554
  Deferred revenue......      113,318      170,569           --             283,887
  Current portion of
   obligations under
   capital leases.......          --        44,784           --              44,784
  Notes payable.........          --           --      3,389,422 (J)      3,389,422
                          -----------  -----------   -----------        -----------
    Total current
     liabilities........      532,607      879,322     5,210,097          6,622,026
Obligations under
 capital leases, net of
 current portion........          --       110,448           --             110,448
Related party payables..          --     1,361,730    (1,361,730)(F)            --
Convertible note payable
 to related party.......      500,000      270,000           --             770,000
Due to stockholder......          --         5,500           --               5,500
Deferred revenue........          --        10,164           --              10,164
                          -----------  -----------   -----------        -----------
    Total liabilities...    1,032,607    2,637,164     3,848,367          7,518,138
                          -----------  -----------   -----------        -----------
Stockholders' equity
 (deficit):
  Convertible preferred
   stock................        1,134          --            --               1,134
  Common stock..........        4,468       54,788      (51,327) (H)(I)       7,929
  Additional paid-in
   capital..............    5,390,465       94,123    32,179,583 (I)     37,664,171
  Notes receivable from
   stockholders.........       (5,931)         --            --              (5,931)
  Deferred stock
   compensation.........   (2,437,103)         --            --          (2,437,103)
  Accumulated deficit...   (2,405,978)  (2,030,079)    1,225,079 (C)(H)  (3,210,978)
                          -----------  -----------   -----------        -----------
    Total stockholders'
     equity (deficit)...      547,055   (1,881,168)   33,353,335         32,019,222
                          -----------  -----------   -----------        -----------
      Total liabilities
       and stockholders'
       equity
       (deficit)........  $ 1,579,662  $   755,996   $37,201,702        $39,537,360
                          ===========  ===========   ===========        ===========

    The accompanying notes are an integral part of these unaudited combined financial statements.

                               HEALTHCENTRAL.COM

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                    Year Ended December 31, 1998
                          ------------------------------------------------------
                              As
                           Reported   Acquisition  Adjustments       Pro Forma
                          ----------  -----------  ------------     ------------
Revenue:
  Content subscription
   and license..........  $      --   $  552,630   $        --      $    552,630
  Advertising...........      15,259      11,988            --            27,247
                          ----------  ----------   ------------     ------------
                              15,259     564,618            --           579,877
                          ----------  ----------   ------------     ------------
Operating expenses:
  Production, content
   and product
   development..........     136,788     659,663            --           796,451
  Sales and marketing...     141,516      87,031            --           228,547
  General and
   administrative.......      78,549     379,003            --           457,552
  Stock compensation....     104,641         --             --           104,641
  Amortization of other
   intangibles..........         --          --         276,500 (D)      276,500
  Amortization of
   goodwill.............         --          --       8,005,872 (E)    8,005,872
                          ----------  ----------   ------------     ------------
    Total operating
     expenses...........     461,494   1,125,697      8,282,372        9,869,563
                          ----------  ----------   ------------     ------------
Loss from operations....    (446,235)   (561,079)    (8,282,372)      (9,289,686)
Interest expense, net...         --      (18,005)           --           (18,005)
                          ----------  ----------   ------------     ------------
Net loss................  $ (446,235) $ (579,084)  $ (8,282,372)    $ (9,307,691)
                          ==========  ==========   ============     ============
Basic and diluted net
 loss per share.........  $    (0.09)                               $      (1.09)
                          ==========                                ============
Shares used in computing
 basic and diluted net
 loss per share.........   5,221,800                                   8,521,345
                          ==========                                ============
Pro forma basic and
 diluted
 net loss per share.....  $    (0.09)                               $      (1.09)
                          ==========                                ============
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................   5,246,655                                   8,546,196
                          ==========                                ============


    The accompanying notes are an integral part of these unaudited combined financial statements.

                               HEALTHCENTRAL.COM

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                   Six Months Ended June 30, 1999
                          -------------------------------------------------------
                          As Reported  Acquisitions  Adjustments       Pro Forma
                          -----------  ------------  ------------     -----------
Revenue:
  Content subscription
   and license..........  $       --   $   257,975   $        --      $   257,975
  Advertising...........      126,546      108,933            --          235,479
                          -----------  -----------   ------------     -----------
                              126,546      366,908            --          493,454
                          -----------  -----------   ------------     -----------
Operating expenses:
  Production, content
   and product
   development..........      496,197      749,803            --        1,246,000
  Sales and marketing...      435,458      288,598            --          724,056
  General and
   administrative.......      257,988      425,341            --          683,329
  Stock compensation....      902,931          --             --          902,931
  Amortization of other
   intangibles..........          --           --         656,861 (D)     656,861
  Amortization of
   goodwill.............          --           --       5,512,311 (E)   5,512,311
                          -----------  -----------   ------------     -----------
    Total operating
     expenses...........    2,092,574    1,463,742      6,169,172       9,725,488
                          -----------  -----------   ------------     -----------
Loss from operations....   (1,966,028)  (1,096,834)    (6,169,172)     (9,232,034)
Interest income
 (expense), net.........        7,519      (52,191)           --          (44,672)
                          -----------  -----------   ------------     -----------
Net loss................  $(1,958,509) $(1,149,025)  $ (6,169,172)    $(9,276,706)
                          ===========  ===========   ============     ===========
Basic and diluted net
 loss per share.........  $     (0.37)                                $     (0.90)
                          ===========                                 ===========
Shares used in computing
 basic and diluted net
 loss per share.........    5,238,187                                  10,314,651
                          ===========                                 ===========
Pro forma basic and
 diluted net loss per
 share..................  $     (0.31)                                $     (0.81)
                          ===========                                 ===========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................    6,372,187                                  11,448,651
                          ===========                                 ===========


    The accompanying notes are an integral part of these unaudited combined financial statements.

                               HEALTHCENTRAL.COM

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

 Windom Health

   On May 6, 1999, the Company entered into a definitive merger agreement with Windom Health Enterprises, Inc. ("Windom Health") and completed the merger on August 12, 1999. Windom Health offers institutions, including healthcare organizations, employers and pharmaceutical companies the ability to license specialized tools and services to provide their members with personalized on-line health information and health risk assessments.

   This transaction was recorded using the purchase method of accounting. The allocation of the aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The preliminary allocation is summarized below:

                                                                    Amortization
                                                                        Life
                                                                    ------------
  Goodwill............................................. $12,095,000   3 years
  Identifiable assets..................................     586,000        --
  Core technology......................................     375,000   3 years
  Acquired workforce...................................     180,000   2 years
  In-process research and development..................     555,000        --
                                                        -----------
  Total purchase price................................. $13,791,000
                                                        ===========

   The total purchase price of $13.8 million consisted of cash of $51,000, a note payable of $458,000, 2,357,341 shares of the Company's common stock valued at $9,311,514, assumed liabilities of $3,905,000 and estimated transaction costs of $65,000. The deemed value of the Company's common stock on the date the definitive merger agreement was signed was $3.95 per share.

   The valuation of the purchased in-process research development of $555,000 was based on the result of an independent appraisal using the income approach. The income approach estimates the value of the asset based on its expected economic benefit. The valuation analysis considered the contribution of the core technology as well as the percent complete of the in-process research and development. The expected cash flows associated with the in-process research and development were discounted to the present value using a rate of return that is commensurate with the risk of the asset. The purchased in-process technology was not considered to have reached technological feasibility and had no alternatives future use.

   Goodwill and other intangibles are being amortized on a straightline basis over the estimated period of benefit of two to three years.

 ePills.com

   In September 1999, the Company entered into an acquisition agreement with ePills. ePills is engaged in the development of an online drug store to provide retail sales of prescription pharmaceuticals, over-the-counter products and health and beauty aids on the Internet.

                               HEALTHCENTRAL.COM

                                  (unaudited)

   This transaction was recorded using the purchase method of accounting. The allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition were based on estimated fair values as determined by management. The preliminary allocation is summarized below:

                                                                    Amortization
                                                                        Life
                                                                    ------------
   Goodwill............................................ $11,530,000   3 years
   Identifiable assets.................................      76,000       --
   Contracts...........................................   1,189,000   2 years
   Core technology.....................................   1,242,000   3 years
   Tradename...........................................     443,000   3 years
   Acquired workforce..................................     177,000   2 years
   In-process research and development.................     250,000       --
                                                        -----------
   Total purchase price................................ $14,907,000
                                                        ===========

   The total purchase price of $14.9 million consisted of 1,776,923 shares of the Company's common stock valued at $14,393,076, assumption of 11,844 shares of employee stock options valued at $6.93 per share, assumed liabilities of $332,000 and estimated transaction costs of $100,000. The deemed value of the Company's common stock on the date the acquisition agreement was signed was $8.10 per share.

   The valuation of the purchased in-process research development of $250,000 was based on the result of an independent appraisal using the income approach. The income approach estimates the value of the asset based on its expected economic benefit. The valuation analysis considered the contribution of the core technology as well as the percentage completion of the in-process research and development. The expected cash flows associated with the in-process research and development were discounted to the present value using a rate of return that is commensurate with the risk of the asset. The purchased in-process technology was not considered to have reached technological feasibility and had no alternatives future use.

   Goodwill and other intangibles are being amortized on a straightline basis over the estimated period of benefit of two to three years.

 RxList.com

   In October 1999, the Company entered into an acquisition agreement with RxList.com. RxList.com maintains a website that allows visitors to search for information regarding prescription and other medications.

   This transaction was recorded using the purchase method of accounting. The allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with this acquisition was based on estimated fair values as determined by management. The preliminary allocation is summarized below:

                                                                    Amortization
                                                                        Life
                                                                    ------------
   Goodwill............................................ $11,260,000   3 years
   Identifiable assets.................................     123,000       --
   Pharmaceutical database.............................     123,000   2 years
                                                        -----------
   Total purchase price................................ $11,506,000
                                                        ===========

                               HEALTHCENTRAL.COM

                                  (unaudited)

   The total purchase price of $11.5 million consisted of 942,200 shares of the Company's common stock valued at $8,479,800, an aggregate of $2.6 million in notes payable issued to RxList.com shareholders discounted at a deemed interest rate of 10% over 6 months, the assumption of $400,000 in liabilities and estimated transaction costs of $95,000. The deemed value of the Company's common stock on the date the acquisition agreement was signed was $9.00.

   Goodwill and other intangibles are being amortized on a straightline basis over the estimated period of benefit of two to three years.

   The unaudited pro forma condensed statements of operations exclude the effect of the charges for in-process research and development. These amounts are reflected as charges to the accumulated deficit in the unaudited pro forma balance sheet.

   There were no material differences in the accounting policies of the Company, Windom Health, ePills.com or RxList.com for the periods presented.

NOTE 2--UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE:

   The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 are based upon the historical weighted average common shares outstanding. Common stock issuable upon the exercise of the stock options and warrants has been excluded from the computation of net loss per share as their effect would be anti-dilutive. In addition to the shares used in computing the net loss per share above, pro forma net loss per share is calculated as if the outstanding shares of convertible preferred stock were converted to common stock at the time of issuance.

   The 5,076,464 shares of common stock issued in connection with the acquisitions have been included in the calculation of pro forma basic and diluted net loss per share as follows:

                                                    Year Ended    Six Months
                                                   December 31,  Ended June 30,
                                                       1998          1999
                                                   ------------ ---------------
   Shares used in computing basic and diluted net
    loss per share...............................   5,221,800      5,238,187
   Adjustment to reflect assumed conversion of
    preferred stock..............................      24,855      1,134,000
   Adjustment to reflect common stock issued in
    acquisitions.................................   3,299,541      5,076,464
                                                    ---------     ----------
   Shares used in computing pro forma basic and
    diluted net loss per share...................   8,546,196     11,448,651
                                                    =========     ==========

NOTE 3--PRO FORMA ADJUSTMENTS:

   The following pro forma adjustments are based upon management's preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

    (A) Represents $3,729,000 of other intangible assets, summarized as follows:

       Core technology....................................... $1,617,000
       Contracts.............................................  1,189,000
       Trade name............................................    443,000
       Other.................................................    480,000
                                                              ----------
                                                              $3,729,000
                                                              ==========

                               HEALTHCENTRAL.COM

                                  (unaudited)

    (B) Represents $34,885,000 of goodwill.

    (C) Represents $805,000 of acquired in-process research and development. Management concluded that technological feasibility of the acquired in-process technologies was not established and that the in-process technology had no alternative future use. Such amounts are reflected as a charge to accumulated deficit in the unaudited pro forma balance sheet at June 30, 1999.

    (D) Represents amortization of other intangible assets over two to three years.

    (E) Represents amortization of goodwill over three years.

    (F) Represents elimination of balances between HealthCentral.com and Windom Health.

    (G) Represents accrued transaction costs associated with the acquisitions.

    (H) Represents the elimination of equity accounts of the acquired companies.

    (I) Represents the common stock issued in connection with the acquisitions.

    (J) Represents the cash paid and notes payable issued in connection with the Windom Health and RxList.com acquisitions.

    (K) Represents the rollforward of actual net liabilities of Windom Health, ePills.com and RxList.com from the pro forma financial statement date of June 30, 1999 to the respective acquisition dates on which the purchase price was established and allocated.

Inside Back Cover

HealthCentral.com logo and URL

HealthCentral.com Strategic Partners include:

Yahoo!
AltaVista
Snap!
Excite
[Looksmart]
Ask Jeeves!
Broadcast.com
NetPulse

                                        Shares

                            [HEALTHCENTRAL.COM LOGO]

                                  Common Stock

                                  -----------

                                   PROSPECTUS
                                       , 1999

                                  -----------

Lehman Brothers                                                Hambrecht & Quist

                         Pacific Growth Equities, Inc.

                            Wit Capital Corporation

   The purpose of this Amendment No. 1 is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by HealthCentral.com in connection with the sale of the common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
   Securities and Exchange Commission registration fee .............. 23,977.50
   NASD filing fee...................................................     *
   Nasdaq National Market listing fee................................     *
   Printing and engraving expenses...................................     *
   Legal fees and expenses...........................................     *
   Accounting fees and expenses......................................     *
   Blue Sky qualification fees and expenses..........................     *
   Transfer Agent and Registrar fees.................................     *
   Miscellaneous fees and expenses...................................     *
       Total.........................................................     *

--------
   * To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article XII of our certificate of incorporation (Exhibit 3.3 hereto) and Article VI of our Bylaws (Exhibit 3.5 hereto) provide for indemnification of HealthCentral.com's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, HealthCentral.com has entered into Indemnification Agreements (Exhibit 10.24 hereto) with certain officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among HealthCentral.com and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

     (a) Since September 1, 1996, the Registrant has issued and sold the following unregistered securities:

  (1) In December 1998, the Registrant issued and sold shares of Series A Preferred Stock convertible into an aggregate of 1,134,000 shares of common stock, and warrants to purchase 544,320 shares of Series A Preferred Stock at a purchase price of $1.79 to investors.

  (2) In May 1999, the Registrant issued a warrant to purchase 13,720 shares of Series A Preferred Stock at a purchase price of $1.79 per share to individuals affiliated with a lender in connection with a financing transaction.

  (3) In April 1999, the Registrant issued a warrant to purchase 80,784 shares of Common Stock at a purchase price of $5.81 per share to a strategic partner.

  (4) In July 1999, the Registrant issued promissory notes in the aggregate principal amount of $600,000 to investors and warrants to purchase an aggregate of 18,666 shares of common stock at a purchase price of $3.21 per share to investors.

  (5) In July 1999, we issued a promissory note in the principal amount of $100,000 to an individual. The principal amount of this note was converted into shares of Series B Preferred Stock and the interest was paid in full in September 1999.

  (6) In August 1999, the Registrant issued 2,357,341 shares of its common stock to individuals in connection with an acquisition of a company.

  (7) In August and September 1999, the Registrant issued and sold shares of Series B Preferred Stock convertible into an aggregate of 4,523,065 shares of common stock to investors for an aggregate purchase price of $20,999,998.50.

  (8) In August 1999, we issued promissory notes in the aggregate principal amount of $300,000 and warrants to purchase 9,332 shares of Series B Preferred Stock at a purchase price of $3.21 per share to a stockholder in connection with a bridge financing. The principal amount of this note was converted into shares of Series B Preferred Stock and the interest was paid in full in September 1999.

  (9) In August, 1999 the Registrant issued to Hambrecht & Quist LLC a warrant to purchase 77,539 shares of Series B Preferred Stock at a purchase price of $4.64 per share.

  (10) As of August 31, 1999, 376,758 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and 1,890,177 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1998 Stock Plan.

  (11) In August 1998, the Registrant effected a 1.844-for-1 split of its outstanding common stock in which every outstanding share of common stock was split into 1.844 shares of common stock.

  (12) Prior to the completion of this offering, the Registrant intends to effect a 1.4-for-1 split of its outstanding common stock in which every outstanding share of common stock will be split into 1.4 shares of common stock.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

   All of the foregoing information gives effect to the 1.4-for-1 split of the Registrant's common stock to be effected prior to completion of the offering. The issuances described in Items 15(a)(1) through 15(a)(9) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(10) were deemed exempt from the registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(11) and (12) were or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

  Number  Description
  ------  -----------
  1.1*    Form of Underwriting Agreement.
  3.1**   Second Amended and Restated Articles of Incorporation of the
          Registrant (current).
  3.2**   Amended and Restated Certificate of Incorporation of the Registrant
          (as proposed for reincorporation in Delaware).
  3.3**   Amended and Restated Certificate of Incorporation of the Registrant
          (as proposed for public company).
  3.4**   Bylaws of the Registrant, as amended (current).
  3.5**   Amended and Restated Bylaws of the Registrant (as proposed for public company).
  4.1*    Specimen Stock Certificate.
  5.1*    Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1**   First Amended and Restated Investors' Rights Agreement dated August
          27, 1999 between the Registrant and certain investors.
 10.2*    1999 Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.
 10.3**   Amended and Restated 1998 Stock Plan, and form of stock option agreement and restricted stock purchase agreement.
 10.4*    1999 Employee Stock Purchase Plan, and form of subscription agreement.
 10.5*    1999 Directors' Stock Option Plan, and form of stock option agreement.
 10.6**   Form of Common Stock Agreement between the Registrant and each of
          Dean S. Edell M.D. and James J. Hornthal.
 10.7**   Engagement Letter between the Registrant and Hambrecht & Quist dated
          March 22, 1999.
 10.8**   Consulting Agreement between the Registrant and Michael D. McDonald dated August 12, 1999.
 10.9**   Employment Agreements between the Registrant and each of Deryk Van
          Brunt and Marcos A. Athanasoulis.
 10.10**  Employment Agreement between the Registrant and Albert Greene dated
          August 16, 1999.
 10.11**  Offer Letter from the Registrant to C. Fred Toney dated June 16,
          1999.
 10.12**  Letter Agreement between the Registrant and Ann Marie Buddrus dated
          August 4, 1999.
 10.13**  Lock-Up Agreement between the Registrant and Dr. Dean S. Edell dated
          August 27, 1999.
 10.14**  Form of Change of Control Agreement between the Registrant and Albert
          L. Greene.
 10.15**  License and Confidential Information Agreement between the Registrant and Dr. Dean S. Edell dated May 14, 1999.
 10.16**  Office Lease between the Registrant and Christie Avenue Partners JS dated March 26, 1999.
 10.17**  Landlord's Consent and Agreement (Sublease) between the Registrant and Burnham Pacific Operating Partnership, L.P. dated July 22, 1999.
 10.18**  Joint Development Agreement/Base Agreement by and between the
          Registrant, Windom Health Enterprises and Global Health Initiatives
          dated August 12, 1999.
 10.19+** Co-Branded Site Agreement by and between the Registrant, Graedon
          Enterprises, Inc., and Joe Graedon and Teresa Graedon dated September
          9, 1999.
 10.20+** Agreement between the Registrant and AltaVista Company dated
          September 1999.
 10.21+** Agreement and Plan of Reorganization by and between the Registrant,
          HC2 Acquisition Corporation and ePills, Inc. dated September 28,
          1999.
 10.22+** Internet Fulfillment Services Agreement between ePills, Inc. and
          Bergen Brunswig Drug Company dated September 16, 1999.
 10.23+** Pharmacy Services Fulfillment Agreement between ePills, Inc. and
          Medi-Mail, Inc. dated August 1999.
 10.24**  Form of Indemnification Agreement.
 10.25    Agreement and Plan of Reorganization by and between Registrant and
          RxList.com dated October 25, 1999.
 21.1**   List of subsidiaries.
 23.1**   Form of Consent of Independent Accountants.
 23.1b    Consent of Independent Accountants.
 23.1c    Consent of Independent Accountants.
 23.2     Consent of Attorney (See Exhibit 5.1).
 24.1**   Power of Attorney.
 27.1**   Financial Data Schedule.

--------
*  To be filed by amendment.

** Previously filed.

+  Confidential treatment requested as to certain portions of this Exhibit.

 (b) Financial Statement Schedules

   All financial statement schedules have been omitted because they are not required, are not applicable or because the information required to be included in such schedules is included in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emeryville, State of California, on October 26, 1999.

                                          HEALTHCENTRAL.COM

                                                     /s/ C. Fred Toney
                                          By:__________________________________
                                                       C. Fred Toney
                                              Senior Vice President and Chief
                                                      Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   President, Chief Executive     October 26, 1999
____________________________________  Officer and Director
          Albert L. Greene            (Principal Executive
                                      Officer)

         /s/ C. Fred Toney           Chief Financial Officer        October 26, 1999
____________________________________  (Principal Financial and
           C. Fred Toney              Accounting Officer)


                 *                   Co-Chairman of the Board       October 26, 1999
____________________________________
         James J. Hornthal

                 *                   Co-Chairman of the Board       October 26, 1999
____________________________________
        Michael D. McDonald

                 *                   Director                       October 26, 1999
____________________________________
         Louis M. Andersen

                 *                   Director                       October 26, 1999
____________________________________
         Sheryle J. Bolton

                 *                   Director                       October 26, 1999
____________________________________
       Annette Campbell-White


             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Director                       October 26, 1999
____________________________________
           Dean S. Edell

                 *                   Director                       October 26, 1999
____________________________________
         Wesley D. Sterman

                 *                   Director                       October 26, 1999
____________________________________
           Robin Wolaner

*Power of Attorney

     /s/ C. Fred Toney
By: ___________________________
           C. Fred Toney

                                 EXHIBIT INDEX

  Number  Description
  ------  -----------
  1.1*    Form of Underwriting Agreement.
  3.1**   Second Amended and Restated Articles of Incorporation of the
          Registrant (current).
  3.2**   Amended and Restated Certificate of Incorporation of the Registrant
          (as proposed for reincorporation in Delaware).
  3.3**   Amended and Restated Certificate of Incorporation of the Registrant
          (as proposed for public company).
  3.4**   Bylaws of the Registrant, as amended (current).
  3.5**   Amended and Restated Bylaws of the Registrant (as proposed for public company).
  4.1*    Specimen Stock Certificate.
  5.1*    Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1**   First Amended and Restated Investors' Rights Agreement dated August
          27, 1999 between the Registrant and certain investors.
 10.2*    1999 Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.
 10.3**   Amended and Restated 1998 Stock Plan, and form of stock option agreement and restricted stock purchase agreement.
 10.4*    1999 Employee Stock Purchase Plan, and form of subscription agreement.
 10.5*    1999 Directors' Stock Option Plan, and form of stock option agreement.
 10.6**   Form of Common Stock Agreement between the Registrant and each of
          Dean S. Edell M.D. and James J. Hornthal.
 10.7**   Engagement Letter between the Registrant and Hambrecht & Quist dated
          March 22, 1999.
 10.8**   Consulting Agreement between the Registrant and Michael D. McDonald dated August 12, 1999.
 10.9**   Employment Agreements between the Registrant and each of Deryk Van
          Brunt and Marcos A. Athanasoulis.
 10.10**  Employment Agreement between the Registrant and Albert Greene dated
          August 16, 1999.
 10.11**  Offer Letter from the Registrant to C. Fred Toney dated June 16,
          1999.
 10.12**  Letter Agreement between the Registrant and Ann Marie Buddrus dated
          August 4, 1999.
 10.13**  Lock-Up Agreement between the Registrant and Dr. Dean S. Edell dated
          August 27, 1999.
 10.14**  Form of Change of Control Agreement between the Registrant Albert L.
          Greene.
 10.15**  License and Confidential Information Agreement between the Registrant and Dr. Dean S. Edell dated May 14, 1999.
 10.16**  Office Lease between the Registrant and Christie Avenue Partners JS dated March 26, 1999.
 10.17**  Landlord's Consent and Agreement (Sublease) between the Registrant and Burnham Pacific Operating Partnership, L.P. dated July 22, 1999.
 10.18**  Joint Development Agreement/Base Agreement by and between the
          Registrant, Windom Health Enterprises and Global Health Initiatives
          dated August 12, 1999.
 10.19+** Co-Branded Site Agreement by and between the Registrant, Graedon
          Enterprises, Inc., and Joe Graedon and Teresa Graedon dated September
          9, 1999.
 10.20+** Agreement between the Registrant and AltaVista Company dated
          September 1999.
 10.21+** Agreement and Plan of Reorganization by and between the Registrant,
          HC Acquisition Corporation and ePills, Inc. dated September 28, 1999.
 10.22+** Internet Fulfillment Services Agreement between ePills, Inc. and
          Bergen Brunswig Drug Company dated September 16, 1999.
 10.23+** Pharmacy Services Fulfillment Agreement between ePills, Inc. and
          Medi-Mail, Inc. dated August 1999.
 10.24**  Form of Indemnification Agreement.
 10.25    Agreement and Plan of Reorganization by and between Registrant and
          RxList.com dated October 25, 1999.
 21.1**   List of subsidiaries.
 23.1**   Form of Consent of Independent Accountants.
 23.1b    Consent of Independent Accountants.
 23.1c    Consent of Independent Accountants.
 23.2     Consent of Attorney (See Exhibit 5.1).
 24.1**   Power of Attorney
 27.1**   Financial Data Schedule.

--------
*To be filed by amendment.

** Previously filed.

+Confidential treatment requested as to certain portions of this Exhibit.